Exhibit 2.1

CERTAIN INFORMATION CONTAINED IN THIS SECURITIES SALE DEED HAS, PURSUANT TO ITEM 601(B)(2) OF REGULATION S-K, BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [***] BECAUSE SUCH INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXECUTION VERSION

Securities Sale Deed
Project Eagle
____
Each party listed in Column 1 of the table in Part A of Schedule 1 (Vendors)
Each party listed in Column 1 of the table in Part B of Schedule 1 (EST Holders)
Each party named as a ‘Key Person’ in Schedule 1 and Schedule 2 (Key Persons)
Horizon BidCo Pty Ltd (Purchaser)
Hims, Inc. (Guarantor)
Hims & Hers Health, Inc. (Purchaser Parent)
____

Securities Sale Deed
Project Eagle
Details     7
Date     7
Parties     7
Background      7
1. Defined terms & interpretation     9
1.1 Defined terms     9
1.2 Interpretation     37
1.3 Headings     39
1.4 Accounting and mathematical conventions     39
1.5 Deed     39
1.6 Conversion rate     39
1.7 EST and EST Holders     39
1.8 Accession by OV EST Holders     39
1.9 Target Shareholder approvals     39
2. Conditions     40
2.1 Conditions     40
2.2 Waiver of Conditions     41
2.3 Conduct of the parties     41
2.4 Obligation to notify     43
2.5 Failure of Condition     43
2.6 Effect of termination     44
3. Sale and purchase     44
3.1 Sale and purchase     44
3.2 Title and risk     44
3.3 Vendors' covenants     44
4. Purchase Price     44
4.1 Purchase Price for Sale Securities     44
4.2 Payment of Purchase Price     45
4.3 True-up following finalisation of the Adjustment Statement     47
4.4 Key Employee Vendors paid as an Other Vendor     48
4.5 Cleared funds or Purchaser Parent Shares     49
4.6 Vendor and EST Holder directions     52
4.7 Payment of UK Option Tax Liability     53
4.8 Certain US income tax matters     53
5. Obligations before Completion     54
5.1 Continuity of business     54
5.2 Prohibited actions     55
5.3 Other prohibited actions     55
5.4 Exceptions     57
5.5 Notification of occurrence of prohibited actions     57
5.6 Access to Business and Records and updates on Business developments     58
5.7 CoC Material Contracts     58
5.8 D&O Run Off Policy     58
5.9 Amounts owed to a Target Group Member     59
5.10 Bank Guarantee     60
5.11 Vendors’ Completion Certificate     60
5.12 Section 280G of the Code     61
5.13 Purchaser's obligations prior to Completion     61
5.14 Alterations to the capital structure     61
5.15 Pre-Completion Revolving Facility     62
6. Completion     62
6.1 Time and place     62
6.2 Obligations of the Vendors     62
6.3 Obligations of the Purchaser     65

6.4 Simultaneous actions at Completion     66
6.5 Payments to CCO Holders     66
6.6 Vendor cooperation     66
6.7 Additional obligations of the Purchaser Parent     67
7. Adjustment Statement     68
7.1 Preparation of draft Adjustment Statement     68
7.2 Basis of preparation     69
7.3 Access to information     69
7.4 Review of draft Adjustment Statement     69
7.5 Dispute Resolution Procedure     69
7.6 Costs     71
8. Earnout Statements     71
8.1 Preparation of draft Earnout Statements     71
8.2 Basis of preparation of the Pre-Completion Baseline Accounts and
each Relevant Earnout Statement     72
8.3 Review of a draft Pre-Completion Baseline Accounts and Relevant
Earnout Statement     72
8.4 Access to information     73
8.5 Dispute resolution procedure     73
8.6 Costs     74
9. Warranties by the Warrantors     74
9.1 Warranties     74
9.2 When Warranties given     74
9.3 Application of the Warranties     75
9.4 Indemnity for breach of Warranty     75
9.5 Reliance     75
9.6 Qualifications     75
9.7 Acknowledgments     76
9.8 Maximum aggregate liability for Claims     76
9.9 Financial limits on Claims     76
9.10 Time limits on Claims     76
9.11 Notice of potential Claim     77
9.12 Costs indemnity     77
9.13 Independent limitations     77
10. W&I Insurance Policy     77
10.1 On the date of this deed     77
10.2 Sole recourse     78
10.3 Fraud     79
11. Tax Indemnity and Tax Returns     79
11.1 Tax Indemnity     79
11.2 Notice of Tax Claims     80
11.3 Pre-Completion Returns     80
11.4 Post-Completion Returns     81
11.5 Section 338(g) elections     81
11.6 Assistance relating to Tax Returns     81
11.7 Section 280G of the Code.     81
12. Specific Indemnities     82
12.1 Specific Indemnities     82
13. Purchaser Warranties     83
13.1 Representations     83
13.2 When Purchaser Warranties given     83
13.3 Application of the Purchaser Warranties     83
13.4 Specific limitations on Purchaser Warranties      83
13.5 Guarantee     84
14. Default and termination     84
14.1 Failure by a party to Complete      84
14.2 Specific performance or termination     85
14.3 Insolvency of the Purchaser, Guarantor or Purchaser Parent 85
14.4 Effect of termination     85

14.5 Termination of Target Shareholders' Agreement     85
15. Period following Completion     86
15.1 Notifications to Governmental Authorities     86
15.2 Vendor Side Party access to Records     86
15.3 Release     86
16. Confidentiality and publicity     87
16.1 Confidentiality     87
16.2 Business Confidential Information     87
16.3 Announcements     88
16.4 Excluded Information     88
16.5 Confidentiality Agreement     88
17. GST     89
17.1 Interpretation     89
17.2 GST gross up     89
17.3 Reimbursements     89
17.4 Tax invoice     89
17.5 Adjustment event     89
18. Notices and other communications     89
18.1 Service of notices     89
18.2 Effective on receipt     90
19. Trustees     90
19.1 Application     90
19.2 Limited capacity     90
19.3 Limited rights to sue     90
19.4 Exceptions     91
19.5 Limitation on authority     91
20. Appointed Representative     91
20.1 Initial Appointed Representatives and Replacement     91
20.2 Authority     92
20.3 Multiple persons as Appointed Representative     92
20.4 Details of Appointed Representative     92
20.5 Validity of other powers and authority     93
21. Miscellaneous     93
21.1 Alterations     93
21.2 Approvals and consents     93
21.3 Assignment     93
21.4 Costs     94
21.5 Duty     94
21.6 Survival     94
21.7 Cumulative rights     94
21.8 Counterparts     94
21.9 Counterparts and electronic execution     94
21.10 No merger     94
21.11 Entire agreement     94
21.12 Further action     95
21.13 Severability     95
21.14 Waiver     95
21.15 Relationship     95
21.16 Indemnities and reimbursement obligations     95
21.17 Best endeavours or reasonable endeavours     95
21.18 Benefit     96
21.19 Payments affecting the Purchase Price     96
21.20 Vendor's CGT withholding declaration     96
21.21 Payment with withholding or deduction     97
21.22 Tax effect     97
21.23 Service of process     97
21.24 Governing law and jurisdiction     98

Schedule 1 – Parties (clause 1.1)     99

Schedule 2 – KEV CCO Holders     111
Schedule 3 – Details of the Target Group (clause 1.1)     112
Schedule 4     116
Schedule 5 – Warranties     117
Schedule 6 – Purchaser, Guarantor and Listed Entity Warranties     152
Schedule 7 – Adjustment Statement     155
Schedule 8 – Vendors' Completion Certificate (clause 5.10)      164
Schedule 9 – Earnout provisions     166
Schedule 10 – Intellectual Property Rights (Warranty 13)      170
Schedule 11 – Leased Properties and Lease Agreements (clause 1.1)      204
Schedule 12     205
Schedule 13 – Treatment of Options     206
Schedule 14 – Foreign public search records      210
Schedule 15 – Permitted Security Interests      214

Signing page     218

Exhibit A – Contracts (clause 1.1)     289
Exhibit B – Accession Deed (clause 1.7)     292
Exhibit C – Target Shareholders' Agreement (clause 1.1)      294
Exhibit D – 1V Warrant Novation Deed     295
Exhibit E – Investor Suitability Documentation     296
Exhibit F – Deed     297

1. Defined terms & interpretation
2. Operation of this deed
3. Material Adverse Change
4. Execution of Executive Services Agreements by Key Executives
5. Obligations before Completion
6. Completion
7. Additional obligations of Purchaser Parent
8. Warranties by the Warrantors
9. W&I Insurance Policy
10. Tax Indemnity and Tax Returns
11. Specific Indemnities
12. Restraint
13. RSUs
14. Guarantee
15. Blackbird
16. OneVentures
17. Miscellaneous

Details Date	19 February 2026
Parties

Name	Each party listed in Column 1 of the table in Part A of Schedule 1 of the address set out adjacent to that party's name in Column 2 of the table in Part A of Schedule 1
Short form name	Vendors
Name	Each party listed in Column 1 of the table in Part B of Schedule 1 of the address set out adjacent to that party's name in Column 2 of the table in Part B of Schedule 1
Short form name	EST Holders
Name	Each party named as a ‘Key Person’ in Schedule 1 and Schedule 2 of the address set out adjacent to that party's name
Short form name	Key Persons
Name	Horizon BidCo Pty Ltd ACN 694 778 375
Short form name	Purchaser
Notice details	C/- MinterEllison, Governor Macquarie Tower, 1 Farrer Place, Sydney NSW 2000, Australia Attention: Legal Email: [***]
Name	Hims, Inc.
Short form name	Guarantor
Notice details	2269 Chestnut Street, #523, San Francisco, California 94123, United States of America Attention: Legal Email: [***]
Name	Hims & Hers Health, Inc.
Short form name	Purchaser Parent
Notice details	2269 Chestnut Street, #523, San Francisco, California 94123, United States of America Attention: Legal Email: [***]

Background
AThe Sale Securities are owned by the Vendors. The Sale Shares held by the EST are held beneficially for the EST Holders.
BThe Vendors and the EST Holders have agreed to sell, and the Purchaser has agreed to purchase, the Sale Shares on the terms and conditions set out in this deed.
C1V has agreed to sell, and the Purchaser has agreed to purchase, the Warrants on the terms and conditions set out in this deed.
D    The Guarantor has agreed to guarantee the Purchaser’s obligations on the terms and conditions set out in this deed.

Agreed terms
1.Defined terms & interpretation
1.1Defined terms
In this deed:
10-K means an Annual Report on Form 10-K of the Purchaser Parent.
1936 Tax Act means the Income Tax Assessment Act 1936 (Cth).
1953 Tax Act means the Taxation Administration Act 1953 (Cth).
1997 Tax Act means the Income Tax Assessment Act 1997 (Cth).
1V means 1V Venture Fund IV, LP (ILP1800054).
1V Warrant Deed means the warrant deed entered into between the Target and 1V on 2 March 2021 contained within Data Room Document 2.4.5 (as varied from time to time).
1V Warrant Novation Deed means the novation deed in respect of the 1V Warrant Deed to be entered into by the Purchaser, 1V and the Target, the form of which is annexed to this deed as Exhibit D.
1V Warrants means the warrants issued by the Target to 1V on the terms of the 1V Warrant Deed set out next to 1V’s name in Column 3 of the table in Schedule 1.
280G Waiver has the meaning given to that expression in clause 11.7(a).
Accounting Principles means the principles and policies set out in Part A of Schedule 7.
Accounting Standards means:
(a)the requirements of the Corporations Act about the preparation and contents of financial reports; and
(b)the accounting standards approved under the Corporations Act, being the Australian Accounting Standards and any authoritative interpretations issued by the Australian Accounting Standards Board.
Accounts means the audited consolidated financial statements of the Target Group as at the Accounts Date including:
(a)the consolidated statement of financial position of the Target Group as at the Accounts Date;
(b)the consolidated statement of profit and loss of the Target Group for the financial year ending on the Accounts Date; and
(c)the consolidated statement of cash flows for the financial year ending on the Accounts Date, together with the notes to, and the reports of the directors in respect of, those financial statements (as contained within Data Room Document 3.1.7).
Accounts Date means 30 June 2025.
Actual Adjustment Amount means:
(a)Actual Working Capital; plus
(b)Actual Net Debt; less
(c)Estimated Working Capital; less
(d)Estimated Net Debt,
which may, for the avoidance of doubt, produce an amount that is a negative amount.

Actual Adjustment Payment Date means the date that is 20 Business Days after the date on which the Adjustment Statement and each of the Actual Net Debt, the Actual Working Capital and the Actual Adjustment Amount become final and binding on the Vendors and the Purchaser pursuant to this deed.
Actual Net Debt means the Net Debt as set out in the Adjustment Statement that is final and binding on the Vendors and the Purchaser pursuant to this deed.
Actual Working Capital means the Working Capital as set out in the Adjustment Statement that is final and binding on the Vendors and the Purchaser pursuant to this deed.
Adjustment Statement means the statement, in the form set out in Part B of Schedule 7 and prepared in accordance with the Accounting Principles, that is final and binding on the Vendors and the Purchaser pursuant to this deed.
Aggregate Earnout Amount means in relation to:
(a)a Key Employee Vendor, an amount equal to 60% of that Key Employee Vendor's Respective Proportion of the Completion Amount;
(b)a KEV EST Holder, an amount equal to 60% of the KEV EST Holder’s Respective Proportion of the Completion Amount;
(c)an OV EST Holder, an amount equal to 10% of the OV EST Holder’s Respective Proportion of the Completion Amount;
(d)an Other Vendor, an amount equal to 10% of that Other Vendor's Respective Proportion of the Completion Amount
(e)each KEV CCO Holder, an amount equal to 60% of that KEV CCO Holder’s Respective Proportion of the Completion Amount; and
(f)each OV CCO Holder, an amount equal to 10% of that OV CCO Holder’s Respective Proportion of the Completion Amount.
Aggregate CCO Exercise Price means the aggregate exercise price for all CCO Options.
Aggregate Upfront Payment Amount means the aggregate of all Upfront Payments.
Agreed Form means, in respect of a document, at any time:
(a)prior to the execution of this deed, the form of that document agreed in writing by the Appointed Representative and the Purchaser prior to the execution of this deed; and
(b)after the execution of this deed and prior to Completion, if any amendments are requested or required to be made prior to Completion to the Agreed Form of the document as described in paragraph (a) of this definition (whether to complete any blanks, to correct any matters or otherwise), the form of that document agreed in writing by the Appointed Representative and the Purchaser prior to Completion (each acting reasonably).
Allowed Delay has the meaning given to that expression in clause 6.7(c).
Appointed Representative means any person or persons from time to time nominated and acting as 'Appointed Representative' in accordance with clause 20.1, being as at the execution of this deed the Initial Appointed Representatives.
ASIC means the Australian Securities and Investments Commission.
Assets means all of the assets owned or used by a Target Group Member and/or used by the Target Group in connection with the Business.
Assignee has the meaning given to that expression in clause 21.3(c).
Associate has the meaning given to that expression by sections 10 to 17 of the Corporations Act.
ATO means the Australian Taxation Office.
Authorisations means all licences, approvals, consents, permits, registrations, approvals, certificates and other authorisations and Authorisation means any one of them.
Bank Guarantees means the following bank guarantees or other letters of credit:

(a)the bank guarantee given by Fill Function Pty Ltd in favour of Westpac Banking Corporation contained within Data Room Document 4.3.1; and
(b)the bank guarantee given by EUC Services Pty Ltd in favour of Westpac Banking Corporation contained within Data Room Document 4.3.2.
Base Horizon International EBITDA means that EBITDA amount determined in the Pre-Completion Baseline Accounts.
Base Horizon International Revenue means that Revenue amount determined in the Pre-Completion Baseline Accounts.
Blackbird SAFE Holder means:
(a)Blackbird FOF22 Pty Limited ACN 657 567 256 as trustee for Blackbird Ventures 2022 Follow-on Fund Trust; and
(b)Blackbird Purple Pty Limited ACN 637 190 599 as trustee for Blackbird Purple Trust.
Business means the businesses carried on by the Target Group in any jurisdiction as at the date of this deed and as at Completion.
Business Confidential Information has the meaning given to that expression in Part A of Schedule 5.
Business Day means:
(a)for receiving a notice under clause 18, a day that is not a Saturday, Sunday, public holiday or bank holiday in the place where the notice is received; and
(b)for all other purposes, a day that is not a Saturday, Sunday, public holiday or bank holiday in Sydney, Australia or San Francisco, California, United States of America.
Business Hours means from 9.00am to 5.00pm on a Business Day.
Business Intellectual Property means the:
(a)Owned Intellectual Property; and
(b)Licensed Intellectual Property.
Business Warranties means the Warranties other than the Title and Capacity Warranties and includes the Tax Warranties.
Business Warranty Indemnity means the indemnity in clause 9.4(b).
Cash means [***].
Cash-Backing has the meaning given in clause 5.10(a).
Cause means [***].
CCO Holders means a person who holds CCO Options in the Target whose Options will be cancelled for cash consideration by the Target on or prior to Completion, pursuant to the terms of an Equity Plan, the terms on which those Options are held and this deed.
CCO Loan has the meaning given in clause 5.14(f).
CCO Options means Options which are, in accordance with clause 5.14(f), cancelled for cash consideration by the Target on or prior to Completion, pursuant to the terms of an Equity Plan, the terms on which those Options are held and this deed.
Claim includes a claim, allegation, suit, notice, demand, action, proceeding, litigation, investigation, judgment, damage, loss, cost, expense or liability however arising, whether prospective, present, unascertained, immediate, future or contingent, whether based in law (including in contract or tort), in equity or under statute or this deed and whether involving a Third Party, a party to this deed or an Associate of a party to this deed.
Claim Notice means a written notice from the Purchaser to the Appointed Representative under clause 9.11 or clause 11.2, as the context requires.
Claims Election Date has the meaning agreed between the parties in writing.

CoC Material Contracts means those contracts listed in Part A of Exhibit A.
Code means the U.S. Internal Revenue Code of 1986, as amended.
Completion means completion of the sale and purchase of the Sale Securities contemplated by this deed and Complete has a corresponding meaning.
Completion Amount means the amount equal to:
(a)the Enterprise Value; plus
(b)the Estimated Adjustment Amount; plus
(c)the Aggregate CCO Exercise Price.
Completion Date means the date on which Completion occurs.
Conditions means the conditions precedent set out in clause 2.1 and Condition means any one of them.
Confidential Information means:
(a)all information of, or used by, the Target Group, including in relation to the Business and the Target Group Member's transactions, operations and affairs (whether or not in tangible form);
(b)all other information treated by the Target Group as confidential including information provided to the Target Group by any third party under an obligation of confidentiality;
(c)all notes, data, reports and other records (whether or not in tangible form) based on, incorporating or derived from information referred to in paragraphs (a) or (b) of this definition; and
(d)all copies (whether or not in tangible form) of the information, notes, reports and records referred to in paragraphs (a), (b) or (c) of this definition, that is not Excluded Information.
Confidentiality Agreement means the confidentiality agreement, dated 23 October 2025 and amended on 29 December 2025, between the Purchaser and the Target.
Consequential Loss means [***].
Consolidated Group has the meaning given to that expression in section 703-5 of the Tax Act and includes a 'MEC Group' as defined in section 995-1 of the Tax Act.
Corporations Act means the Corporations Act 2001 (Cth).
Current Insurances has the meaning given to that expression in clause 5.1(d).
Court means the Supreme Court of New South Wales and the NSW Court of Appeal.
D&O Run Off Beneficiary has the meaning given to that expression in clause 5.8(a)(i).
D&O Run Off Policy means a policy of run off insurance cover in the name of the Target, for a period of at least 7 years commencing from Completion, in respect of directors’ and officers’ liability (including in connection with the Transaction).
D&O Run Off Policy Costs means all costs and expenses in connection with the D&O Run Off Policy, including the gross premium plus any premium taxes and fees and charges (including brokerage) in respect of the D&O Run Off Policy.
Data Room means the online data room, as at 5:00pm on 14 February 2026, titled 'Eucalyptus' hosted by Datasite and established by or on behalf of the Vendors in connection with the Transaction.
Debt means [***].
Deductible has the meaning given to that expression in clause 9.9(a)(ii).
Deferred Payment 1 means in respect of:
(a)an Other Vendor, an amount equal to 15% of that Other Vendor’s Non-Earnout Amount;

(b)each OV EST Holder, an amount equal to 15% of the OV EST Holder’s Non-Earnout Amount; and
(c)each OV CCO Holder, an amount equal to 15% of that OV CCO Holder’s Non-Earnout Amount, less any remaining Exercise Price amounts payable in respect of the Options held by an OV CCO Holder that are cancelled by the Target (calculated in accordance with Schedule 13).
Deferred Payment 2 means in respect of:
(a)an Other Vendor, an amount equal to 15% of that Other Vendor’s Non-Earnout Amount;
(b)each OV EST Holder, an amount equal to 15% of the OV EST Holder’s Non-Earnout Amount; and
(c)each OV CCO Holder, an amount equal to 15% of that OV CCO Holder’s Non-Earnout Amount, less any remaining Exercise Price amounts payable in respect of the Options held by an OV CCO Holder that are cancelled by the Target (calculated in accordance with Schedule 13).
Deferred Payment 3 means in respect of:
(a)an Other Vendor, an amount equal to 15% of that Other Vendor’s Non-Earnout Amount;
(b)each OV EST Holder, an amount equal to 15% of the OV EST Holder’s Non-Earnout Amount; and
(c)each OV CCO Holder, an amount equal to 15% of that OV CCO Holder’s Non-Earnout Amount, less any remaining Exercise Price amounts payable in respect of the Options held by an OV CCO Holder that are cancelled by the Target (calculated in accordance with Schedule 13).
Deferred Payment 4 means in respect of:
(a)an Other Vendor, an amount equal to 15% of that Other Vendor’s Non-Earnout Amount;
(b)each OV EST Holder, an amount equal to 15% of the OV EST Holder’s Non-Earnout Amount; and
(c)each OV CCO Holder, an amount equal to 15% of that OV CCO Holder’s Non-Earnout Amount, less any remaining Exercise Price amounts payable in respect of the Options held by an OV CCO Holder that are cancelled by the Target (calculated in accordance with Schedule 13).
Deferred Payment 5 means in respect of:
(a)an Other Vendor, an amount equal to 10% of that Other Vendor’s Non-Earnout Amount;
(b)each OV EST Holder, an amount equal to 10% of the OV EST Holder’s Non-Earnout Amount; and
(c)each OV CCO Holder, an amount equal to 10% of that OV CCO Holder’s Non-Earnout Amount, less any remaining Exercise Price amounts payable in respect of the Options held by an OV CCO Holder that are cancelled by the Target (calculated in accordance with Schedule 13).
Deferred Payment 6 means in respect of:
(a)an Other Vendor, an amount equal to 10% of that Other Vendor’s Non-Earnout Amount;
(b)each OV EST Holder, an amount equal to 10% of the OV EST Holder’s Non-Earnout Amount; and
(c)each OV CCO Holder, an amount equal to 10% of that OV CCO Holder’s Non-Earnout Amount, less any remaining Exercise Price amounts payable in respect of the Options held by an OV CCO Holder that are cancelled by the Target (calculated in accordance with Schedule 13).
Deferred Payments means the Deferred Payment 1, the Deferred Payment 2, the Deferred Payment 3, the Deferred Payment 4, the Deferred Payment 5 and the Deferred Payment 6.

Disclosure Letter means a letter, dated the date of this deed, from the Vendors, addressed to the Purchaser, disclosing any further relevant facts, matters and circumstances that are or may be inconsistent with the Warranties.
Dispute Notice has the meaning given to that expression in clause 7.5(a).
Dispute Settlement Period has the meaning given to that expression in clause 7.5(c).
Disputed Matters has the meaning given to that expression in clause 7.5(a)(i).
Domain Names means each of the domain names set out in Part B of Schedule 10.
Due Diligence Material means the information contained in the Disclosure Letter and:
(d)information and documents contained in the Data Room; and
(a)written responses provided to written questions submitted by or on behalf of the Purchaser as part of the question and answer process facilitated through the Data Room, provided that such responses are included in the Data Room, in each case, as at 5:00pm on Saturday, 14 February 2026 and a copy of which information, documents and responses is to be provided by the Appointed Representative to the Purchaser on the execution of this deed via a downloadable link or delivered on a USB key.
Duty means any stamp, transaction or registration duty, transfer taxes or similar charge which is imposed by any Governmental Authority and includes any associated interest, fine, penalty, charge or other amount which is imposed in respect of, or in connection with, any of the foregoing.
Earnout Dispute Notice has the meaning given to that expression in clause 8.5(a).
Earnout Dispute Response has the meaning given to that expression in clause 8.5(b).
Earnout Dispute Settlement Period has the meaning given to that expression in clause 8.5(c).
Earnout Disputed Matters has the meaning given to that expression in clause 8.5(a).
Earnout Group means:
(a)each Target Group Member (including all future Target Group Members through which the Target Group expands into new jurisdictions outside of the United States (unless agreed otherwise by the Purchaser and the Appointed Representative), other than any entity or assets acquired by the Purchaser Group from a third party);
(b)Hims and Hers UK, Ltd; and
(c)Hims & Hers Canada Inc.,
and Earnout Group Member means any one of them.
Earnout Objection Date has the meaning given to that expression in clause 8.3(a).
Earnout Payment 1 Amount means, in respect of a Vendor, an EST Holder or a CCO Holder, an amount set out in the First Earnout Statement that is final and binding (after following the disputes process provided for in this deed, if applicable) on the Vendors, the EST Holders, the CCO Holders and the Purchaser pursuant to this deed, which amount shall be calculated in accordance with the following formula and the Earnout Principles, provided that:
(a)the Earnout Payment 1 Cap is the Earnout Payment 1 Cap for that Vendor, EST Holder or CCO Holder (as applicable);
(b)notwithstanding the values of Revenue 1 and EBITDA Margin 1 below, in no circumstances will the Earnout Payment 1 Amount exceed such Earnout Payment 1 Cap; and
(c)in the case of a Key Employee Vendor, a KEV EST Holder or a KEV CCO Holder, the Earnout Payment 1 Amount may be reduced to nil in accordance with, or increased by reallocations to that Key Employee Vendor, KEV EST Holder or KEV CCO Holder (as applicable) under, clause 1.1 of Part A of Schedule 1:

(c)the Aggregate Earnout Amount is the Aggregate Earnout Amount for that Vendor, EST Holder or CCO Holder (as applicable);
(d)notwithstanding the values of Revenue 1 and EBITDA Amount 1 below, in no circumstances will the Earnout Payment 1 Amount exceed the Earnout Payment 1 Cap for that Vendor, EST Holder or CCO Holder (as applicable); and
(e)in the case of a Key Employee Vendor, a KEV EST Holder or a KEV CCO Holder, the Earnout Payment 1 Amount may be reduced to nil in accordance with, or increased by reallocations to that Key Employee Vendor, KEV EST Holder or KEV CCO Holder (as applicable) under, clause 1.1 of Part A of Schedule 1:
Earnout Payment 1 Cap means in relation to:
(a)a Key Employee Vendor, the amount equal to 42% of that Key Employee Vendor's Aggregate Earnout Amount;
(b)a KEV EST Holder, the amount equal to 42% of the KEV EST Holder’s Aggregate Earnout Amount;
(c)an OV EST Holder, the amount equal to 42% of the OV EST Holder’s Aggregate Earnout Amount;
(d)an Other Vendor, the amount equal to 42% of that Other Vendor's Aggregate Earnout Amount;
(e)a KEV CCO Holder, the amount equal to 42% of that KEV CCO Holder’s Aggregate Earnout Amount; and
(f)a OV CCO Holder, the amount equal to 42% of that OV CCO Holder’s Aggregate Earnout Amount.
Earnout Payment 1 Date means the date which is the later of:
(a)the date which is 30 Business Days after the date on which the Form 10-K for the financial year ended 31 December 2026 is publicly filed with the SEC; and
(b)the date which is 7 Business Days after the First Earnout Statement becomes final under clause 8, and in any event by no later than 29 June 2031.
Earnout Payment 2 Amount means, in respect of a Vendor, an EST Holder or a CCO Holder, an amount set out in the Second Earnout Statement that is final and binding (after following the disputes process provided for in this deed, if applicable) on the Vendors, the EST Holders, the CCO Holders and the Purchaser pursuant to this deed, which amount shall be calculated in accordance with the following formula and the Earnout Principles, provided that:
(a)the Aggregate Earnout Amount is the Aggregate Earnout Amount for that Vendor, EST Holder, or CCO Holder (as applicable);
(b)subject to paragraph (c) of this definition, notwithstanding the values of Revenue 2 and EBITDA Amount 2 below, in no circumstances will the Earnout Payment 2 Amount exceed the Earnout Payment 2 Cap, in each case, for that Vendor, EST Holder, or CCO Holder (as applicable);
(c)if the (1) Earnout Payment Amount 1 was lower than the Earnout Payment 1 Cap and (2) value of:
(i)Revenue 2 exceeds US$[***], Earnout Payment Amount 1 shall be recalculated on the basis that Revenue 1 was increased by the excess of Revenue 2 over US$[***]; and/or

(ii)EBITDA Amount 2 exceeds US$[***], Earnout Payment Amount 1 shall be recalculated on the basis that EBITDA Amount 1 was increased by the excess of EBITDA Amount 2 over US$[***], and the difference between (on the one hand) the Earnout Payment Amount 1 as so recalculated and (on the other hand) the Earnout Payment Amount 1 actually paid (if any) shall be added to Earnout Payment Amount 2; and
(d)in the case of a Key Employee Vendor, the KEV EST Holders and KEV CCO Holders, the Earnout Payment 2 Amount payable to the Key Employee Vendor, EST or KEV CCO Holder (as applicable) may be reduced to nil in accordance with, or increased by reallocations to that Key Employee Vendor, the EST or KEV CCO Holder under, clause 1.1 of Part A of Schedule 9:
Earnout Payment 2 Cap means in relation to:
(a)a Key Employee Vendor, the amount equal to 33% of that Key Employee Vendor's Aggregate Earnout Amount;
(b)a KEV EST Holder, an amount equal to 33% of the KEV EST Holder’s Aggregate Earnout Amount;
(c)a OV EST Holder, an amount equal to 33% of the OV EST Holder’s Aggregate Earnout Amount;
(d)an Other Vendor, the amount equal to 33% of that Other Vendor's Aggregate Earnout Amount;
(e)a KEV CCO Holder, the amount equal to 33% of that KEV CCO Holders’ Aggregate Earnout Amount; and
(f)a OV CCO Holder, the amount equal to 33% of that OV CCO Holders’ Aggregate Earnout Amount.
Earnout Payment 2 Date means the date which is the later of:
(a)the date which is 30 Business Days after the date on which the Form 10-K for the financial year ended 31 December 2027 is publicly filed with the SEC; and
(b)the date which is 7 Business Days after the Second Earnout Statement becomes final under clause 8, and in any event by no later than 29 June 2031.
Earnout Payment 3 Amount means, in respect of a Vendor, EST Holder or CCO Holder, an amount set out in the Third Earnout Statement that is final and binding (after following the disputes process provided for in this deed, if applicable) on the Vendors, the EST Holders, the CCO Holders and the Purchaser pursuant to this deed, which amount shall be calculated in accordance with the following formula and the Earnout Principles, provided that:
(a)the Aggregate Earnout Amount is the Aggregate Earnout Amount for that Vendor, EST Holder, or CCO Holder;
(b)subject to paragraphs (c) and (d) of this definition, notwithstanding the values of Revenue 3 and EBITDA Amount 3 below, in no circumstances will the Earnout Payment 3 Amount exceed the Earnout Payment 3 Cap, in each case, for that Vendor, EST Holder, or CCO Holder;
(c)if the (1) Earnout Payment Amount 1 plus any amount paid pursuant to paragraph (c) of the definition of Earnout Payment Amount 2 was lower than the Earnout Payment 1 Cap and (2) value of:

(i)Revenue 3 exceeds US$[***], Earnout Payment Amount 1 shall be recalculated on the basis that Revenue 1 was increased by the excess of Revenue 3 over US$[***]; and/or
(ii)EBITDA Amount 3 exceeds US$[***], Earnout Payment Amount 1 shall be recalculated on the basis that EBITDA Amount 1 was increased by the excess of EBITDA Amount 3 over US$[***], and the difference (if any) between:
(iii)(on the one hand) the Earnout Payment Amount 1 as so recalculated; and
(iv)(on the other hand) the Earnout Payment Amount 1 actually paid (if any) plus any amount paid pursuant to paragraph (c) of the definition of Earnout Payment Amount 2, shall be added to Earnout Payment Amount 3;
(d)if the (1) Earnout Payment Amount 2 (before taking into account any amount paid pursuant to paragraph (c) of the definition of Earnout Payment Amount 2) was lower than the Earnout Payment 2 Cap and (2) value of:
(i)Revenue 3 exceeds US$[***], Earnout Payment Amount 2 shall be recalculated on the basis that Revenue 2 was increased by the excess of Revenue 3 over US$[***] less, if paragraph (c) of this definition applies and Revenue 2 as recalculated pursuant to that paragraph would exceed US$[***], the amount required to be added to the Revenue 2 as originally calculated to equal US$[***]; and/or
(ii)EBITDA Amount 3 exceeds US$[***], Earnout Payment Amount 2 shall be recalculated on the basis that EBITDA Amount 2 was increased by the excess of EBITDA Amount 3 over US$[***] less, if paragraph (c) of this definition applies and the EBITDA Amount 2 as recalculated pursuant to that paragraph would exceed US$[***], the amount required to be added to the EBITDA Amount 2 as originally calculated to equal US$[***], and the difference (if any) between:
(iii)(on the one hand) the Earnout Payment Amount 2 (before taking into account any amount paid pursuant to paragraph (c) of the definition of Earnout Payment Amount 2) as so recalculated; and
(iv)(on the one hand) the Earnout Payment Amount 2 (before taking into account any amount paid pursuant to paragraph (c) of the definition of Earnout Payment Amount 2) actually paid (if any), shall be added to Earnout Payment Amount 3; and
(e)in the case of a Key Employee Vendor, KEV EST Holder or KEV CCO Holder, the Earnout Payment 3 Amount may be reduced to nil in accordance with, or increased by reallocations to that Key Employee Vendor, KEV EST Holder or KEV CCO Holder under, clause 1.1 of Part A of Schedule 9:
Earnout Payment 3 Cap means in relation to:
(a)a Key Employee Vendor, the amount equal to 25% of that Key Employee's Aggregate Earnout Amount;
(b)a KEV EST Holder, the amount equal to 25% of the KEV EST Holder's Aggregate Earnout Amount;
(c)an OV EST Holder, the amount equal to 25% of the OV EST Holder's Aggregate Earnout Amount;

(d)an Other Vendor, the amount equal to 25% of that Other Vendor's Aggregate Earnout Amount;
(e)a KEV CCO Holder, the amount equal to 25% of that KEV CCO Holders’ Aggregate Earnout Amount; and
(f)a OV CCO Holder, the amount equal to 25% of that OV CCO Holders’ Aggregate Earnout Amount.
Earnout Payment 3 Date means the date which is the later of:
(a)the date which is 30 Business Days after the date on which the Purchaser's Form 10-K for the financial year ended 31 December 2028 is publicly filed with the SEC; and
(b)the date which is 7 Business Days after the Third Earnout Statement becomes final under clause 8, and in any event by no later than 29 June 2031.
Earnout Payment Amounts or Earnout Payment means each of the Earnout Payment 1 Amount, the Earnout Payment 2 Amount and the Earnout Payment 3 Amount.
Earnout Payment Cap means each of the Earnout Payment 1 Cap, Earnout Payment 2 Cap, and Earnout Payment 3 Cap.
Earnout Payment Date means the Earnout Payment 1 Date, the Earnout Payment 2 Date or the Earnout Payment 3 Date.
Earnout Period means:
(a)in relation to the Earnout Payment 1 Amount, the First Earnout Period;
(b)in relation to the Earnout Payment 2 Amount, the Second Earnout Period; and
(c)in relation to the Earnout Payment 3 Amount, the Third Earnout Period.
Earnout Principles means the principles and policies set out in Part A of Schedule 9.
Earnout Remaining Disputed Matters has the meaning given to that expression in clause 8.5(d).
Earnout Statements means each of the First Earnout Statement, the Second Earnout Statement and the Third Earnout Statement, the form of which is set out in Part B of Schedule 9 and which is prepared in accordance with the Earnout Principles.
EBITDA means, in respect of a period, net income (loss) before stock-based compensation, depreciation and amortization, acquisition and transaction-related costs (which includes (i) consideration paid for employee and non-employee compensation with vesting requirements incurred directly as a result of acquisitions, inclusive of revaluation of earn-out consideration recorded in general and administrative expenses prior to 2024, and (ii) transaction professional services), change in fair value of liabilities, payroll tax expense related to stock-based compensation, impairment of long-lived assets, legal settlement expenses that are considered non-recurring, change in fair value of equity securities, income taxes, and interest income and expense, net.
EBITDA Amount means, in respect of an Earnout Period, the aggregated total EBITDA of the Earnout Group during that period, as calculated (and adjusted as required) in accordance with the Earnout Principles and set out in the Relevant Earn Out Statement.
EBITDA Amount 1 means [***].
EBITDA Amount 2 means [***].
EBITDA Amount 3 means [***].
Effective Time means immediately prior to Completion.
Election Notice means each election notice issued to Option holders in accordance with Step 4 of the steps advised in writing in the email from Gilbert + Tobin to MinterEllison dated 12 February 2026 at 1.17pm.

Employee means:
(a)an employee of a Target Group Member as at the date of this deed; and
(b)any person that becomes an employee of a Target Group Member between the period commencing on the execution of this deed and ending immediately prior to Completion, provided that such person does not become an employee of a Target Group Member as a result of any breach or non-observance by any Vendor of any of clause 5.1 or clause 5.2.
Employee Equity Settled Vendor has the meaning given in the definition of “Purchaser Parent Share Price”.
Employee Restricted Period has the meaning given in the definition of “Purchaser Parent Share Price”.
Enterprise Value means the amount of US$1,150,000,000.
Equity Election Notice has the meaning given to that expression in clause 4.5(c)(i)(B).
Equity Election Partial Cash Payment Obligation has the meaning given to that expression in clause 4.5(c)(i)(C).
Equity Election Value has the meaning given to that expression in clause 4.5(c)(i)(A).
Equity Plan means the employee share schemes of the Target titled:
(a)“Employee Option Plan” in respect of Australia, dated 28 October 2022, contained within Data Room Document 6.23.1.1.3.1;
(b)“EUC International Employee Option Plan” in respect of Germany, approved by the board of the Target on 27 April 2023 contained within Data Room Document 6.23.1.1.2.2;
(c)“EUC International Employee Option Plan” in respect of the United Kingdom, approved by the Board on 27 April 2022 contained within Data Room Document 6.23.1.1.1.2;
(d)“Employee option plan – Tax deferred” adopted by the board of the Target on 22 August 2023, and including as modified by any appendixes to such Plan in respect of offers made to persons in Australia contained within Data Room Document 6.23.1.2.5.2, Ireland contained within Data Room Document 6.23.1.2.1.2, Japan contained within Data Room Document 6.23.1.2.3.2 and Germany contained within Data Room Document 6.23.1.2.4.1; and
(e)“EUC International Employee Option Plan” in respect of the United Kingdom, approved by the board of the Target on 8 October 2025 contained within Data Room Document 6.23.1.2.2.1.
in each case, as amended or replaced from time to time before the date of this deed.
Equity Settled Vendor means each Vendor who is designated “Equity Settled Vendor” as listed in Column 7 of Part A of Schedule 1.
EST means Evolution Trustees Limited in its capacity as trustee of the EST Trust.
EST Trust means the Target’s employee share trust.
Estimated Adjustment Amount means:
(a)Estimated Working Capital; plus
(b)Estimated Net Debt; less
(c)Target Working Capital Amount
Estimated Cash has the meaning given to that expression in clause 5.11(a)(i)(B).
Estimated Debt has the meaning given to that expression in clause 5.11(a)(i)(C).
Estimated Net Debt means an amount (which may be a positive or negative number) equal to:
(a)the Estimated Cash; less

(b)the Estimated Debt,
in each case, as set out in the Vendors’ Completion Certificate delivered by the Vendors to the Purchaser in accordance with clause 5.11. For the avoidance of doubt, if Estimated Debt is greater than Estimated Cash, then Estimated Net Debt will be a negative number.
Estimated Working Capital has the meaning given to that expression in clause 5.11(a)(i)(A).
Evidence of Issuance has the meaning given to that expression in clause 4.5(c)(v).
Exchange Act means the Securities Exchange Act of 1934, as amended.
Excluded Cash means [***].
Excluded Claim means any Claim:
(a)under the Tax Indemnity;
(b)under a Specific Indemnity;
(c)relating to, or in connection with, any of clause 5, clause 7, clause 8, clause 15 or as otherwise agreed in writing between the parties;
(d)under the indemnity in clause 9.12 or any other indemnity Claims which the parties agree in writing should be Excluded Claims; or
(e)that is, or that is relating to or in connection with, a Fraud Claim.
Excluded Information means information which is in or becomes part of the public domain other than through breach of this deed or any obligation of confidence and on the basis that information is not taken to be in the public domain only because such information was known to any Vendor Party, the Target Group or any of their respective Representatives at any time prior to Completion.
Executive Services Agreement means, in respect of a Key Executive (other than [***]), the executive services agreement or offer letter, in the Agreed Form, entered into, or to be entered into (as the case may be) between the Key Executive and the EUC Services Pty Ltd or Fill Function UK Limited (as the case may be).
Exercise Price means the price specified in any offer giving rise to an Option that would be required to be paid by the holder of the Option upon exercise of the Option.
FATA means the Foreign Acquisitions and Takeovers Act 1975 (Cth).
Final Number of Purchaser Parent Shares has the meaning given to that expression in clause 4.5(c)(i)(C).
Final Objection Date has the meaning given to that expression in clause 7.4(a).
Final Purchaser Parent Share Price has the meaning given to that expression in clause 4.5(c)(i)(C).
Finance Party has the meaning given to that expression in clause 21.3(b).
Financial Databook means the unaudited databook setting out the Target Group’s consolidated monthly profit and loss and balance sheet, for the period from the Accounts Date to 30 November 2025, as contained within Data Room Document 20.1.1 and 20.2.
FIRB means the Foreign Investments Review Board.
First Earnout Period means the period commencing on 1 January 2026 and ending 31 December 2026.
First Earnout Statement means the Earnout Statement prepared in respect of the First Earnout Period and setting out the calculation of the Earnout Payment 1 Amount.
First Earnout Statement Preparation Date means [***].
Foreign Investment Condition means the Condition set out in clause 2.1(a).
Forward-looking Information means, in respect of a future matter or event (including without limitation a fiscal or economic matter or event), any:
(a)expression, representation or statement of intention, opinion, belief or expectation; or

(b)warranty, forecast, model, budget, business plan, projection or estimate, given verbally or in writing in each case, only to the extent relating to the future matter or event.
Fraud Claim means any actual or potential Claim arising out of or in connection with, or in respect of which the facts, matters or circumstances connected to the Claim involve or concern, either:
(a)the fraud or misconduct of a Target Group Member, any Vendor Party or any of their respective Representatives; or
(b)any Target Group Member, any Vendor Party or any of their respective Representatives deliberately or recklessly including in, or omitting to include in, the Due Diligence Material any information that would render:
(i)any information contained in the Due Diligence Material misleading, false or deceptive in a material respect; or
(ii)any Warranty misleading, false or deceptive in a material respect.
Fundamental Warranty means the Warranties that comprise Warranty 3, but not including Warranty 3.10.
Fundamental Warranty Subject Claim means a Claim:
(a)by the Purchaser arising as a result of a breach of a Fundamental Warranty or otherwise as a result of a Fundamental Warranty being untrue, incorrect, inaccurate or misleading; and/or
(b)under the Business Warranty Indemnity as a result of, or in connection with, a Fundamental Warranty being untrue, incorrect, inaccurate or misleading.
Governmental Authority means any governmental, semi–governmental, municipal or statutory authority, instrumentality, organisation, body or delegate (including any Tax Authority, town planning or development authority, public utility, environmental, building, health, safety or other body or authority) in any part of the world and includes any having jurisdiction, authority or power over, or in respect of, a Target Group Member, the Business or the Leased Property.
GST has the meaning given to that expression by the GST Act.
GST Act means A New Tax System (Goods and Services Tax) Act 1999 (Cth).
Guarantee means any guarantee, letter of credit or suretyship or any other obligation to pay, purchase or provide funds for the payment or discharge of, to indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of, obligations of, liability of or the insolvency of, any other person.
Guaranteed Obligations has the meaning given to that term in clause 13.5(a) of this deed.
Independent Accountant means a partner of an internationally recognised accounting firm, which firm is independent of the Vendors, the Purchaser and the Target and which partner has at least 10 years' post-qualification experience as an accountant and has the requisite knowledge and expertise in determining completion adjustment disputes, who is appointed pursuant to clause 7.5(f) or clause 7.5(g) (as the case may be) as the 'Independent Accountant'.
Initial Appointed Representative means each of Tim Doyle and Nick Crocker.
Insolvency Event means:
(a)in relation to an entity:
(i)the entity is unable to pay its debts as and when they fall due or has stopped or suspended, or threatened to stop or suspend, payment of all or a class of its debts;
(ii)the entity goes, or proposes to go, into liquidation;
(iii)the entity:
(A)receives a deregistration notice under section 601AB of the Corporations Act or any communication from ASIC that might reasonably be expected to lead to such a notice; or

(B)applies for deregistration under section 601AA of the Corporations Act;
(iv)an order is made or an effective resolution is passed for the winding up or dissolution without winding up (otherwise than for the purposes of reconstruction or amalgamation) of the entity;
(v)a receiver, receiver and manager, judicial manager, liquidator, administrator or like official is appointed, or threatened or expected to be appointed, over the whole or a substantial part of the undertaking or property of the entity;
(vi)the holder of a Security Interest takes possession of the whole or substantial part of the undertaking or property of the entity;
(vii)a writ of execution is issued against the entity or any of the entity’s assets;
(viii)the entity proposes or takes any steps to implement a scheme or arrangement or other compromise with its creditors or any class of them; or
(ix)the entity is declared or taken under applicable law to be insolvent, or the entity’s board of directors resolve that it is, or is likely to become insolvent; and
(b)in relation to a natural person, the person is made bankrupt, declared bankrupt or files a petition for relief under bankruptcy laws.
Insurances has the meaning given to that expression in Warranty 14.3.
Intellectual Property Rights means any and all intellectual property and proprietary rights (whether registered or unregistered) rights, similar rights and forms of protection with comparable effect, including all legal rights, title or interest, irrespective of the country in which such rights were granted and regardless of whether they are or could be recorded in a public register, including applications and renewals for rights including all:
(a)business names and any and all goodwill associated with and symbolized by the foregoing;
(b)trade or service marks, trade names, logos, and related registrations and applications as well as business designations and geographical indications of origin and any and all goodwill associated with and symbolized by the foregoing;
(c)any right to have information (including Confidential Information) kept confidential; and
(d)all patents, patent applications, utility models, drawings, discoveries, inventions, disclosures, (whether patented or not) improvements, trade secrets, technical data, formulae, computer programs, data and data bases, domain names, Know How, logos, designs, design rights, copyright and similar industrial or intellectual property rights (including other ancillary copyrights, as well as all published and unpublished works of authorship whether or not copyrightable, and all corresponding rights;
(e)rights in or relating to applications, registrations, renewals, extensions, combinations, revisions, divisions, continuations, continuations-in-part and reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above; and
(f)all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse or misappropriation.
Investor Suitability Documentation means the questionnaire in the form of Exhibit E to confirm that an Equity Settled Vendor satisfies the applicable exemption from registration of Purchaser Parent Shares.
Irrevocable Equity Election has the meaning given to that expression in clause 4.5(c)(i)(A).
Issuance Date has the meaning given to that expression in clause 4.5(c)(i)(C).
ISU means the Investment Security Unit, part of the UK Cabinet Office.
KEV CCO Holders means CCO Holders who are designated “Key Employee Vendors” as listed in Schedule 2.
KEV EST Holders means persons for whom the EST holds Sale Shares on trust that are designated “Key Employee Vendors” by the EST as listed in Part C of Schedule 1.

Key Executive means each of [***].
Key Contract means each contract listed in Part B of Exhibit A.
Key Employee Vendor means a Vendor that is designated in Column 6 of Part A of Schedule 1 as a 'Key Employee Vendor'.
Key Persons means, in respect of:
(a)a Key Employee Vendor, the person that is designated adjacent to the name of that Key Employee Vendor in Column 7 of Part A of Schedule 1;
(b)a KEV EST Holder, the person that is designated adjacent to the name of that KEV EST Holder in column 3 of Part B of Schedule 1; and
(c)a KEV CCO Holder, the person that is designated adjacent to the name of that KEV CCO Holder in column 3 of Schedule 2 and Key Person means any one of them.
Know How means the information or know how owned or used by the Business, its systems, technology and affairs (and whether written or unwritten) including:
(a)financial, technological, strategic or business information, concepts, plans, strategies or directions;
(b)research, development, operational, legal, marketing or accounting information;
(c)inventions, discoveries, improvements, processes, formulae, techniques, manuals, instructions, software, source and object codes for computer software, methods, specifications, works of authorship, data, databases, data collections, all other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing), and other such items for which Intellectual Property Rights may be secured, including any documents or other tangible media containing any of the foregoing and technical and historical information relating to them; and
(d)customer and supplier information.
Knowledge Person has the meaning given to that expression in clause 1.2(t).
Lease Agreements means each of the lease or licence agreements set out in Schedule 11 and Lease Agreement means any one of them.
Leased Properties means each of the leasehold premises or the licensed premises (as applicable) the subject of the Lease Agreements and Leased Property means any one of them.
Liability means any liability or obligation (whether actual, contingent or prospective), including for any Loss of whatever description irrespective of when the acts, events or things giving rise to the liability or obligation occurred.
Licensed Intellectual Property means the material Intellectual Property Rights that are licensed to any Target Group Member.
Loss includes any loss, damage, cost, Claim, Tax, liability or expense.
Material Adverse Change means:
(a)other than with the consent of the Purchaser, the employment of a Key Executive with a Target Group Member ceases or terminates (in any manner), a Key Executive gives or receives notice of cessation or termination of that Key Executive’s employment with a Target Group Member or a Key Executive ceases to be able to perform, or otherwise becomes incapable of being able to perform, that Key Executive's duties or obligations in respect of that Key Executive’s employment with a Target Group Member;
(b)a material adverse effect on the business, operations, assets, liabilities, financial or trading position or profitability of the Target Group;
(c)the occurrence prior to Completion of any Insolvency Event in respect of a Target Group Member and / or any Material Vendor,
in each case, other than if the occurrence of those facts, matters or circumstances:

(d)was fairly disclosed in the Due Diligence Material or in the searches referred to in clause 9.6;
(e)was within the actual knowledge of a Purchaser Group Member prior to the date of this deed;
(f)which arise as a consequence of the Therapeutic Goods Administration’s investigations of the Target Group identified in the Disclosure Letter;
(g)arising from any changes in general economic, business or industry conditions (including changes to interest rates, foreign exchange rates, changes affecting financial, credit, foreign exchange or capital market conditions, changes in the price of services, commodity prices, prices or energy or raw materials, imposition of tariffs or other barriers to trade or financial markets or political conditions) other than where such matters have a materially disproportionate effect on the Target Group as compared to other participants in the industry in which the Target Group operates;
(h)arising from any actual or proposed change in law (whether through a legislative change or court decision), regulation, generally accepted accounting standards or generally accepted accounting principles or the interpretation of any such standards or principles, or policy of a Governmental Authority, in each case, announced after the date of this deed and prior to Completion;
(i)arising from actions taken by the Target Group or any Vendor which is expressly required or permitted by this deed and by any other document to which the parties are a party, the announcement of the Transaction or which was otherwise agreed to, or requested by, the Purchaser in writing, including prior to the date of this deed;
(j)which relates to or arise from any acts of terrorism, outbreak or escalation of war (whether or not declared) or hostilities (including any escalation or worsening thereof), sabotage, civil unrest, an act of God, storm, flood, fire, earthquake or explosion, cyclone, tidal wave, landslide or any other natural disaster; or
(k)any failure by the Target Group Members to meet any projections, budgets or estimates of revenue or earnings in the ordinary course of business.
Material Contracts means:
(a)those contracts listed in Part C of Exhibit A; and
(b)any contract, commitment or arrangement (or series of contracts, commitments or arrangement) to which a Target Group Member is a party and which:
(i)is reasonably likely over its term to generate aggregate revenue or incur aggregate expenses for that Target Group Member in excess of AU$[***] (exclusive of GST); or
(ii)has an initial term of 12 months or greater (and contracts, commitments or arrangements with no time period are presumed to have a form in excess of that period), excluding all Lease Agreements and any contract of employment in respect of any Employee and Material Contract means any one of them.
Material Vendor means any Vendor that holds in excess of 2% of the Sale Shares (and any Vendor that is affiliate of such Vendor) as at the date of this deed, the Blackbird SAFE Holder and 1V.
Mighty Partners Loan Agreement means the 'Letter of Offer' between the Target (as 'borrower'), MP Loan SPV 1 Pty Ltd ACN 691 059 328 (as 'lender') and others dated 17 October 2025.
Necessary Approvals means, in respect of any contract, all approvals, amendments, consents, notifications or waivers required under, or in connection with, the terms of that contract in order to effect the Transaction without:
(a)breaching, or causing a breach of, the terms of the contract; or

(b)giving rise to, or permitting any party to the contract, any right under the relevant contract which will or may arise as a result of the consummation of the Transaction (or any part of the Transaction), including any right to terminate the contract, to limit or restrict any rights in respect of the contract and/or the right to require the payment, repayment or reimbursement of any applicable amounts under the contract.
Negative Response means either:
(a)the Secretary of State for the UK Cabinet Office:
(i)notifying the Purchaser or any person who has or is to have control of the Purchaser (within the meaning given to that term in Part XII of FSMA) (or any of their representatives or advisors) that it will not approve the Purchaser (or such person) acquiring, directly or indirectly, control over the Target; or
(ii)making a final order permitting the transaction contemplated by this deed subject to such remedies or requirements that are not acceptable to the Purchaser, acting reasonably; and
(b)the Treasurer of the Commonwealth of Australia (or his or her agent) provides notice to the Purchaser that it:
(i)objects; or
(ii)does not object but on conditions that are not acceptable to the Purchaser, acting reasonably, in each case, under the FATA, to the acquisition of the Sale Securities by the Purchaser in the manner contemplated by this deed.
Net Debt means:
(a)Cash; less
(b)Debt,
which may, for the avoidance of doubt, produce an amount that is a negative amount if Debt is greater than Cash.
Nominated Account means the Australian bank account notified in writing by the Appointed Representative to the Purchaser (with such notice to specify all relevant details in respect of the bank account) in accordance with clause 4.5(b).
Non-Earnout Amount means, in relation to:
(a)an Other Vendor, the amount equal to 90% of that Other Vendor's Respective Proportion of the Completion Amount;
(b)an OV EST Holder, an amount equal to 90% of that OV EST Holder’s Respective Proportion of the Completion Amount; and
(c)an OV CCO Holder, an amount equal to 90% of that OV CCO Holder’s Respective Proportion of the Completion Amount.
Non-Exchanging SAFE means the Simple Agreement for Future Equity entered into between the Target and Blackbird HP Pty Limited ACN 621 829 534 as trustee for Blackbird Hostplus Trust, dated 28 October 2025.
Notice has the meaning given to that expression in clause 18.1.
NSIA Condition means the Condition set out in clause 2.1(e).
NSIA21 means the UK National Security and Investment Act 2021.
Old Street Leases means:
(a)the lease between Moorhead Holdings Limited (as landlord) and Fill Function (as tenant) in respect of 4th Floor, City Cloisters East, 196 Old Street, London EC1V 9FR; and
(b)the lease between Moorhead Holdings Limited (as landlord) and Fill Function (as tenant) in respect of 5th Floor, City Cloisters East, 196 Old Street, London EC1V 9FR.

Option Cancellation Amount means the amount of cash consideration payable by the Target for the cancellation of the Options pursuant to clause 4.2 funded by the CCO Loan.
Options means an option to acquire a fully paid ordinary share in the capital of the Target issued pursuant to an Equity Plan.
Options Tax Ruling means the tax ruling referred to in Step 3 of the steps advised in writing in the email from Gilbert + Tobin to MinterEllison dated 12 February 2026 at 1.17pm.
Other Vendor means a Vendor other than a Key Employee Vendor or the EST.
OV CCO Holders means CCO Holders which are not KEV CCO Holders.
OV EST Holders means persons for whom the EST holds Sale Shares on trust that are designated “Other Vendors” by the EST as specified in Part C of Schedule 1.
Owned Intellectual Property means:
(a)all Intellectual Property Rights and Know How that are owned, or purported by the Vendor in the Due Diligence Materials to be owned, by any Target Group Member; and
(b)the Registered Intellectual Property.
Permitted Security Interest means:
(a)any Security Interest registered by the Purchaser;
(b)the Security Interest registered on the PPS Register as at the date of this deed as listed in Schedule 15;
(c)any lien or charge that arises by the operation of law in the ordinary course of business;
(d)right of set-off included in a contract entered in the ordinary course of business that does not secure financial indebtedness;
(e)provided that, in the case of Permitted Security Interests arising after the date of this deed (i) the obligation secured arose in accordance with clause 5 of this deed and (ii) would not, were it to be given by a member of the Purchaser Group breach any covenants under the Purchaser Parent Credit Agreement:
(i)any retention of title arrangement under which title is retained by a supplier over goods supplied to any Target Group Member until payment for such goods is made, provided that such arrangement has been entered into in the ordinary and usual course of business on arm’s length terms;
(ii)a security interest contemplated by section 12(3)(a) of the PPSA provided that such security interest has been entered into in the ordinary and usual course of business and is not a security interest within the meaning of section 12(1) of the PPSA;
(iii)a security interest contemplated by section 12(3)(b) of the PPSA provided that such commercial consignment has been entered into in the ordinary and usual course of business and is not a security interest within the meaning of section 12(1) of the PPSA; and
(iv)a security interest contemplated by section 12(3)(c) of the PPSA provided that such PPS lease (as defined in section 13 of the PPSA and as amended by the Personal Property Securities Amendment (PPS Leases) Act 2017 (Cth)) has been entered into in the ordinary and usual course of business and is not a security interest within the meaning of section 12(1) of the PPSA.
Post-Completion Returns means each Tax Return of a Target Group Member for any Tax period:
(a)ending on or prior to Completion (other than a Pre-Completion Return);
(b)commencing before and ending after Completion; or
(c)commencing after Completion,
and Post-Completion Return means any one of them.

PPS Register means the Personal Property Securities register established under the PPSA.
PPSA means the Personal Property Securities Act 2009 (Cth).
Pre-Completion Baseline Accounts means the statement of financial performance for Hims and Hers UK, Ltd and Hims & Hers Canada Inc. for the period from 1 January 2026 to the Completion Date, prepared in accordance with clause 8.
Pre-Completion Returns means each Tax Return of a Target Group Member for any Tax period ending on or prior to Completion and where the due date for lodgement of the Tax Return is a date that is on or prior to Completion and Pre-Completion Return means any one of them.
Pre-Completion Revolving Facility means the facility referred to in clause 5.15.
Principal Exchange means the principal securities exchange or securities market on which Purchaser Parent Shares are then traded (which is the New York Stock Exchange as at the date of this deed).
Pro Rate Base Horizon International EBITDA means the amount calculated as the Base Horizon International EBITDA, divided by 365, multiplied by the number of days between the Completion Date and 31 December 2026.
Pro Rate Base Horizon International Revenue means the amount calculated as the Base Horizon International Revenue, divided by 365, multiplied by the number of days between the Completion Date and 31 December 2026.
Purchase Price means the amount equal to:
(a)the Completion Amount (which, for the avoidance of doubt, is equal to the aggregate of all Upfront Payments, Deferred Payments and Earnout Payments); plus
(b)the Actual Adjustment Amount,
subject to any other adjustments to the Purchase Price made under, and in accordance with, this deed.
Purchaser Deal Team means [***].
Purchaser Disclosure Letter means a letter, dated the date of this deed, from the Purchaser, addressed to the Warrantors, disclosing any further relevant facts, matters and circumstances that are or may be inconsistent with the Purchaser Warranties.
Purchaser Group means, at any given time:
(a)the Purchaser; and
(b)each Related Body Corporate of the Purchaser from time to time (including, after Completion, the Target Group and may include, for the avoidance of doubt, any person or entity not in existence as at the date of this deed and/or at Completion), and Purchaser Group Member means any one of them.
Purchaser Group Information has the meaning given to that expression in clause 13.4(b).
Purchaser Parent Board means the board of directors of the Purchaser Parent as constituted from time to time.
Purchaser Parent Credit Agreement means the Revolving Credit and Guaranty Agreement, dated as of 18 February 2025, among the Purchaser Parent, JPMorgan Chase Bank, N.A. (as administrative agent and collateral agent), and JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc. and Goldman Sachs Bank USA (as joint lead arrangers and joint bookrunners) and various lenders.
Purchaser Parent Shares means shares of the Class A common stock, par value US$0.0001 per share, in the Purchaser Parent.
Purchaser Parent Share Issuance Conditions has the meaning given to that expression in clause 4.5(c).
Purchaser Parent Share Price means, in respect of a specified date, the average of the daily volume weighted average sales price of one (1) share of Purchaser Parent Shares on the

Principal Exchange, as such daily volume-weighted average sales price per share is reported as of 4:00pm, New York, New York, United States of America time on such date by Bloomberg, or if not available on Bloomberg, as reported by Morningstar, calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for each of the 10 consecutive Trading Days ending one Trading Day prior to the applicable date of issuance of such Purchaser Parent Shares (such period, the VWAP Measurement Period).
Purchaser Warranties means the warranties set out in Schedule 6 and Purchaser Warranty means any one of them.
Qualifying Claim has the meaning given to that expression in clause 9.9(a).
Records means all original and copy records, documents, books, files, reports, accounts, plans, correspondence, letters and papers of every description and other material regardless of their form or medium and whether coming into existence before, on or after the date of this deed, of the Target Group or the Vendors relating to the Business including certificates of registration, minute books, statutory books and registers, books of account, Tax Returns, title deeds and other documents of title, databases, supplier lists, customer lists, client lists, price lists, tender documents, computer programs and software and trading and financial records.
Registered Intellectual Property means all registered Intellectual Property Rights and all applications for registration of Intellectual Property Rights, including the patents, and patent applications, registered trade marks and trade mark applications, registered designs and design applications, registered copyrights and copyright applications (where applicable), registered business names and business name applications, and domain names and domain name applications set out in Schedule 10.
Related Body Corporate has the meaning given to that expression in the Corporations Act.
Relevant Earnout Statement has the meaning given to that expression in clause 8.1.
Relevant Party has the meaning given to that expression in clause 20.1(a).
Relevant Records has the meaning given to that expression in clause 15.2(a).
Relevant Third Party Claim has the meaning agreed between the parties in writing.
Relevant Trust means, in respect of each Vendor or EST Holder that has entered into this deed in its capacity as trustee of a trust, the trust set out following that party’s name in Column 1 of the tables in Schedule 1.
Relevant Warrantor has the meaning agreed between the parties in writing.
Representatives means, in respect of a person or entity, any director, officer, executive or employee of that person or entity and any contractor, agent, adviser or financier of that person or entity.
Resale Registration Statement has the meaning given to it in clause 4.5(c).
Respective Proportion means, in respect of:
(a)a Vendor, the proportion (expressed as a percentage) set out in Column 4 of the table in Part A of Schedule 1 adjacent to that Vendor's name in Column 1 of the table in Part A of Schedule 1 with the parties agreeing that the EST will have a 0% Respective Proportion;
(b)an EST Holder the proportion (expressed as a percentage) set out in Column 4 of the tables in Part B or Part C of Schedule 1 (as applicable) adjacent to that holder’s name in Column 1 of the table in Part B or Part C of Schedule 1 (as applicable);
(c)KEV CCO Holders, the proportion (expressed as a percentage) set out in Column 4 of the table in Schedule 2 adjacent to that holder’s name in Column 1 of the table in Schedule 2;
(d)all OV CCO Holders, 100% minus the aggregate Respective Proportions of all Vendors, EST Holders and KEV CCO Holders, and in respect of an individual OV CCO Holder, the proportion (expressed as a percentage) that the OV CCO Holder’s CCO Options bear to the total number of CCO Options held by all OV CCO Holders multiplied by 100% minus the aggregate Respective Proportions of all Vendors, EST Holders and KEV CCO Holders.

Response has the meaning given to that expression in clause 7.5(b).
Revenue means, in any relevant period, the aggregated total 'online revenue' (as defined in accordance with U.S. GAAP) of the Earnout Group during that period, as calculated (and adjusted as required) in accordance with the Earnout Principles and set out in the Relevant Earnout Statement).
Revenue 1 means [***].
Revenue 2 means [***].
Revenue 3 means [***]
RI President means the President from time to time of Resolution Institute ABN 69 008 651 232 or his or her nominee or delegate.
Rule 144 means Rule 144 promulgated under the Securities Act.
SAFE means the Simple Agreements for Future Equity entered into between the Target and:
(a)Blackbird FOF22 Pty Limited ACN 657 567 256 as trustee for Blackbird Ventures 2022 Follow-on Fund Trust, dated 30 September 2025; and
(b)Blackbird Purple Pty Limited ACN 637 190 599 as trustee for Blackbird Purple Trust, dated 18 November 2025.
Sale Securities means the Sale Shares and 1V Warrants.
Sale Shares means all of the shares in the capital of the Target, being the shares in the capital of the Target set out in Column 3 of the table in Schedule 1 and Sale Share means any one of them.
Scheduled Completion Date means:
(a)the first Business Day of the calendar month following the calendar month during which the last outstanding Condition (other than the Conditions in clause 2.1(b)) is satisfied or waived under clause 2.2 (as applicable), provided that if such day is less than five Business Days after the date on which such last outstanding Condition is satisfied or waived under clause 2.2 (as applicable), the Scheduled Completion Date will be the first Business Day of the calendar month following the next calendar month; or
(b)such other date as the Appointed Representative and the Purchaser may agree in writing (acting reasonably).
Scheduled Delayed Payment has the meaning given to that term in clause 4.5(c).
SEC means the U.S. Securities and Exchange Commission.
Second Earnout Period means the period commencing on 1 January 2027 and ending 31 December 2027.
Second Earnout Statement means the Earnout Statement prepared in respect of the Second Earnout Period and setting out the calculation of the Earnout Payment 2 Amount.
Second Earnout Statement Preparation Date means [***].
Securities has the meaning given to that expression in Warranty 3.6.
Securities Act means the U.S. Securities Act of 1933, as amended.
Security Interest means any security for the payment of money or performance of obligations, including a mortgage, lien, charge, pledge, trust, power, option, right to acquire, right of pre-emption, assignment by way of security, title retention, flawed deposit arrangement and any 'security interest' as defined in sections 12(1) or 12(2) of the PPSA or any agreement to create any of them or allow any of them to exist.
Settlement Date has the meaning given to that expression in clause 4.5(c)(i)(A).
Specific Indemnities means each of the indemnities agreed in writing between the parties and Specific Indemnity means any one of them.
Specific Indemnity Claim means a claim under the Specific Indemnity.

Subject Claim means a Claim by the Purchaser against a Vendor or Vendors (as the case may be) arising as a result of a breach of a Warranty or otherwise as a result of a Warranty being untrue, incorrect, inaccurate or misleading and includes, for the avoidance of doubt:
(a)a Tax Subject Claim; and
(b)a Claim under the Warranty Indemnities,
but excludes any Excluded Claim.
Subsidiary has the meaning given to that expression in the Corporations Act.
Sunset Date means six months after the date of this deed or such other date as may be agreed in writing by the Appointed Representative and the Purchaser.
Superannuation Laws means the Superannuation Guarantee (Administration) Act 1992 (Cth), the Superannuation Guarantee Charge Act 1992 (Cth) and any other associated or similar law or regulation in any applicable jurisdiction in relation to superannuation or pension benefits.
Target means EUC Management Pty Ltd ACN 631 013 860, further details of which are set out in Schedule 3.
Target Group means:
(a)the Target; and
(b)each Subsidiary of the Target,
and Target Group Member means any one of them.
Target Shareholders' Agreement means the Shareholders' Deed relating to the Target between (among others) the Vendors and the Target, as amended from time to time before the date of this deed, a copy of which is annexed to this deed as Exhibit C.
Target Working Capital Amount means [***].
Tax means all forms of taxes (including gross receipts, license, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, franchise, real property, personal property, use, transfer and social security (or similar) taxes), goods and services tax (including value added and consumption taxes), Duty (including customs duties), imposts, charges, surcharges, forfeiture payments, repayment of grants, state aids, subsidies, Taxes owed by way of secondary liability, co-liability, joint and several liability and/or other concepts, withholdings, rates, levies, government grants or other governmental impositions and compulsory insurances (including unemployment and disability contributions) and alternative or add-on minimum tax, estimated taxes of whatever nature and by whatever authority in the world imposed, assessed or charged or collected (whether disputed or not), including (without limitation) income tax, profits tax, fringe benefits tax, registration tax, sales tax, tax relating to the franking of dividends, payroll tax, social security contributions, superannuation guarantee, capital gains tax, insurance duty, a tax-related liability (within the meaning of Part 4-15 of Schedule 1 of the Tax Act or otherwise under the Tax Act), GST and an amount payable pursuant to Division 721 of the Tax Act or otherwise, together with all costs, charges, interest, penalties, fines, expenses and other additional statutory charges, incidental or related to any of the foregoing. Tax shall also include a liability to pay the Tax of any other person, whether under statute or contract or by agreement with a Tax Authority.
Tax Act means the 1936 Tax Act, the 1997 Tax Act and the 1953 Tax Act.
Tax Authority means any government, semi–government, administrative, municipal, statutory, fiscal or judicial body, department, commission, authority, tribunal, agency, entity or person responsible for the collection, imposition or assessment of any Tax or administration of any Tax Law anywhere in the world and includes (for the avoidance of doubt) the ATO and the revenue office (or similar) of any Australian state or territory.
Tax Claim means:
(a)an assessment, deemed assessment notice, amended or default assessment, demand, GST return or other document issued by or action taken by or on behalf of any Tax Authority; or

(b)any Liability in relation to Duty whether before or after the date of this deed, but only to the extent to which it relates, or is otherwise referable, to both (a) a period or part period on or before Completion or the activities of the Target Group and (b) the Business or an act or omission of, or occurrence affecting or transaction entered into by, a Target Group Member and/or in connection with the Business on or before Completion and as a result of which a Target Group Member or any Purchaser Group Member is liable to make a payment for Tax.
Tax Funding Agreement means any agreement whereby a Target Group Member may be required to pay an amount or be entitled to receive an amount calculated by reference to Tax.
Tax Indemnity means the indemnity contained in clause 11.1.
Tax Indemnity Claim means a claim under the Tax Indemnity.
Tax Law means any law in relation to any Tax and/or the administration of any Tax, including the Tax Act.
Tax Liability means any Tax payable by a Target Group Member in respect of any assessment relating to a period before the Effective Time.
Tax Loss means any tax deduction or credit for any carry forward operating loss or capital loss anywhere in the world and includes a 'Tax Loss' as defined in the ITAA 1997.
Tax Relief means any relief (including any corporate reconstruction or ex gratia relief), allowance, exemption, exclusion, concession, set off, deduction, offset, credit, loss, rebate, recoupment, compensation, Tax Loss or similar loss for income tax purposes in a jurisdiction outside Australia, refund, right to repayment or other benefit or saving in relation to Tax under any law and includes any amount otherwise payable which reduces, offsets, discharges or satisfies a Tax Liability.
Tax Return means any return or application relating to Tax including any document, declaration, report, refund claim, information returns or other statement referring to Taxes which must be lodged with a Governmental Authority or which a taxpayer must prepare and retain under a Tax Law (such as an activity statement, schedule or election and any attachment), including any amendment thereof.
Tax Sharing Agreement means a valid tax sharing agreement entered into in accordance with section 721-25 of the 1997 Tax Act.
Tax Subject Claim means a Claim:
(a)by the Purchaser arising as a direct or indirect result of a breach of a Tax Warranty; or
(b)under the Business Warranty Indemnity in relation to, or in connection with, a Tax Warranty, but excludes any Tax Indemnity Claim.
Tax Warranties means the Warranties that comprise Warranty 12 and Tax Warranty means any one of them.
Third Earnout Period means the period commencing on 1 January 2028 and ending 31 December 2028.
Third Earnout Statement means the Earnout Statement prepared in respect of the Third Earnout Period and setting out the calculation of the Earnout Payment 3 Amount.
Third Earnout Statement Preparation Date means [***].
Third Party means a person that is not a party to this deed or an Associate of a party to this deed.
Third Party Claim means a Claim made by a Third Party against a Target Group Member that is reasonably likely to result in a Subject Claim or a Tax Indemnity Claim.
Title and Capacity Subject Claim means a Claim:
(a)by the Purchaser against one or more Vendors and/or EST Holders (as the case may be) arising as a result of a breach of a Title and Capacity Warranty or otherwise as a result of a Title and Capacity Warranty being untrue, incorrect, inaccurate or misleading; and/or

(b)under the Title and Capacity Warranty Indemnity.
Title and Capacity Warranties means the Warranties that comprise Warranty 1 and Warranty 2 and Title and Capacity Warranty means any one of them.
Title and Capacity Warranty Indemnity means the indemnity contained in clause 9.4(a).
Trading Day means any day on which Purchaser Parent Shares are actually traded on the Principal Exchange.
Transaction means the sale and purchase of the Sale Securities under this deed and all other related transactions referred to in, or contemplated by, this deed.
Transaction Bonuses means any bonuses, incentives, retention payments or other fees or entitlements payable by a Target Group Member in connection with the completion of the Transaction (but are unpaid, as at the Effective Time) to any current or former executive, employee or contractor (including any such bonuses, incentives, retention payments or other fees or entitlements in connection with Completion occurring), grossed up for any applicable superannuation contributions or guarantee charges, Taxes (including any payroll Taxes and/or fringe benefits Taxes), workers’ compensation insurance premiums and any other direct employee expenses or on-costs for which an employer and/or engaging party is liable in relation to the payment of any such bonuses, incentives, retention payments or other fees or entitlements.
Transaction Costs means all third party costs, fees and expenses (including any applicable GST payable) payable by the Target Group (including on behalf of a Vendor Party) to any person engaged to provide:
(a)data room services in connection with the Transaction; or
(b)professional advice of any type, including corporate advisory, legal, accounting, tax, insurance, industry, business advisory or other consulting or financial advice directly or indirectly in connection with the Transaction, including (without limitation) the negotiation, preparation, execution and completion of this deed, but are unpaid as at the Effective Time.
Trustee Parties means each trustee of a Relevant Trust (excluding, for the avoidance of doubt, each Key Person, unless and to the extent the Key Person is a trustee of a Relevant Trust) and Trustee Party means any one of them.
Unaccredited Investor has the meaning given to it in clause 6.6(a).
US Title and Capacity Warranties means the Warranties that comprise Warranty 1.9 and Warranty 1.17, inclusive.
UK Liability Proportion means the proportion that a Vendor or EST Holder’s Upfront Payment bears to the aggregate Upfront Payment to be received by all Vendor and EST Holders.
UK Loan Amount has the meaning given to that term in clause 4.6(b)(i).
UK Option Holder means a holder of Options (excluding any KEV CCO Holder or KEV EST Holder) to which, following the cancellation or exercise of such Options (other than Unvested Options) in accordance with Schedule 13, a part of the UK Option Tax Liability will apply.
UK Option Tax Liability means the aggregate amount payable by the Target Group to HM Revenue & Customs under sections 477 and 478 of the Income Tax (Earnings and Pensions) Act 2003 in relation to the cancellation of Options (other than Unvested Options) in accordance with Schedule 13.
UK Option Tax Proportion means a percentage equal to:
100% – ( A / B )
where:
A equals the amount payable by the Target Group to HM Revenue & Customs under sections 477 and 478 of the Income Tax (Earnings and Pensions) Act 2003 (UK) in relation to the cancellation or exercise of the UK Option Holder’s Options (excluding Unvested Options); and

B equals the aggregate amount of the Upfront Payment, Deferred Payment 1, Deferred Payment 2, Deferred Payment 3, Deferred Payment 4, Deferred Payment 5 and Deferred Payment 6 to be made to the UK Option Holder for their Options (excluding Unvested Options) (ignoring the effect of clauses 2(c)(i) and 2(d) of Schedule 13).
UK Withheld Amounts has the meaning given to it in Schedule 13.
Unvested Option means an Option which has not vested in accordance with the terms of its issue.
Upfront Payment means in relation to:
(a)a Key Employee Vendor, the amount equal to 40% of that Key Employee Vendor's Respective Proportion of the Completion Amount;
(b)an Other Vendor, the amount equal to 20% of that Other Vendor's Non-Earnout Amount;
(c)a KEV EST Holder, the amount equal to 40% of the KEV EST Holder’s Respective Proportion of the Completion Amount;
(d)an OV EST Holder, the amount equal to 20% of the OV EST Holder’s Non-Earnout Amount;
(e)each KEV CCO Holder, the amount equal to 40% of that KEV CCO Holders’ Respective Proportion of the Completion Amount, less the aggregate Exercise Price applicable to all Options held by the KEV CCO Holder that are cancelled by the Target; and
(f)each OV CCO Holder, the amount equal to 20% of that OV CCO Holders’ Non-Earnout Amount, less the amount of the Exercise Price payable in respect of the Options held by an OV CCO Holder that are cancelled by the Target (calculated in accordance with Schedule 13).
Unreleased Bank Guarantee has the meaning given to it in clause 5.10(c).
US GAAP means generally accepted accounting principles, policies, practices and procedures in the U.S.
Vendor Affiliates means, in respect of a Vendor, any person or trust that is:
(a)a fund manager, asset manager, investment advisor, general partner, ultimate general partner, managing member, trustee (to the extent that the trustee is affiliated with the fund manager, asset manager, or investment advisor in respect of the Vendor) or other similar person in respect of the Vendor;
(b)a Related Body Corporate of the Vendor or of a person described in paragraph (a) in relation to the Vendor (other than a Target Group Member or any other Vendor);
(c)an Associate of the Vendor or of any of the persons referred in paragraphs (a) or (b) of this definition (other than a Target Group Member); and
(d)any company, entity or other person owned by the Vendor or by any of the persons referred to in paragraphs (a), (b) or (c) of this definition (other than a Target Group Member);
(e)any trust or settlement of which the Vendor is a trustee (whether individually or jointly) or a beneficiary; and
(f)any person or trust managed or advised by any of the persons referred to in paragraphs (a), (b), (c), or (d) of this definition, and Vendor Affiliate means any one of them.
Vendor Note has the meaning given to that term in clause 4.8.
Vendor Parties means:
(a)each Vendor Side Party;
(b)each Related Body Corporate of any of the persons referred to in paragraph (a) of this definition (other than a Target Group Member or any Vendor);

(c)each Associate of any of the persons referred to in paragraphs (a) or (b) of this definition (other than a Target Group Member); and
(d)any company, entity or other person owned or controlled by any of the persons referred to in paragraphs (a), (b) or (c) of this definition (other than a Target Group Member); and
(e)any trust or settlement of which a Warrantor (other than a Target Group Member) is a trustee (whether individually or jointly) or a beneficiary, and Vendor Party means any one of them.
Vendor Side Parties means the Vendors, the EST Holders and the Key Persons.
Vendor's Sale Shares means, in respect of a Vendor, the Sale Shares set out in Column 3 of the table in Part A of Schedule 1 adjacent to that Vendor's name in Column 1 of the table in Part A of Schedule 1 and Vendor's Sale Share means any one of them.
Vendors’ Completion Certificate has the meaning given to that expression in clause 5.11(a).
VWAP Measurement Period has the meaning given in the definition of “Purchaser Parent Share Price” above.
W&I Insurance Policy means the warranty and indemnity insurance policy to be issued by the Warranty Insurer for the benefit of the Purchaser as contemplated in clause 10.
W&I Insurance Policy Limit means [***].
W&I Insurance Premium means the premium payable in connection with the W&I Insurance Policy including Taxes and any brokerage and commissions.
Waived 280G Payments has the meaning given to that expression in clause 11.7(a).
Warrant Register has the meaning given to that expression in the 1V Warrant Deed.
Warranties means the warranties set out in Schedule 5 and Warranty means any one of them. A reference in this deed to a numbered Warranty is a reference to the clause of that number in Schedule 5.
Warrantor means each Vendor (excluding the EST) and each EST Holder.
Warranty Indemnities means the Title and Capacity Warranty Indemnity and the Business Warranty Indemnity and Warranty Indemnity means any one of them.
Warranty Insurer means the underwriters of the W&I Insurance Policy.
Working Capital means the amount equal to the aggregate of those line items tagged with an 'X' as ‘Working Capital’ under the Column headed 'Classification' in the table set out in Item 1 of Part B of Schedule 7, in each case, as at the Effective Time.
Zava means the business of any member of the Purchaser Group which derives revenue from customers completing transactions on the Zava platform.
Zava platform means [***].
1.2Interpretation
In this deed:
(a)the singular includes the plural and vice versa, and a gender includes other genders;
(b)another grammatical form of a defined word or expression has a corresponding meaning;
(c)a reference to a clause, paragraph, schedule or annexure is to a clause or paragraph of, or schedule or annexure to, this deed, and a reference to this deed includes any schedule or annexure;
(d)a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(e)a reference to A$, AU$, AUD, Australian dollar or $ is to the currency of the Commonwealth of Australia;
(f)a reference to USD, United States dollars or US$ is to the currency of the United States of America;
(g)a reference to time is to Sydney, Australia time;
(h)a reference to a party is to a party to this deed, and a reference to a party to a document includes the party's executors, administrators, successors and permitted assigns and substitutes;
(i)a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;
(j)a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re–enactments or replacements of any of them;
(k)the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions;
(l)any agreement, representation, warranty or indemnity by two or more parties (including where two or more persons are included in the same defined term) binds them severally, and not jointly or jointly and severally;
(m)subject to clause 1.2(n), each Warrantor is only liable for its Respective Proportion of:
(i)any Loss arising from its breach of this deed; and
(ii)any amount payable to the Purchaser to satisfy the Vendors’ obligations under this deed;
(n)where an obligation or Liability is expressed to be that of a particular Warrantor, then that obligation or Liability is imposed only on that Warrantor and no other Warrantor is liable for the particular Warrantor’s obligation or Liability;
(o)any agreement, representation, warranty or indemnity in favour of two or more parties (including where two or more persons are included in the same defined term) is for the benefit of them severally;
(p)a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this deed or any part of it;
(q)if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day;
(r)a reference to:
(i)a 'Data Room Document' of a particular number is to the document identified by that number in the Data Room; and
(ii)a 'Data Room Folder' of a particular number is to the folder identified by that number in the Data Room;
(s)a fact, matter or circumstance is 'fairly disclosed' if sufficient and accurate information relating to the fact, matter or circumstance is contained in the Due Diligence Material so as to enable a reasonable buyer, experienced in transactions of the nature of the Transaction, to identify or ascertain the nature, scope and significance (but not necessarily the financial impact) of the fact, matter or circumstance from such information contained in the Due Diligence Material;
(t)a reference to 'so far as the Vendors are aware' or words to that effect, in relation to a matter, is to the actual knowledge as at the date of this deed of each of [***](Knowledge Person) and the knowledge the Knowledge Persons actually have after having made due enquiry of the persons that directly report to them as at the date of this deed. None of the persons named in this clause 1.2(t) will bear any personal liability in respect of the Warranties or otherwise under this deed (other than, where relevant, in their capacity as a Vendor on the terms and conditions of this deed);
(u)a reference in this deed to Key Persons performing or refraining from performing an action, or procuring another party perform or refrain from performing an action in their capacity as a Key Person:
(i)will be taken to be satisfied if that Key Person takes all reasonable steps that are within his, her or its power, having regard to that Key Person’s involvement in the Business (whether as an employee, director, consultant or otherwise) and the voting rights in the Target that it or its corresponding Vendor or EST Holder (as applicable) controls; and
(ii)does not operate to or in any way render the Key Person personally liable for any failure to procure performance of an action or inaction, provided that:
(A)the Key Person satisfies the requirements of paragraph (i); and
(B)this clause 1.2(u) shall not derogate from the Liability that any Key Person has under this deed as a Warrantor; and
(v)to the extent that a party (Relevant Party) enters into this deed in more than one capacity (for example that party is a KEV CCO Holder as well as being a Key Employee Vendor) (each such capacity a Relevant Capacity), that Relevant Party has the same obligations, and is entitled to the same rights, as each other party who enters into this deed in the same capacity as that Relevant Capacity, provided that to the extent the Relevant Party has a right or an obligation where such right or obligation is calculated by reference to their Respective Proportion, the Relevant Party’s right or obligation (as applicable) will be limited to the Respective Proportion applicable to the specified Relevant Capacity to which the right or obligation relates.
1.3Headings
Headings are for ease of reference only and do not affect interpretation.
1.4Accounting and mathematical conventions
Except as otherwise expressly provided in this deed, when undertaking any calculation under this deed, customary mathematical and accounting conventions relevant to that calculation must be applied.
1.5Deed
In connection with the entry into this deed, the parties have also entered into the deed included as Exhibit F.
1.6Conversion rate
(a)All payments under or in connection with this deed shall be paid in AUD.
(b)Unless expressly provided otherwise, where a payment or calculation under, in connection with, or for the purposes of, this deed involves one or more amounts which are denominated in a currency other than AUD, the payment shall be made, or calculation shall be performed, in AUD using, for such non-AUD currency amounts, the AUD equivalent of them determined by converting such other currency to AUD on the basis of the exchange rate as published by the Reserve Bank of Australia at 4:00pm on the day that is two Business Days preceding the date of the payment or calculation and, in the event the resulting conversion yields a number that extends beyond two decimal points, rounded down to the nearest cent.

1.7EST and EST Holders
Each EST Holder and its Key Person must:
(a)not give the EST any instruction or direction in relation to Sale Shares held by the EST on their behalf that would, or might reasonably be expected to, cause the EST to act in a manner that is inconsistent with, or in contravention of, any obligation of the EST under this deed; and
(b)give the EST such instructions or directions in relation to Sale Shares held by the EST on their behalf as are required to ensure compliance with this deed by the EST and the EST Holder.
1.8Accession by OV EST Holders
The parties acknowledge and agree that following the date of this deed, a person who exercises their Options and acquires beneficial title to Shares which are legally owned by the EST, will be required as a condition precedent to receiving beneficial title to such Shares, to accede to this deed by duly executing a deed poll in substantially the same form as that annexed in Exhibit B and shall have no entitlement to any part of the Purchase Price until such executed deed poll has been provided to the Purchaser.
1.9Target Shareholder approvals
By signing this deed, each Key Person, Vendor, KEV EST Holder and OV EST Holder irrevocably approves the transactions contemplated by this deed for the purposes of paragraph (g) of Part B, Schedule 2 of the Target Shareholders' Agreement and for all other purposes whether arising under the Target Shareholders' Agreement, the constitution of the Target or otherwise.
2.Conditions
2.1Conditions
Completion must not occur unless and until all of the following Conditions are satisfied or waived in accordance with clause 2.2:

Condition (Column 1)		Party entitled to benefit (Column 2)
(a)
FIRB: Either:
(i)the Treasurer of the Commonwealth of Australia (or his or her agent) has given a notice in writing to the effect that there are no objections under the FATA to the acquisition of the Sale Securities by the Purchaser in the manner contemplated by this deed, either unconditionally or on terms acceptable to the Purchaser in accordance with clause 2.3(c)(ix); or
(ii)the Treasurer of the Commonwealth of Australia (and each of his or her agents) is, by reason of lapse of time, no longer empowered to make an order under the FATA in relation to the acquisition of the Sale Securities by the Purchaser in the manner contemplated by this deed.
Not applicable.
(b)	Material Adverse Change: There having been no Material Adverse Change on or before Completion.	Purchaser
(c)	Breach of this deed: There having been no breach of clauses 5.2(a) to 5.2(g) inclusive.	Purchaser

Condition (Column 1)	Party entitled to benefit (Column 2)
(d)
Key Contract consents: Each relevant counterparty to each Key Contract has given its written consent (without conditions or conditions acceptable to the Purchaser acting reasonably) to the change in control of the applicable Target Group Member as a result of the Transaction.
Purchaser
(e)
NSIA Condition: The Secretary of State for the UK Cabinet Office, for the purposes of the NSIA21, having:
(i)confirmed in writing to the Purchaser that the transaction contemplated by this deed is not a notifiable acquisition or otherwise is not subject to review pursuant to the NSIA21; or
(ii)notified the Purchaser that no further action will be taken by the Secretary of State in relation to the transaction contemplated by this deed; or
(iii)made a final order permitting the transaction contemplated by this deed to complete subject only to such remedies or requirements that are acceptable to the Purchaser in accordance with clause 2.3(c)(ix) and such order having not been revoked or varied prior to Completion.
Purchaser
(f)
Mighty Partners Loan Agreement: The provision of evidence to the Purchaser (in a form satisfactory to the Purchaser) that Mighty Partners Loan Agreement has been terminated and that all security granted under such agreement has been discharged and released.
Purchaser
(g)
Alteration of capital: The
(i) application for the Option Tax Ruling together with evidence the application has been filed; and
(ii) provision to the Purchaser of copies of each of the following:
(A)    each Election Notice issued by the Target in connection     with its obligations under clause 5.14(c);
(B)    any exercise notice received by the Target in connection with the exercise of Options in accordance with clauses 5.14(a) and 5.14(b);
(C)    each accession deed entered into in accordance with clause 1.8;
(D)    any deed of accession to the Target Shareholders' Agreement signed after the date of this deed;
(E)    any exit notice issued under any SAFE and the Non-Exchanging SAFE;
(F)    a list of the COO Holders as of the date which is 5 Business Days prior to the Scheduled Completion Date; and
(G)    a revised Schedule 1 and Schedule 2 in accordance with         clause 5.14(g).
Purchaser
2.2Waiver of Conditions
(a)Neither the Foreign Investment Condition nor the NSIA Condition can be waived.
(b)A Condition (other than the Foreign Investment Condition and NSIA Condition) may only be waived by notice in writing by the party or parties entitled to the benefit of that Condition, being the party or parties specified adjacent to that Condition in Column 2 of the table in clause 2.1.
(c)The waiver of a Condition in the manner contemplated by clause 2.2(b) will be effective only to the extent specifically set out in the relevant written notice.

2.3Conduct of the parties
(a)The Vendors and the Key Persons must use all reasonable endeavours within the Vendors' own capacity (but not including the waiver of a Condition by the Vendors or the Key Persons) to ensure that the Conditions:
(i)are satisfied, or deemed to be satisfied, as soon as reasonably practicable after execution of this deed and in any event before 5.00pm on the Sunset Date; and
(ii)otherwise do not become incapable of being satisfied at any time and in any event before 5.00pm on the Sunset Date.
(b)The Purchaser must use all reasonable endeavours within the Purchaser's own capacity (but not including the waiver of a Condition by the Purchaser) to ensure that the Conditions (other than the Condition in clauses 2.1(b) or 2.1(g)):
(i)are satisfied, or deemed to be satisfied, as soon as reasonably practicable after execution of this deed and in any event before 5.00pm on the Sunset Date; and
(ii)otherwise do not become incapable of being satisfied at any time and in any event before 5.00pm on the Sunset Date.
(c)In connection with the Foreign Investment Condition and the NSIA Condition, without limiting clauses 2.3(a), 2.3(b) or clause 2.4, the Vendors, the Key Persons and the Purchaser must do the following in relation to satisfying those Conditions by:
(i)in the case of the Vendors and the Key Persons, at the request of the Purchaser, promptly providing all information and documents reasonably required by the Purchaser in order to progress the satisfaction of the Foreign Investment Condition and the NSIA Condition and/or as is otherwise necessary for the Purchaser to prepare any notices or applications or to respond to information requests by any Governmental Authority in connection with the Foreign Investment Condition and/or the NSIA Condition, except that it will not be reasonable to request that the Vendors or Key Persons provide confidential, commercially or competitively sensitive information or information which is subject to legal professional privilege to the Purchaser;
(ii)providing each other party with a reasonable opportunity to review and comment on draft filings, submissions, applications and other material communications with a relevant Governmental Authority (appropriately redacted for information that is confidential, commercially or competitively sensitive or subject to legal professional privilege) before any such communications are exchanged with the relevant Governmental Authority;
(iii)promptly providing to any relevant Governmental Authority any notices, information and documents reasonably requested of them by the relevant Governmental Authority in connection with the satisfaction of the Foreign Investment Condition (if any) and the NSIA Condition (if any); and
(iv)providing as soon as reasonably practicable copies to each other, of all relevant communications from the relevant Governmental Authority, subject to confidentiality obligations and to the extent it is legally permitted, and not prohibited by the relevant Governmental Authority, to do so;
(v)in the case of the Purchaser, keeping the other parties reasonably informed of any material developments in relation to the Foreign Investment Condition and the NSIA Condition, including the progress, strategy, risks associated with and likelihood of satisfying the Foreign Investment Condition and the NSIA Condition as well as the status of any material verbal communications received from a Governmental Authority;

(vi)providing reasonable advance notice of any scheduled meetings with the relevant Governmental Agency and:
(A)where materials will be presented at that meeting, allow the party who has not prepared any part of the draft materials, the opportunity to comment on that part of the draft materials (appropriately redacted for information that is confidential, commercially or competitively sensitive or subject to legal professional privilege) and consider those comments in good faith; and
(B)not attend those meetings or otherwise take part in any substantive communications with the relevant Governmental Authority without first considering whether to allow the other parties (or their external legal advisers) to be present and participate at any such meetings or communications (having regard to whether the subject of such meetings or communications will involve information that is confidential, commercially or competitively sensitive or subject to legal professional privilege) and subject to the prior written consent of the Governmental Authority;
(vii)promptly notifying the other parties if any information and/or documents provided by:
(A)the Vendors, the Key Persons or their Representatives to the Purchaser; or
(B)the Purchaser to the Appointed Representative or any relevant Governmental Authority,
(C)is incorrect, or otherwise ceases to be correct, in any material respect and provide corrective information and/or documents;
(viii)acting reasonably in considering whether to agree to any other condition raised by FIRB, its consult partners or by the Treasurer (or the Treasurer’s delegate) or in respect of the NSIA application except for a condition or undertaking that would have a material adverse impact on the value of the Sale Securities or a material adverse impact on the Purchaser’s commercial, operational or reputational interests; and
(ix)not taking any action or omitting to take any action including altering or departing from the position or strategy adopted in communications with the relevant Governmental Authority, that would hinder or is reasonably likely to hinder satisfaction of the Foreign Investment Condition and the NSIA Condition, unless that action or omission is required by applicable law or agreed in writing between the parties acting reasonably.
2.4Obligation to notify
If a Vendor, a Key Person or the Purchaser becomes aware:
(a)that a Condition has been satisfied; or
(b)of any facts, circumstances or matters that has resulted in or may result in a Condition not being satisfied or becoming incapable of being satisfied, then, if that party:
(c)is a Vendor or a Key Person, the Appointed Representative must promptly notify the Purchaser; and
(d)is the Purchaser, the Purchaser must promptly notify the Appointed Representative.

2.5Failure of Condition
(a)Subject to clause 2.5(c), if the Vendors and the Key Persons have complied with their obligations under clause 2.3, this deed may be terminated by the Appointed Representative giving notice in writing to the Purchaser if any Condition:
(i)is or becomes incapable of being satisfied;
(ii)is not satisfied before 5.00pm on the Sunset Date or waived in accordance with clause 2.2 by each party entitled to the benefit of that Condition (being the party or parties set out adjacent to that Condition in Column 2 of the table in clause 2.1) before 5:00pm on the Sunset Date; or
(iii)having been satisfied, does not remain satisfied in all respects at all times before Completion.
(b)Subject to clause 2.5(c), if the Purchaser has complied with its obligations under clause 2.3, this deed may be terminated by the Purchaser giving notice in writing to the Appointed Representative if any Condition:
(i)is or becomes incapable of being satisfied;
(ii)is not satisfied before 5.00pm on the Sunset Date or waived in accordance with clause 2.2 by each party entitled to the benefit of that Condition (being the party or parties set out adjacent to that Condition in Column 2 of the table in clause 2.1) before 5:00pm on the Sunset Date; or
(iii)having been satisfied, does not remain satisfied in all respects at all times before Completion.
(c)If the Purchaser receives a Negative Response, the Purchaser shall promptly notify the Appointed Representative in writing, and the Vendors and the Purchaser shall for 10 Business Days following the date of the Negative Response use reasonable endeavours to agree an alternative structure to implement the commercial intentions of the Transaction. In the absence of such agreement, this deed will terminate upon written notice by either party to the other.
2.6Effect of termination
On termination of this deed under clause 2.5:
(a)this clause 2.6 and clauses 1, 17, 18, 19, 20 and 21 continue to apply;
(b)the ongoing operation of the Confidentiality Agreement is not affected and clause 16 continues to apply except to the extent of any inconsistency with the Confidentiality Agreement;
(c)accrued rights and remedies of a party are not affected; and
(d)subject to this clause, the parties are released from further performing their obligations under this deed.
3.Sale and purchase
3.1Sale and purchase
Each Vendor as registered holder of the Vendor's Sale Securities relating to the Vendor agrees to sell to the Purchaser, and the Purchaser agrees to purchase from each Vendor, the Vendor's Sale Securities relating to the Vendor:
(a)for the Purchase Price, allocated among the Vendors in the manner specified in clause 4.2;
(b)free from any Security Interest;

(c)in respect of any Sale Shares, with all rights, including dividend, distribution and voting rights, attached or accrued to the Vendor's Sale Shares relating to the Vendor after Completion;
(d)in respect of Sale Securities other than Sale Shares, with all rights attached or accrued to such vendor's Sale Securities relating to the Vendor after Completion; and
(e)subject to the terms and conditions of this deed.
3.2Title and risk
Title to the Sale Securities (and property and risk in them):
(a)remains solely with the Vendors until Completion; and
(b)subject to the provisions of this deed, will pass from the Vendors to the Purchaser with effect on and from Completion.
3.3Vendors' covenants
(a)Each Vendor undertakes to, and covenants in favour of, the Purchaser that the Vendor will not sell, offer for sale, transfer, assign or grant or, other than as contemplated by the Target Shareholders’ Agreement or registered on the PPS Register, allow to exist any other right in relation to any Vendor's Sale Securities relating to the Vendor prior to Completion.
(b)Each Vendor agrees with the Purchaser that:
(i)damages would be an insufficient remedy for breach of the undertaking and covenant of the Vendor under clause 3.3(a); and
(ii)the Purchaser will be entitled to seek and obtain an injunction or specific performance to enforce the undertaking and covenant of the Vendor under clause 3.3(a) without requiring proof of actual damage and without prejudice to any other rights or remedies that the Purchaser may have.
4.Purchase Price
4.1Purchase Price for Sale Securities
The consideration for the sale of the Sale Securities is the Purchase Price.
4.2Payment of Purchase Price
Subject to clause 4.4, the Purchase Price is to be paid or satisfied as follows:
(a)at Completion, the Purchaser must pay to:
(i)each Key Employee Vendor that Key Employee Vendor's Upfront Payment;
(ii)each Other Vendor that Other Vendor's Upfront Payment;
(iii)each KEV EST Holder, that KEV EST Holder’s Upfront Payment; and
(iv)each OV EST Holder, that OV EST Holder’s Upfront Payment;
(b)on the first Business Day of the calendar month immediately following:
(i)the three month anniversary of the Completion Date, the Purchaser must:
(A)pay to each Other Vendor that Other Vendor's Deferred Payment 1;
(B)pay to each OV EST Holder, that OV EST Holder’s Deferred Payment 1; and

(C)procure that the Target pays to each OV CCO Holder, that OV CCO Holder’s Deferred Payment 1 subject to and in accordance with Schedule 13 together with any additional payments required to be made to an OV CCO Holder for the purposes of clause 3(g)(i) of Schedule 13;
(ii)the six month anniversary of the Completion Date, the Purchaser must:
(A)pay to each Other Vendor that Other Vendor's Deferred Payment 2;
(B)pay to each OV EST Holder, that OV EST Holder’s Deferred Payment 2; and
(C)procure that the Target pays to each OV CCO Holder, that OV CCO Holder’s Deferred Payment 2 subject to and in accordance with Schedule 13 together with any additional payments required to be made to an OV CCO Holder for the purposes of clause 3(g)(i) of Schedule 13;
(iii)the nine month anniversary of the Completion Date, the Purchaser must:
(A)pay to each Other Vendor that Other Vendor's Deferred Payment 3;
(B)pay to each OV EST Holder, that OV EST Holder’s Deferred Payment 3; and
(C)procure that the Target pays to each OV CCO Holder, that OV CCO Holder’s Deferred Payment 3 subject to and in accordance with Schedule 13 together with any additional payments required to be made to an OV CCO Holder for the purposes of clause 3(g)(i) of Schedule 13;
(iv)the one year anniversary of the Completion Date, the Purchaser must:
(A)pay to each Other Vendor that Other Vendor's Deferred Payment 4;
(B)pay to each OV EST Holder, that OV EST Holder’s Deferred Payment 4; and
(C)procure that the Target pays to each OV CCO Holder, that OV CCO Holder’s Deferred Payment 4 subject to and in accordance with Schedule 13 together with any additional payments required to be made to an OV CCO Holder for the purposes of clause 3(g)(i) of Schedule 13;
(v)the 15 month anniversary of the Completion Date, the Purchaser must:
(A)pay to each Other Vendor that Other Vendor's Deferred Payment 5;
(B)pay to each OV EST Holder, that OV EST Holder’s Deferred Payment 5; and
(C)procure that the Target pays to each OV CCO Holder, that OV CCO Holder’s Deferred Payment 5 subject to and in accordance with Schedule 13 together with any additional payments required to be made to an OV CCO Holder for the purposes of clause 3(g)(i) of Schedule 13;
(vi)the 18 month anniversary of the Completion Date, the Purchaser must:
(A)pay to each Other Vendor that Other Vendor's Deferred Payment 6;
(B)pay to each OV EST Holder, that OV EST Holder’s Deferred Payment 6; and

(C)procure that the Target pays to each OV CCO Holder, that OV CCO Holder’s Deferred Payment 6 subject to and in accordance with Schedule 13 together with any additional payments required to be made to an OV CCO Holder for the purposes of clause 3(g)(i) of Schedule 13;
(c)subject to the conditions set out in Schedule 9, on the Earnout Payment 1 Date, the Purchaser must:
(i)pay to each Other Vendor that Other Vendor's Earnout Payment 1 Amount (if any);
(ii)pay to each KEV EST Holder, that KEV EST Holder’s Earnout Payment 1 Amount (if any);
(iii)pay to each OV EST Holder, that OV EST Holder’s Earnout Payment 1 Amount (if any);
(iv)pay to each Key Employee Vendor that Key Employee Vendor's Earnout Payment 1 Amount; and
(v)procure that the Target pays to each CCO Holder that CCO Holder’s Earnout Payment 1 Amount (if any) subject to and in accordance with Schedule 13 together with any additional payments required to be made to an OV CCO Holder for the purposes of clause 3(g)(i) of Schedule 13 (if applicable);
(d)subject to the conditions set out in Schedule 9 on the Earnout Payment 2 Date, the Purchaser must:
(i)pay to each Other Vendor that Other Vendor's Earnout Payment 2 Amount (if any);
(ii)pay to each KEV EST Holder, that KEV EST Holder’s Earnout Payment 2 Amount (if any);
(iii)pay to each OV EST Holder, that OV EST Holder’s Earnout Payment 2 Amount (if any);
(iv)pay to each Key Employee Vendor that Key Employee Vendor's Earnout Payment 2 Amount (if any); and
(v)procure that the Target pays to each CCO Holder that CCO Holder’s Earnout Payment 2 Amount (if any) subject to and in accordance with Schedule 13 together with any payments required to be made to an OV CCO Holder for the purposes of clause 3(g)(i) of Schedule 13 (if applicable);
(e)subject to the conditions set out in Schedule 9, on the Earnout Payment 3 Date, the Purchaser must:
(i)pay to each Other Vendor that Other Vendor's Earnout Payment 3 Amount (if any);
(ii)pay to each KEV EST Holder, that KEV EST Holder’s Earnout Payment 3 Amount (if any);
(iii)pay to each OV EST Holder, that OV EST Holder’s Earnout Payment 3 Amount (if any);
(iv)pay to each Key Employee Vendor that Key Employee Vendor's Earnout Payment 3 Amount (if any); and
(v)procure that the Target pays to each CCO Holder that CCO Holder’s Earnout Payment 3 Amount (if any) subject to and in accordance with Schedule 13 together with any additional payments required to be made to an OV CCO Holder for the purposes of clause 3(g)(i) of Schedule 13 (if applicable); and
(f)on the Actual Adjustment Payment Date, if clause 4.3 requires:

(i)the Purchaser to pay the Actual Adjustment Amount, the Purchaser must pay such amount in accordance with clause 4.3(a)(ii) to the Vendors, EST Holders and CCO Holders; or
(ii)the Vendors, EST Holders and CCO Holders to pay the Actual Adjustment Amount, the Vendors must pay such amount in accordance with clause 4.3(b), provided that payments made pursuant to clauses 4.2(b) to 4.2(e) shall be rateably reduced by any applicable employment tax on-costs in respect of the cancellation for cash or exercise of the Options in connection with the Transaction that becomes payable after the Completion Date (but excluding any amounts already taking into account in the definition of Debt for the purpose of the Adjustment Statement).
4.3True-up following finalisation of the Adjustment Statement
Subject to clause 4.6, on the Actual Adjustment Payment Date, if the Actual Adjustment Amount is:
(a)a positive number which is:
(i)less than $50,000, then no payment is required to be made by any party in respect of the Actual Adjustment Amount; or
(ii)greater than or equal to $50,000, then the Purchaser must pay to each Vendor and EST Holder and procure that the Target pays to each CCO Holder (or as directed by each Vendor, EST Holder and CCO Holder as applicable) the amount equal to that party’s Respective Proportion of the Actual Adjustment Amount in accordance with clause 4.5;
(b)a negative number, the absolute value of which is:
(i)less than $50,000, then no payment is required to be made by any party in respect of the Actual Adjustment Amount; or
(ii)greater than or equal to $50,000, then the Vendors, EST Holders and KEV CCO Holders’ obligations to pay such amount to the Purchaser must be satisfied:
(A)in the first instance, by way of a deduction of the relevant amount in each such party’s Respective Proportion from the Deferred Payments otherwise payable but not yet paid to each such party (as applicable), and if such amount is not sufficient (or the Vendor, EST Holder or KEV CCO Holder, as applicable, has no entitlement to a Deferred Payment), by way of deduction of the relevant amount in each such party’s Respective Proportion from the Earnout Payments otherwise payable to that Vendor, EST Holder or KEV CCO Holder (and for the purpose of making a deduction against an Earnout Payment Amount under this clause only, each Vendor, EST Holder and KEV CCO Holder (as applicable) will be taken to have received an amount equal to the Earnout Payment Cap for each Earnout Payment Amount payable but not yet paid and such deduction will be deemed to be good discharge of the obligation to pay such amount to the Purchaser even if the Earnout Payment Amount that would otherwise have been payable to the Vendor, EST Holder and/or KEV CCO Holder (as applicable) is ultimately determined to be less than the Earnout Payment Cap), and if the Purchaser makes a deduction from a Deferred Payment or Earnout Payment Amount under this clause, the Purchaser will procure that the Target deduct from a Deferred Payment or Earnout

Payment Amount payable but not yet paid to an OV CCO Holder an amount equal to the OV CCO Holder’s Respective Proportion of the relevant amount (and for the purpose of making a deduction against an Earnout Payment Amount under this clause only, each OV CCO Holder will be taken to have received an amount equal to the Earnout Payment Cap for each Earnout Payment Amount, even if the Earnout Payment Amount that would otherwise have been payable to the OV CCO Holder is ultimately determined to be less than the Earnout Payment Cap); and
(B)in respect of any balance, by the Warrantor making a payment in immediately available funds without counter-claim or set off on the Actual Adjustment Payment Date; or
(c)zero, then no payment is required to be made by any party in respect of the Actual Adjustment Amount.
4.4Key Employee Vendors paid as an Other Vendor
If prior to Earnout Payment 3 Date a Key Employee Vendor (or that Key Employee Vendor's Key Person, as applicable), KEV EST Holder (or that KEV EST Holder’s Key Person as applicable) or KEV CCO Holder (or that KEV CCO Holder’s Key Person as applicable) ceases to be employed or engaged by a Purchaser Group Member (Termination Date) because:
(a)their employment or engagement has been terminated but not for Cause;
(b)they have been made redundant or constructively dismissed; or
(c)other than where the Key Employee was given the opportunity to continue to work entirely remotely for the Target Group, they have resigned as a result of a relocation of their worksite by more than 100km from the current worksite without their prior consent, then the Purchaser must:
(d)within 10 Business Days of the Termination Date, calculate the:
(i)amount already paid to the Key Employee Vendor, KEV EST Holder or KEV CCO Holder (as applicable) under this deed as at the Termination Date (KEV Amount);
(ii)amount that would have been paid under this deed as at the Termination Date to:
(A)that Key Employee Vendor as if that Key Employee Vendor had been an Other Vendor;
(B)the KEV EST Holder if the KEV EST Holder had been an OV EST Holder; or
(C)the KEV CCO Holder if the KEV CCO Holder had been an OV CCO Holder, as at the date of this deed, (each a KEV as OV Amount); and
(iii)difference between the KEV Amount and KEV as OV Amount (KEV OV Difference),
and provide that Key Employee Vendor, KEV EST Holder or KEV CCO Holder (as applicable) with a written statement identifying the KEV Amount, KEV as OV Amount, KEV Difference and its workings to support those calculations;

(e)if the KEV as OV Amount exceeds the KEV Amount, pay the Key Employee Vendor, the KEV EST Holder or KEV CCO Holder (as applicable) the KEV OV Difference within 12 Business Days of the Termination Date; and
(f)with effect from the Termination Date, in respect of:
(i)the Key Employee Vendor, treat the Key Employee Vendor as if it were an Other Vendor and pay to that Key Employee Vendor any Deferred Payments and Earnout Payments that would be owing to an Other Vendor with the Key Employee Vendor’s Respective Proportion;
(ii)the KEV EST Holder, treat the KEV EST Holder as if it were an OV EST Holder and pay to that KEV EST Holder any Deferred Payments and Earnout Payments that would be owing to an OV EST Holder with the KEV EST Holder’s Respective Proportion; and
(iii)the KEV CCO Holder, treat the KEV CCO Holder as if it were an OV CCO Holder and pay to that KEV CCO Holder any Deferred Payments and Earnout Payments that would be owing to an OV CCO Holder with the KEV CCO Holder’s Respective Proportion, on the relevant dates.
4.5Cleared funds or Purchaser Parent Shares
(a)Subject to clause 4.5(c), all payments under this deed must be paid by telegraphic transfer of immediately available funds to the account or accounts nominated in writing in accordance with clause 4.5(b) by the party to whom the payment is due.
(b)A party to whom a payment is to be made under this deed must, at least five Business Days prior to the date due for such payment, nominate by notice in writing to the relevant payor the account or accounts into which such payment is to be made by the payor.
(c)Solely in the event that at the time of the Irrevocable Equity Election and date of issuance of any Purchaser Parent Shares in accordance with the procedures set forth herein, (i) the applicable Purchaser Parent Shares to be issued hereunder may be sold under applicable law pursuant to Rule 144 without regard to volume or manner-of-sale requirements or (ii) the Purchaser Parent is eligible to file a registration statement on Form S-3ASR or a prospectus supplement to an effective Form S-3ASR that shall become effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act (a Resale Registration Statement) and such Resale Registration Statement is immediately available for use for the sale of the Purchaser Parent Shares issued pursuant to this clause 4.5 by the Equity Settled Vendors on the date on which such Purchaser Parent Shares are actually issued hereunder (the conditions set forth in the foregoing subclauses (i) and (ii), as applicable to the corresponding Scheduled Delayed Payment, the Purchaser Parent Share Issuance Conditions), then the Purchaser shall have the right to satisfy its obligation to make any payment to an Equity Settled Vendor of all or any portion of any Deferred Payment or Earnout Payment payable under clause 4.2 (such an applicable payment, a Scheduled Delayed Payment), in whole or part, by the Purchaser in its sole discretion procuring that the Purchaser Parent issue Purchaser Parent Shares to all, but not less than all, of the Equity Settled Vendors that are entitled to receive Purchaser Parent Shares pursuant to this clause 4.5 in a number equalling the amount of the payment (or part thereof) being satisfied in Purchaser Parent Shares divided by the applicable Purchaser Parent Share Price, rounded down to the nearest Purchaser Parent Share (with each Equity Settled Vendor receiving the same proportionate treatment on a pro rata basis as between cash and such Purchaser Parent Shares where less than all of the applicable payment will be made in the form of Purchaser Parent Shares), provided that:
(i)prior to, and as a condition to, such issuance:

(A)Purchaser has given written notice to the Appointed Representative at least 5 Trading Days prior to the commencement of the relevant applicable VWAP Measurement Period, of Purchaser’s irrevocable election to make the next arising Scheduled Delayed Payment in the form of Purchaser Parent Shares (Irrevocable Equity Election). The Irrevocable Equity Election will also specify whether all, or any portion, of the applicable Scheduled Equity Payment will be satisfied with the issuance of Purchaser Parent Shares as well as the portion (expressed as a dollar amount), as applicable, of such Scheduled Delayed Payment that will be satisfied with the issuance of Purchaser Parent Shares (Equity Election Value); provided, however, that if any Earnout Payment payable under clause 4.2 is in dispute pursuant to the procedures set out in clause 8 as of the date on which the Irrevocable Equity Election in respect of such Earnout Payment is otherwise due in accordance with this clause (A), (x) the Irrevocable Equity Election shall instead be required to be delivered by Purchaser to the Appointed Representative on the date on which the Earnout Statement applicable to such Earnout Payment becomes final and binding under clause 8 (Settlement Date), (y) the applicable VWAP Measurement Period for determining the number of Purchaser Parent Shares to be issued pursuant to this clause 4.5(c) in connection with such Earnout Payment shall begin on the Trading Day immediately following the Settlement Date and such VWAP Measurement Period shall be a 6 consecutive Trading Day period, and (z) the issuance date of any Purchaser Parent Shares to be issued under this clause 4.5(c) shall occur on the date which is 7 Trading Days following the Settlement Date (it being acknowledged and agreed that other than as set forth in this proviso, the terms of clause 4.5(c) shall apply, mutatis mutandis, to the issuance of any Purchaser Parent Shares in connection with such Earnout Payment);
(B)Purchaser has given written notice to the Appointed Representative at least 2 Trading Days prior to the date on which such applicable Scheduled Delay Payment is otherwise due (as determined by clause 4.2), irrevocably confirming that the Purchaser Parent will, subject to clause 4.5(d)(ii), issue Purchaser Parent Shares under this clause 4.5 in satisfaction of all (or a portion) of Purchaser’s applicable payment obligations hereunder to the Equity Settled Vendors with respect to such applicable Scheduled Delay Payment, with such notice (Equity Election Notice) specifying (x) the Purchaser’s current good faith estimate of the number of Purchaser Parent Shares to be issued, which will be calculated by taking the applicable Equity Election Value and dividing by the applicable Purchaser Parent Share Price as of the prior Trading Day (and disregarding any applicable dates within the applicable VWAP Measurement Period as of that time which have not yet occurred as of such time), (y) the Purchaser’s current good faith estimate of the value of the applicable payment that is otherwise due in the form of cash, which will be calculated by taking the aggregate amount of the applicable Scheduled Delayed Payment obligation otherwise due (as determined by clause 4.2) and subtracting the aggregate value of the applicable Purchaser Parent Shares to be issued and disregarding any applicable dates within the applicable VWAP Measurement Period as of that time which have not yet occurred as of such time)), and (z) the issuance date of such Purchaser Parent Shares; and

(C)as promptly as practicable following the end of the regular trading session trading hours on the Trading Day immediately prior to the date on which such applicable Scheduled Delayed Payment is otherwise due (as determined by clause 4.2) (which such applicable Scheduled Delayed Payment date, for the avoidance of doubt, shall be the date on which the Purchaser Parent Shares are actually issued in accordance with the procedures set forth herein (Issuance Date), and in no event later than such Trading Day, Purchaser and the Appointed Representative shall agree upon (i) the final Purchaser Parent Share Price (Final Purchaser Parent Share Price) and the final number of Purchaser Parent Shares to be issued (Final Number of Purchaser Parent Shares), which Final Number of Purchaser Parent Shares will be calculated by taking the applicable Equity Election Value and dividing by the applicable Final Purchaser Parent Share Price, (ii) in the event that the Purchaser has not elected to satisfy all of the applicable Scheduled Delayed Payment payable at such time in the form of Purchaser Parent Shares, the value of the applicable Scheduled Delayed Payment not satisfied thereby in Purchaser Parent Shares and that is otherwise due in the form of cash (such portion of the Scheduled Delayed Payment due in cash (the Equity Election Partial Cash Payment Obligation), which will be calculated by taking the aggregate amount of the applicable Scheduled Delayed Payment obligation otherwise due (as determined by clause 4.2) and subtracting the Equity Election Value, and (iii) any additional calculations to the extent applicable as set forth in clause 4.5(e).
(ii)in the event that the Purchaser has not elected to satisfy all of the applicable Scheduled Delayed Payment payable at such time in the form of Purchaser Parent Shares, Purchaser shall pay the final Equity Election Cash Partial Payment Obligation determined in accordance with clause 4.5(c)(i)(C) to the Equity Settled Vendors in the form of cash in accordance with their Respective Proportions in accordance with clause 4.5(a).
(iii)the Equity Settled Vendor is a person to whom an offer and issue of the Purchaser Parent Shares can be made without disclosure under the laws of the jurisdiction in which it will receive the offer of Purchaser Parent Shares;
(iv)issuance of all Purchaser Parent Shares, if any, contemplated by this deed and the other transactions contemplated hereby shall validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act pursuant to Regulation D and/or Section 4(a)(2) of the Securities Act and any equivalent state “blue sky” applicable laws and shall not be in violation of any rule of the Principal Exchange; and
(v)as soon practicable following the calculation of the Final Number of Purchaser Parent Shares in accordance with clause 4.5(c)(i)(C), the Purchaser Parent shall use its reasonable best efforts to cause its transfer agent to provide Purchaser Parent with evidence of the issuance of the applicable Purchaser Parent Shares issued hereunder to the applicable Equity Settled Vendors (Evidence of Issuance), and, as promptly as practicable following receipt of the Evidence of Issuance (and in any event on the Issuance Date of the applicable Purchaser Parent Shares to be issued under clause 4.5(c)), the Purchaser Parent shall deliver the Evidence of Issuance to the Appointed Representative.
(d)Notwithstanding anything to the contrary in this deed:

(i)the aggregate amount of Purchaser Parent Shares issued or issuable hereunder, together with any securities issued or issuable in a financing by Purchaser Parent in connection with the transactions contemplated hereunder (together with any other issuances of Purchaser Parent Shares by Purchaser Parent that may be aggregated under the rules of the Principal Exchange for purposes of determining whether any vote of Purchaser Parent’s stockholders may be required), shall not exceed (A) 19.9% of the issued and outstanding Purchaser Parent Shares or (B) 19.9% of the voting power of the Purchaser Parent, in each case, as of immediately prior to the Completion calculated in accordance with the rules of the Principal Exchange; provided, that if the application of this clause 4.5(d)(i) results in a reduction in the number of Purchaser Parent Shares to be issued as compared with the final number of shares agreed upon between Purchaser and the Appointed Representative pursuant to clause 4.5(c)(i)(C), then the Purchaser shall pay an aggregate amount to the Equity Settled Vendors in the form of cash in accordance with the terms of clause 4.5(e) below;
(ii)in the event that upon either of the Irrevocable Equity Election and/or date of issuance of any Purchaser Shares in accordance with the procedures set forth herein the Purchaser Parent Share Issuance Conditions are not then satisfied, clause 4.5(c) will not be available to the Purchaser and the Purchaser Parent for the applicable Scheduled Delayed Payment and such Scheduled Delayed Payment under this deed must be made by the Purchaser in cash in accordance with clause 4.5(a); and
(iii)no fractional shares of Purchaser Parent Shares issued shall be issued hereunder. All fractional shares of Purchaser Parent that an Equity Settled Vendor would otherwise be entitled to receive as a result of the Transactions shall be aggregated and if such aggregation does not result in a whole number, such Equity Settled Vendor shall be entitled to receive with respect thereto a number of Purchaser Parent Shares issued equal to such number of Purchaser Parent Shares issued rounded down to the nearest whole number.
(e)To the extent that the cap set forth in clause 4.5(d)(i) applies with respect to the number of Purchaser Parent Shares that may be issued under clause 4.5(c), Purchaser and the Appointed Representative shall also agree pursuant to clause 4.5(c)(i)(C) as to the amount of the cash that must be paid to satisfy any shortfall arising as result of such cap, with the aggregate amount of such cash determined by multiplying (A) the difference of (x) the Final Number of Purchaser Parent Shares that would have been issued pursuant to clause 4.5(c)(i)(C) had such calculation been made using a Purchaser Parent Share Price that disregarded such cap, minus (y) the Final Number of Purchaser Parent Shares to be issued pursuant to clause 4.5(c)(i)(C) (i.e., after applying such cap), by (B) the Final Purchaser Parent Share Price), and such cash amount must be paid to the relevant persons in cash in accordance with clause 4.5(a) along with the applicable Equity Election Partial Cash Payment Obligation.
(f)All certificates or other instruments or book-entry notations representing Purchaser Parent Shares issued to be issued hereunder will bear a legend (or comparable notation):
“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY SECURITIES LAWS OF ANY U.S. STATE, AND MAY NOT BE SOLD, REOFFERED, PLEDGED, ASSIGNED, ENCUMBERED OR OTHERWISE TRANSFERRED OR DISPOSED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR IF REQUESTED BY THE COMPANY AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED. IN THE ABSENCE OF REGISTRATION OR THE AVAILABILITY (CONFIRMED BY

OPINION OF COUNSEL IF REQUESTED BY THE COMPANY) OF AN ALTERNATIVE EXEMPTION FROM REGISTRATION UNDER THE ACT, THESE SHARES MAY NOT BE SOLD, REOFFERED, PLEDGED, ASSIGNED, ENCUMBERED OR OTHERWISE TRANSFERRED OR DISPOSED OF.”
(g)Notwithstanding clause 4.5(c), the Purchaser shall not have the right to satisfy any obligation to make any payment to an Equity Settled Vendor of all or any portion of any Deferred Payment or Earnout Payment arising in respect of that Equity Settled Vendor’s Cancelled Options by procuring that the Purchaser Parent issue Purchaser Parent Shares.
4.6Vendor and EST Holder directions
Each Vendor and EST Holder irrevocably and unconditionally:
(a)Each Vendor and EST Holder irrevocably and unconditionally:
(i)subject to the clauses 4.6(b), nominates, for the purposes of clauses 4.2, 4.3, 4.4 and 4.5, and all other purposes under this deed, the Nominated Account as the account into which any amount payable under this deed by the Purchaser to the Vendor or EST Holder is to be paid;
(ii)subject to the clause 4.6(b), directs the Purchaser to pay to the Nominated Account any amount payable under this deed by the Purchaser to the Vendor or EST Holder; and
(iii)acknowledges and agrees that the payment by the Purchaser to the Nominated Account of any amount payable under this deed by the Purchaser to the Vendor or EST Holder will constitute good and sufficient discharge of, and will be in full and final satisfaction of, the Purchaser's obligation to pay any such paid amount to the Vendor or EST Holder.
(b)Each Vendor and EST Holder irrevocably and unconditionally:
(i)directs the Purchaser to pay to the Target (as an interest-free loan from that Vendor or EST Holder, as applicable) an amount from the Vendor’s and EST Holder’s Upfront Payment which is equal to that Vendor’s or EST Holder’s UK Liability Proportion of the following amount:
(ii)A + (B x C) - B
(iii)where:
(iv)A equals the UK Option Tax Liability;
(v)B equals the aggregate Upfront Payment to be paid by the Target to UK Option Holders (ignoring the effect of clause 2(c)(i) of Schedule 13); and
(vi)C equals the UK Option Tax Proportion,
(vii)(the aggregate amount directed by each Vendor and EST Holder being the UK Loan Amount); and
(viii)acknowledges and agrees that the payment by the Purchaser to the Target of the amount specified in clause 4.6(b)(i) will constitute good and sufficient discharge of, and will be in full and final satisfaction of, the Purchaser's obligation to pay that part of the Vendor's or EST Holder's Upfront Payment which equals the UK Loan Amount to the Vendor or EST Holder.
(c)Each EST Holder irrevocably and unconditionally directs the Purchaser to pay to the Target an amount equal to the aggregate Exercise Price for all Options exercised by the EST Holder from the EST Holder’s Upfront Payment, and to the extent the Exercise Price exceeds the Upfront Payment, from each subsequent Deferred Payment an amount equal to the outstanding balance of the Exercise Price, until such time that the full amount of the Exercise Price has been directed to the Target.

4.7Payment of UK Option Tax Liability
(a)The Purchaser must procure that amounts equal to any UK Withheld Amounts that are withheld by the Target Group after Completion pursuant to paragraph 2(d) of Schedule 13 are paid by the Target to the Vendors and EST Holders in repayment of the UK Loan Amounts advanced under clause 4.6(b)(i).
(b)Each Vendor and EST Holder irrevocably and unconditionally:
(i)nominates the Nominated Account as the account into which any amounts payable under clause 4.7(a) to the Vendor or EST Holder is to be paid; and
(ii)directs the Purchaser to procure the payment to the Nominated Account of any amount payable under clause 4.7(a) to the Vendor or EST Holder; and
(iii)acknowledges and agrees that the payment by the Purchaser to the Nominated Account of any amount payable under clause 4.7(a) to the Vendor or EST Holder will constitute good and sufficient discharge of, and will be in full and final satisfaction of, the UK Loan Amounts advanced under clause 4.6(b)(i).
4.8Certain US income tax matters
(a)Notwithstanding anything to the contrary in this deed, each party to this deed agrees:
(i)that any instalment obligation, earnout note, or other deferred payment obligation issued pursuant to this deed (each, a Vendor Note) will be in registered form within the meaning of Sections 871(h) and 881(c) of the Code; and
(ii)to use reasonable endeavours to (i) ensure that any stated or unstated interest (including original issue discount or interest deemed to arise under Sections 453, 483, or 1274 of the Code) payable on any Vendor Note may qualify as portfolio interest within the meaning of Sections 871(h) and 881(c) of the Code, to the maximum extent permitted by applicable law (with the parties acknowledging that the Vendor Notes may or may not so qualify), and at the sole discretion of Purchaser (ii) if such Vendor Notes do so qualify (each, a Qualifying Vendor Note) and subject to compliance by the Vendors with clause 4.8(b), to administer each Qualifying Vendor Note in a commercially reasonable manner, consistent with applicable law. The Appointed Representative shall be entitled, upon reasonable notice, to observe or be reasonably informed of the Purchaser's assessment process regarding such determination; provided that such observation shall not obligate the Purchaser to adopt any particular position or take any action contrary to its obligations as withholding agent or applicable law.
(b)Each Vendor shall deliver, and the Purchaser shall be permitted to rely upon, valid and properly completed IRS Forms W-8BEN, W-8BEN-E, W-8IMY, W-8EXP, or any applicable successor forms, together with any additional certifications reasonably requested by the Purchaser to establish eligibility for portfolio interest treatment.
(c)If the Purchaser reasonably determines that it is required to deduct or withhold any such taxes on interest paid on a Vendor Note, the Purchaser shall provide prompt written notice to the applicable Vendor of any missing, deficient, or expiring documentation and shall afford the Vendor a reasonable opportunity to cure prior to withholding. Moreover, the Purchaser shall use reasonable endeavours to avoid or reduce any withholding, including by cooperating in good faith with any reasonable restructuring or documentation requested by the Vendor that preserves portfolio interest treatment, only to the extent permitted under applicable law.

5.Obligations before Completion
5.1Continuity of business
Subject to clause 5.4, during the period between the execution of this deed and the earlier of Completion and the termination of this deed, each Key Employee Vendor, KEV EST Holder and their Key Persons must procure that the Target Group:
(a)conducts the Business in all material respects in the ordinary course of business, having regard to the nature of the Business and past practice;
(b)conducts the Business materially in compliance with all applicable laws and Authorisations existing as at the date of this deed which are necessary to carry on the Business of the Target Group in the manner in which it is carried out as at the date of this deed;
(c)each Target Group Member uses reasonable endeavours (including having regard to what is in the best interests of the relevant Target Group as a whole) to preserve, and to not do anything that could reasonably be expected to harm or adversely affect in any material way, each Target Group Member's relationship with its employees, contractors, sub-contractors, service providers, suppliers, joint venture partners and contractual counterparties;
(d)in respect of, all contracts of insurance taken out by or on behalf of a Target Group Member in respect of the Business and the material assets of the Business (that are of an insurable nature) that are in force as at the execution of this deed (Current Insurances) are either:
(i)maintained; or
(ii)terminated and replaced with contracts of insurance of coverage that is at least materially commensurate;
(e)in respect of all Authorisations held by the Target Group as at the execution of this deed are maintained and complied with in each case, in all material respects;
(f)in respect of all amounts legally due (and which are paid in the ordinary course) to employees and contractors of the Target Group are paid by or on behalf of the Target Group in the ordinary course and in accordance with past practice and without any postponement or deferment, or any agreement to postpone or defer, the payment of any such amounts;
(g)does not:
(i)take any action;
(ii)omit to take action; or
(iii)make any public statement or announcement about the Target Group or the Business to any person,
(iv)which would be reasonably likely to materially adversely affect the reputation of the Target Group or the business of the Target Group;
(h)make such amendments to the contracts, letters of engagement or other agreements which a Target Group Member has with KPMG as are requested by the Purchaser Parent to ensure compliance with the Purchaser Parent's public company independence requirements, provided that any such amendments are stipulated to be effective on and from Completion only; and
(i)no Target Group Member grants any licence, assignment or other right or interest in respect of any intellectual property or Intellectual Property Rights, other than in the ordinary course of business and consistent with past practice.
5.2Prohibited actions
Subject to clause 5.4, during the period between the execution of this deed and the earlier of Completion and the termination of this deed, each Vendor, EST Holder and each Key Person must not, and must procure that the Target Group does not, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed), do, nor authorise, agree or commit to do, any of the following:
(a)alter:
(i)the Equity Plans and any offers made under them;
(ii)the Target Shareholders' Agreement;
(iii)the SAFE;
(iv)the Non-Exchanging SAFE;
(v)the 1V Warrant;
(vi)1V Warrant Deed; and
(vii)the constituent documents of a Target Group Member;
(b)issue any shares or other securities in a Target Group Member, options in respect of shares or other securities in a Target Group Member or securities that are convertible into such shares, other securities or options in a Target Group Member other than the issue of additional Options contemplated by clause 1 of Schedule 13, the issue of shares upon the exercise of a vested Option already on issue as at the date of this deed, payments made to holders of Options as at the date of this deed to cancel their Options and any funding of the EST;
(c)distribute or return any capital to any person or otherwise reduce or redeem the capital of a Target Group Member;
(d)declare, make or pay any dividends or make any other distributions of the profits of a Target Group Member;
(e)create or grant:
(i)any Security Interest over any Sale Securities of that Vendor or EST Holder; or
(ii)any Security Interest over any assets of a Target Group Member, other than a Permitted Security Interest;
(f)incorporate any company which will be a Subsidiary or otherwise establish any person (including any trust) in which a Target Group Member has, or it is intended will have, a legal or beneficial interest; or
(g)enter into any joint venture, partnership, unincorporated association, alliance or similar arrangement with any person.
5.3Other prohibited actions
Subject to clause 5.4, during the period between the execution of this deed and the earlier of Completion and the termination of this deed:
(a)each Key Employee Vendor, KEV EST Holder and their Key Persons must procure that the Target Group does not do, nor authorise, agree or commit to do; and
(b)each Other Vendor and OV EST Holder must not:
(i)approve, authorise or consent to (including through any person appointed by such Other Vendor or OV EST Holder to the Target's board of directors); or
(ii)counsel, procure or otherwise assist;
the Target Group to do, agree or commit to do,
any of the following, in each case without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed):

(c)cancel (or enter into any arrangement to cancel) any indebtedness for money owed from a party who is not a Target Group Member, to a Target Group Member, or waive any Claim or right, in each case having a value in excess of AU$[***];
(d)take any action (including entering into, offering to enter into, agreeing to enter into or announcing an intention to enter into any contract, agreement or commitment) which has the effect of increasing the amount of any Debt compared to the level of such Debt as at the date of this deed, except for draw-downs on credit card facilities in the ordinary course of business and consistent with past practice and which are not in connection with any breach of this deed;
(e)provide any guarantee or indemnity for the obligations of any person other than a Target Group Member, except in respect of any contract or arrangement entered into by a Target Group Member, in the ordinary course of business and consistent with past practice, with any of its customers, clients or suppliers;
(f)enter into any abnormal or unusual transaction which relates to, or could materially adversely affect, the Business;
(g)disclose any material and proprietary non-public information, which is owned or used by it, to any third party other than in the ordinary course of business and consistent with past practice;
(h)subject to clause 5.3(i), make any Tax election or settle or compromise any Liability for Tax, unless that election, settlement or compromise is required by law, or engage in any transaction, act or event which gives rise to any Liability for Tax which is outside the ordinary course of business as it was conducted as at the date of this deed;
(i)subject to the written consent of the Purchaser, make or change any election, change an annual accounting period, adopt or change any accounting method, amend or restate any historical financial statements, change the tax residency of a Target Group Member, create a new permanent establishment in respect of the Target Group, file any amended Tax Return, enter into any closing agreement, settle any Tax Claim or assessment relating to the Target Group or a Target Group Member, surrender any right to claim a refund of Taxes in respect of the Target Group, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Target Group, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax Liability of a Target Group Member for any period ending after the Completion Date or decreasing any Tax attribute of the Target Group Member existing on the Completion Date;
(j)enter into, amend or terminate (or agree to enter into, amend or terminate) a contract or commitment that will, or could reasonably be expected to, result in aggregate annual revenue or expenditure to the Target Group in excess of AU$[***] (inclusive of GST);
(k)acquire any asset or dispose of any assets owned by a Target Group Member in any single transaction or a series of transactions involving purchase consideration, expenditure or liabilities in excess of AU$[***] (inclusive of GST) for a single transaction and AU$[***] (inclusive of GST) in aggregate for a series of transactions, otherwise than in the ordinary course of business and consistent with past practice;
(l)amend the terms of engagement of any employee of a Target Group Member on remuneration of over AU$[***] per annum (Senior Employee) other than in accordance with market review adjustments carried out as part of the Target Group’s periodic remuneration review as fairly disclosed in the Due Diligence Material;

(m)terminate the employment or encourage the resignation of any Senior Employee (other than for Cause);
(n)agree to hire any person as an employee, agent or contractor in the Business on remuneration of over AU$[***] per annum other than to replace an employee or contractor who has resigned or whose employment or engagement has been terminated for Cause provided that such replacement is on equivalent terms to the employee or contractor being replaced and prior consultation with the Purchaser has occurred;
(o)enter into, amend the terms of or terminate any agreement, arrangement or understanding in respect of any enterprise or collective bargaining agreements related to Employees;
(p)pay, authorise the payment of or agree or commit to pay, any bonuses or other incentives to any employee, agent or contractor of the Business, other than under an arrangement in place prior to the date of this deed and which is contained in the Due Diligence Material and including any Transaction Bonuses or as contemplated elsewhere in this deed;
(q)commence any litigation, arbitration or other legal proceedings in excess of AU$[***] other than for the collection of debts owing to a Target Group Member or in the ordinary course of business and consistent with past practice of a Target Group Member;
(r)settle or compromise any Claim for an amount in excess of AU$[***];
(s)take any action or do, or omit to do, any thing which has or would have the effect of causing, or otherwise permit, the cessation, cancellation, expiration, termination, revocation, variation, non-renewal or cessation of validity of any Authorisation (for any reason); or
(t)take any action or do, or omit to do, any thing which has or would:
(i)have the effect of causing any of the Current Insurances to be void, voidable, unenforceable or amended; or
(ii)permit an insurer in respect of any of the Current Insurances to:
(A)cancel;
(B)refuse or materially reduce a claim under; or
(C)materially increase a premium or excess payable in respect of, any such of the Current Insurances (except with respect to any directors and officers insurance policy in place).
5.4Exceptions
Nothing in clauses 5.1 to 5.3 prevent any action or omission to the extent that action or omission is:
(a)expressly contemplated or required by this deed;
(b)disclosed in the Disclosure Letter;
(c)required by law (including any Tax Law), any Governmental Authority or court judgement;
(d)reasonably necessary to respond to an emergency or disaster (including a situation giving rise to a risk of personal injury or damage to property);
(e)necessary or required for a Target Group Member to meet its contractual obligations under any contract or arrangement in place as at the date of this deed and which is fully contained in the Due Diligence Material; or
(f)agreed to in writing by the Purchaser prior to the action being undertaken and the Purchaser will have taken to have given its consent where the Purchaser does not notify the Appointed Representative that it refuses within 5 Business Days of being notified by the Appointed Representative of the proposed action, or constitutes entry into or performance of the Pre-Completion Revolving Facility.
5.5Notification of occurrence of prohibited actions
Until the earlier of Completion and the termination of this deed, each Vendor and EST Holder must:
(a)promptly notify the Purchaser of the occurrence of any act or omission or the existence of any fact, matter, circumstance or event which that party becomes aware of that has resulted in, or might reasonably be expected by that party to result in a Title and Capacity Warranty given by that party ceasing to be true, correct or accurate and must also provide the Purchaser with details of that fact; and
(b)procure that the Appointed Representative promptly notifies the Purchaser of the occurrence of any act or omission or the existence of any fact, matter, circumstance or event which that person becomes aware of that has resulted in, or might reasonably be expected by:
(i)that person to result in a material breach of clauses 5.1 to 5.3; or
(ii)that any Warranty ceasing to be materially true, correct or accurate, and in each case, must also provide the Purchaser with details of that fact.
5.6Access to Business and Records and updates on Business developments
Subject to any obligations of confidentiality owed by a Target Group Member to third parties, and other than where doing so would cause the Target Group or any of the Key Employee Vendors to be in breach of any applicable laws, until the earlier of Completion and termination of this deed, the Key Employee Vendors will:
(a)allow the Purchaser and its Representatives reasonable access, on reasonable notice to the Appointed Representative and at all reasonable times, to the Employees of the Target Group, the Leased Properties and the Records:
(i)to enable the Purchaser to become familiar with the Business and the affairs of the Target Group; and
(ii)otherwise, as may be reasonably required by the Purchaser in connection with any Condition (including in connection with, or in furtherance of, the satisfaction of any Condition) and/or in connection with the implementation of the Transaction or in connection with Completion (including in connection with the preparation of the Vendors' Completion Certificate under clause 5.11(b)); and
(b)procure that the Purchaser is provided with reasonable updates on material new developments relating to the Business or the Transaction that becomes known to the Key Employee Vendors or any Target Group Member.
5.7CoC Material Contracts
During the period between the execution of this deed and the earlier of Completion and the termination of this deed, the Key Employee Vendors and the Key Persons must, and must procure that each Target Group Member, and the Purchaser must also:
(a)use reasonable endeavours to obtain, any Necessary Approvals in respect of any CoC Material Contracts;
(b)provide such information and assistance as is reasonably requested by the other party in connection with the reasonable requests of any counterparty to a CoC Material Contract;

(c)work together and with each other party’s respective Representatives in good faith and in a timely and co-operative fashion to obtain any Necessary Approvals in respect of any CoC Material Contract; and
(d)if requested by the other party and to the extent permitted by law and reasonably necessary, seek to involve the Purchaser in meetings with a party to a CoC Material Contract (other than a Target Group Member).
5.8D&O Run Off Policy
(a)Prior to Completion, the Vendors must procure that the Target will:
(i)arrange and effect the D&O Run Off Policy for each of the Target Group Member’s officers who will cease to be an officer on Completion and all other individuals who are insured under the Target Group’s current directors and officers insurance policy (D&O Run-off Beneficiary); and
(ii)provide to the Purchaser written evidence of the currency of the D&O Run Off Policy by providing the Purchaser with a certified copy of a certificate of currency of the D&O Run Off Policy.
(b)The Purchaser must not or must cause or allow to be amended or cancelled, any D&O Run Off Policy procured under this clause or take any action or fail to take any action which would prejudice or adversely affect any D&O Run Off Policy, except as required by law or with the prior written consent of the D&O Run Off Beneficiaries.
(c)If the Key Employee Vendors fail to produce evidence on or prior to Completion of the compliance by the Key Employee Vendors with their obligations under clause 5.8(a) in respect of the D&O Run Off Policy to the satisfaction of the Purchaser (acting reasonably), the Purchaser may arrange, effect and maintain the D&O Run Off Policy for the D&O Run-Off Beneficiaries and pay the premium and any Tax and brokerage on such premium for the D&O Run Off Policy.
(d)Any amount paid by or on behalf of the Purchaser in the manner contemplated by clause 5.8(c) will be a debt due from the Vendors and payable on demand to the Purchaser.
(e)Each D&O Run-off Beneficiary is entitled to the benefit of, and may directly enforce, this clause 5.8 and the Vendors hold such benefit at the direction of those persons and the Vendors are entitled to enforce this clause 5.8 on behalf of or for the benefit of any of those persons.
(f)The Purchaser must procure that the Target Group preserves the indemnities and other rights (other than those rights contained in the Target Group's existing deeds of access, insurance and indemnity which extend the definition of 'Claim' in such deeds to personal capacity claims relating to compounding of prescription medication by partner pharmacies and which provide directors consent rights over director and officer insurance renewals)), under the deeds of indemnity, access and insurance made by them in favour of their respective directors and officers from time to time, for the period prior to Completion, subject to any restriction under the Corporations Act or any other applicable legislation and will be read down accordingly.
5.9Amounts owed to a Target Group Member
On or prior to Completion:
(a)each Vendor who owes or whose Vendor Affiliate owes, an amount to a Target Group Member must procure that those amounts it (or its Vendor Affiliate) owes to a Target Group Member are repaid in full (together with any interest accrued on such amounts up to the time of repayment);
(b)the Key Employee Vendors must procure that and each Other Vendor and OV EST Holder must give such approval, authorisation or consent to (including through any person appointed by such Other Vendor or OV EST Holder to the Target's board of directors) to enable:
(i)those amounts owed to any Vendor Party by a Target Group Member are repaid in full (together with any interest accrued on such amounts up to the time of repayment), other than any salaries, bonuses and any other remuneration and entitlements to any Vendor Party that is a Key Person for bona fide employment or other services rendered to a Target Group Member and in an amount consistent with the amounts paid or provided as at the date of this deed; and
(ii)all amounts owed by a Target Group Member to another Target Group Member are repaid or otherwise discharged in full (together with any interest accrued on such amounts up to the time of repayment), noting that any Tax Liability in respect of any such discharge shall, to the extent not paid prior to the Effective Time, be treated as Debt under limb (e) of the definition thereof; and
(c)the relevant Vendors must procure that the Appointed Representative provides to the Purchaser evidence of the repayment in full of the amounts referred to in clauses 5.9(a) and 5.9(b).
5.10Bank Guarantee
(a)Before Completion, the parties must take all reasonable steps to ensure that, effective from Completion, each Bank Guarantee and any cash-backing associated with any such Bank Guarantee (Cash-Backing) is released by the Third Party in whose favour the Bank Guarantee or Cash-Backing (as applicable) has been issued or held (as applicable).
(b)For the purposes of this clause 5.10, ‘reasonable steps’ includes the Target or (at the request of the relevant Third Party) another Target Group Member providing the relevant Third Party with a replacement for the Bank Guarantee or other collateral effective from Completion with an equivalent face value and otherwise on terms satisfactory to the Third Party, where the original Bank Guarantee is delivered to the issuer of the original Bank Guarantee, or the Cash-Backing is released, at Completion.
(c)If a Bank Guarantee or Cash-Backing (as applicable) has not been released by the Third Party in whose favour the Bank Guarantee has been issued by Completion (such Bank Guarantee being an Unreleased Bank Guarantee):
(i)the Purchaser indemnifies the Warrantors in relation to any Liability incurred by the Warrantors in relation to a Claim against the Unreleased Bank Guarantee for any obligation of a Target Group Member arising on or after the Completion Date; and
(ii)the parties to this deed must each continue to take reasonable steps to ensure such release is obtained as soon as practicable after the Completion Date and, in respect of Cash-Backing, the Purchaser procures that the Target pays to the Warrantors, in their Respective Proportion, the amount of the cash the subject of the Cash-Backing within five Business Days of the release of the Cash-Backing.
(d)For the purposes of this clause 5.10, ‘reasonable steps’ includes the Purchaser providing the relevant Third Party with a replacement guarantee or security on terms the same or substantially the same as the terms of the Unreleased Bank Guarantee.
5.11Vendors’ Completion Certificate
(a)On the day being 7 Business Days prior to the Scheduled Completion Date, the Vendors must deliver to the Purchaser a certificate, in substantially the form set out in Schedule 8, signed by the Appointed Representative (Vendors’ Completion Certificate) certifying and setting out each of the following:

(i)the Vendor Side Parties’ bona fide and reasonable estimate of each of the following:
(A)the Working Capital (Estimated Working Capital);
(B)the Cash (Estimated Cash); and
(C)the Debt (Estimated Debt); and
(ii)the amount equal to:
(A)the Estimated Net Debt;
(B)the Estimated Adjustment Amount;
(C)the Completion Amount;
(D)the Option Cancellation Amount; and
(E)in respect of each Vendor, EST Holder and CCO Holder:
(I)the Upfront Payment relating to that party; and
(II)the maximum of each Earnout Payment related to that party; and
(F)in respect of each Other Vendor, OV EST Holder and OV CCO Holder, the amount of each Deferred Payment relating to that party.
(b)Without limiting clause 5.6, prior to the delivery of the Vendors' Completion Certificate by the Appointed Representative to the Purchaser pursuant to clause 5.11(a), the Vendor Side Parties must and must procure the Appointed Representative:
(i)consult with the Purchaser and its Representatives in connection with the Vendor Side Parties preparation of the Vendors' Completion Certificate (including the calculation and/or determination of any estimates or other amounts required to be set out in the Vendors' Completion Certificate) and incorporate in the Vendors' Completion Certificate:
(A)reasonable comments of the Purchaser and any Representatives of the Purchaser; and
(B)all comments of the Purchaser and its Representatives which correct any mathematical errors made by or on behalf of the Vendor Side Parties in the proposed calculation and/or determination of any estimates or other amounts required to be set out in the Vendors' Completion Certificate.
5.12Section 280G of the Code
With respect to each person (if any) who the Target Group or Purchaser reasonably believes is, with respect to any Target Group Member, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite Target Group shareholder approval procedure described in clause 11.7(b), and who provides a duly executed 280G Waiver to the Target Group, the applicable Target Group Member shall have delivered to the Purchaser evidence that either:
(a)such person’s Waived 280G Payments were approved by the requisite Target Group Member shareholder approval in compliance with Section 280G of the Code; or
(b)such person’s Waived 280G Payments were not approved by such shareholder approval and, as a consequence, the Waived 280G Payments waived pursuant to the 280G Waiver shall not be made or provided (or shall be returned).

5.13Purchaser's obligations prior to Completion
No later than 5 Business Days prior to the Scheduled Completion Date, the Purchaser must:
(a)provide to the Appointed Representative details of the individuals whom the Purchaser wishes to:
(i)appoint as director, secretary and/or public officer of the relevant Target Group Member (as the case may be) together with a written consent to act as director, secretary and/or public officer of the relevant Target Group Member (as the case may be) for such persons; and
(ii)have resign as director, secretary and/or public officer of the Target (as the case may be); and
(b)the names of the persons whom the Purchaser wishes to have appointed as an authorised signatory of the Target Group’s bank accounts.
5.14Alterations to the capital structure
(a)Each KEV EST Holder and Niamh Mooney agrees:
(i)to exercise all Options issued to them under the Target’s “Employee Option Plan” dated 28 October 2022 prior to Completion; and
(ii)that the shares issued upon such exercise will constitute Sale Shares.
(b)The Vendors agree to procure that any directors of the Target that are agents and attorneys of any person other than a KEV EST Holder that exercises an Option prior to Completion (who the parties agree shall be an OV EST Holder) do everything necessary and expedient to sell the Sale Shares issued on such exercise, including signing a deed poll to accede to this deed in accordance with clause 1.8.
(c)The Vendors agree to procure that the Target, prior to Completion, cancels, in the manner and for the amounts set out in Schedule 13, any Option not exercised prior to Completion such that at Completion there are no Options on issue or unexercised.
(d)The Blackbird SAFE Holders agree to exchange, prior to Completion, the SAFEs for the following shares in the Target in respect of the:
(i)SAFE between the Target and Blackbird FOF22 Pty Limited as trustee for Blackbird Ventures 2022 Follow-on Fund Trust, 297,602 Series C-1 Preference Shares in the Target; and
(ii)SAFE between the Target and Blackbird Purple Pty Limited as trustee for Blackbird Purple Trust, 4,203 Series C-1 Preference Shares in the Target,
(A)and the Blackbird SAFE Holders agree that the shares issued upon such exchange will constitute Sale Shares.
(e)Immediately prior to Completion, the Purchaser must provide to the Target, as an interest free loan, of AU$[***] which the parties will procure that the Target pays to the holder of the Non-Exchanging SAFE on Completion. Such loan will be paid to an account in the name of a Target Group Member as nominated in writing by the Appointed Representative at least 5 Business Days before the Scheduled Completion Date.
(f)Immediately prior to Completion, the Purchaser must provide to the Target, as an interest free loan, an amount equal to the aggregate Upfront Payment to be paid by the Target to each KEV CCO Holder and OV CCO Holder pursuant to clause 6.5 (CCO Loan). The CCO Loan will be paid to an account in the name of a Target Group Member as nominated in writing by the Appointed Representative at least 5 Business Days before the Scheduled Completion Date.

(g)No later than 5 Business Days prior to the Scheduled Completion Date, the Appointed Representative must give the Purchaser a revised Schedule 1 and Schedule 2, reflecting the Target’s capital structure immediately prior to Completion and any changes to the Vendor Side Parties (provided that such revised Schedules shall solely reflect changes arising from compliance with this clause 5.14 and the cancellation or lapsing of Options of persons ceasing to be employees of a Target Group Member prior to Completion) and CCO Holders’ Respective Proportions as a result of changes to the Target’s capital structure. Notwithstanding clause 21.1, the parties agree that the revised Schedule 1 and Schedule 2 notified under this clause will amend this deed and replace the existing Schedule 1 and Schedule 2 of this deed, without the need for any further documentation.
5.15Pre-Completion Revolving Facility
The Vendors agree to procure that the Target negotiates with the Purchaser, and the Purchaser agrees to negotiate with the Target, in each case, in good faith, in connection with the entry (in the case of the Purchaser, (a) subject to, and in compliance with, the terms of the Purchaser Parent Credit Agreement, or (b) conditional upon receipt of the consent of the lenders thereunder) into a revolving debt facility with a facility limit of US$30,000,000 to support its working capital needs that may arise from time to time prior to Completion which are approved by the Purchaser (acting reasonably) in writing.
6.Completion
6.1Time and place
If all of the Conditions have been satisfied or waived under clause 2.2, Completion will take place at 11am on the Scheduled Completion Date at the offices of MinterEllison, Level 40, Governor Macquarie Tower, 1 Farrer Place, Sydney, New South Wales, 2000 or another time and place as the Appointed Representative and the Purchaser may agree in writing.
6.2Obligations of the Vendors
At or before Completion:
(a)each Vendor must:
(i)deliver to the Purchaser a duly executed and completed transfer in favour of the Purchaser of the Vendor's Sale Shares relating to that Vendor in registrable form together with the relevant share certificates for the Vendor's Sale Shares relating to the Vendor;
(ii)produce to the Purchaser any power of attorney or other authority under which the transfer of the Vendor's Sale Shares relating to that Vendor is executed (if any); and
(iii)deliver to the Purchaser full releases and discharges of all Security Interests over any Vendor's Sale Shares relating to the Vendor, in each case satisfactory to the Purchaser, acting reasonably, and duly executed by the relevant holders of those Security Interests;
(b)1V must:
(i)deliver to the Purchaser a duly executed and completed transfer in favour of the Purchaser of the 1V Warrants in registrable form together with the relevant warrant certificate for the 1V Warrants;
(ii)deliver to the Purchaser its duly executed counterpart of the 1V Warrant Novation Deed;

(iii)produce to the Purchaser any power of attorney or other authority under which the transfer of the 1V Warrants or 1V Warrant Novation Deed is executed (if any); and
(iv)deliver to the Purchaser full a release and discharge of all Security Interests over the 1V Warrants, satisfactory to the Purchaser, acting reasonably, and duly executed by the relevant holders of those Security Interests;
(c)the Vendor Side Parties must:
(i)cause the directors of the Target to resolve, subject to and with effect from Completion:
(A)in relation to each Vendor, to approve the transfer by the Vendor to the Purchaser of the Vendor's Sale Securities relating to the Vendor and the registration of the transfer of the Vendor’s Sale Securities relating to that Vendor to the Purchaser;
(B)in relation to each Vendor, to cancel any original share certificate(s) in the name of the Vendor in relation to the Vendor’s Sale Shares relating to the Vendor;
(C)in relation to 1V, to cancel any original warrant certificate in the name of the 1V in relation to the 1V Warrants;
(D)to approve the issue and delivery to the Purchaser of an original share certificate in the name of the Purchaser in relation to the Sale Shares;
(E)to approve the issue and delivery to the Purchaser of an original warrant certificate in the name of the Purchaser in relation to the 1V Warrants;
(F)subject to the Purchaser complying with its obligations under clause 5.10, to approve the following:
(I)the appointment as a director, secretary and/or public officer of the Target (as the case may be) of each person notified in writing by the Purchaser to the Appointed Representative in the manner contemplated under clause 5.13(a)(i));
(II)the resignation as director, secretary and/or public officer of the Target (as the case may be) of each person notified in writing by the Purchaser to the Appointed Representative in the manner contemplated under clause 5.13(a)(ii) (subject to each such persons providing a deed acknowledging that such person has no Claim against the Target for breach of contract, loss of office, redundancy compensation, payment or repayment of loans or otherwise, except for payments properly payable as an employee for annual leave, long service leave, personal leave, superannuation contributions and any other entitlement they have up to the Completion Date);
(III)to approve the revocation and removal (as applicable) of all authorities and mandates relating to bank accounts of the Target of each person that is not an employee of the Target as at Completion (or any other persons notified in writing by the Purchaser to the Appointed Representative no later than 2 Business Days prior to the Scheduled Completion Date); and
(IV)approve the addition of all authorised signatories notified under clause 5.13(b).

(ii)cause the directors of each relevant Target Group Member (other than the Target) to resolve, subject to and with effect from Completion (subject to the Purchaser complying with its obligations under clause 5.10) to approve the following:
(A)the appointment as a director, secretary and/or public officer of the relevant Target Group Member of each person notified in writing by the Purchaser to the Appointed Representative in the manner contemplated under clause 5.13(a)(i));
(B)the resignation as director, secretary and/or public officer of the relevant Target Group Member (as the case may be) of each person notified in writing by the Purchaser to the Appointed Representative in the manner contemplated under clause 5.13(a)(ii) (subject to each such persons providing a deed acknowledging that such person has no Claim against the relevant Target Group Member for breach of contract, loss of office, redundancy compensation, payment or repayment of loans or otherwise, except for payments properly payable as an employee for annual leave, long service leave, personal leave, superannuation contributions and any other entitlement they have up to the Completion Date);
(C)to approve the revocation and removal (as applicable) of all authorities and mandates relating to bank accounts of the relevant Target Group Members of each person that is not an employee of the Target Group Member as at Completion (or any other persons notified in writing by the Purchaser to the Appointed Representative no later than 2 Business Days prior to the Scheduled Completion Date); and
(D)approve the addition of all authorised signatories notified under clause 5.13(b).
(iii)deliver to the Purchaser:
(A)a copy of the register of members for each Target Group Member (or foreign equivalent where the Target Group Member is not incorporated in Australia) reflecting the shareholdings of each such Target Group Member on Completion;
(B)a copy of the Warrant Register for the Target reflecting the ownership of the 1V Warrants on Completion;
(C)a copy of the register of options of the Target reflecting the cancellation or exercise of all Options;
(D)copies of any documents, consents and waivers required under clause 2 or otherwise relating to any Condition to the extent that those documents, consents and waivers have been obtained but not otherwise provided to the Purchaser;
(E)a duly signed share certificate in the name of the Purchaser in respect of the Sale Shares;
(F)a duly signed warrant certificate in the name of the Purchaser in respect of the 1V Warrants;
(G)its duly executed counterpart of the 1V Warrant Novation Deed;
(H)a written resignation as a director, secretary and/or public officer of:
(I)the Target from each person notified in writing by the Purchaser to the Appointed Representative in the manner contemplated under clause 5.13(a)(ii) incorporating an acknowledgment that the person has no

Claim against the Target for breach of contract, loss of office, redundancy, compensation, payment or repayment of loans or otherwise, except for payments properly payable as an employee for accrued salary, holiday pay and long service leave up to Completion (if applicable);
(II)a written resignation as a director, secretary and/or public officer of each Target Group Member (as the case may be) from each person notified in writing by the Purchaser to the Appointed Representative in the manner contemplated under clause 5.13(a)(ii);
(III)or only such of those persons notified in writing by the Purchaser to the Appointed Representative under clause 5.13(a)(i), incorporating an acknowledgment that the person has no Claim against the relevant Target Group Member for breach of contract, loss of office, redundancy, compensation, payment or repayment of loans or otherwise, except for payments properly payable as an employee for accrued salary, holiday pay and long service leave up to Completion (if applicable);
(I)full releases and discharges for all Security Interests (other than Permitted Security Interests) over the assets of the Target Group, in each case satisfactory to the Purchaser and duly executed by the relevant holders of those Security Interests, including:
(I)an undertaking to remove all relevant registrations on the PPS Register within 10 Business Days following the Completion Date; and/or
(II)in relation to any Security Interest in respect of real property, with all applicable discharge and release forms (in registrable form) necessary to update the relevant statutory register;
(J)all Records by leaving them at the Leased Properties or otherwise at the places at which they are usually located in the normal course of operations of the Business including in any electronic, cloud or “online” locations to which the Purchaser will have access on and after Completion;
(K)the common seal (if any) of each Target Group Member by leaving them at the places at the Leased Properties or otherwise at which they are usually located in the normal course of operations of the Business;
(L)the ASIC corporate key (if any) for each Target Group Member; and
(M)all passwords, keys and codes in relation to the Domain Names.
6.3Obligations of the Purchaser
At Completion, the Purchaser must:
(a)make the payments set out in clauses 4.2 which are required to be paid on Completion in accordance with clauses 4.5 and 4.6; and
(b)deliver to the Appointed Representative:
(i)no claims declaration duly executed on behalf of the Purchaser;
(ii)any waivers under clause 2, to the extent that any waivers have been provided; and

(iii)counterparts of all documents that the Purchaser is required to deliver under clause 6.2 to which a Purchaser Group Member is a party or which otherwise contemplates execution by a Purchaser Group Member, duly executed by the relevant Purchaser Group Member.
6.4Simultaneous actions at Completion
In respect of Completion:
(i)the obligations of each Vendor, the Appointed Representative and the Purchaser under this deed are interdependent;
(ii)all actions required to be performed will be taken to have occurred simultaneously on the Completion Date; and
(iii)a party need not complete the sale or purchase of any of the Sale Securities unless the sale and purchase of all of the Sale Securities are completed simultaneously.
(a)If an action in clause 6.2 or 6.3 does not take place by the time required in accordance with this deed, then without prejudice to any rights available to any other party as a consequence:
(i)there is no obligation on any other party to undertake or perform any of the other actions;
(ii)to the extent that such actions have already been undertaken, each party must do everything reasonably required to reverse those actions; and
(iii)the parties must each return to the other all documents delivered to them under or in connection with this deed and must each repay to the other parties all payments received by them under this deed, without prejudice to any other rights any party may have in respect of that failure.
6.5Payments to CCO Holders
The Purchaser must procure that, as soon as practicable following Completion, the Target pay to each CCO Holder the CCO Holder’s Upfront Payment, subject to Schedule 13.
6.6Vendor cooperation
(a)Prior to Completion, each Equity Settled Vendor shall execute and deliver to Purchaser the Investor Suitability Documentation, and each of the Target and the Purchaser shall reasonably cooperate in providing any reasonably requested information to determine whether the Equity Settled Vendors meet the criteria set forth within the Investor Suitability Documentation. Any Equity Settled Vendor who does not satisfy the criteria described in the Investor Suitability Documentation is an Unaccredited Investor. Notwithstanding the delivery of any Investor Suitability Documentation to Purchaser prior to Completion, Purchaser shall have sole discretion to determine whether any such Equity Settled Vendor is or is not such an “accredited investor”.
(b)In connection with any Resale Registration Statement to be filed by the Purchaser Parent hereunder, each Equity Settled Vendor shall deliver a duly completed selling stockholder questionnaire in form reasonably satisfactory to Purchaser or the Purchaser Parent and such other information as reasonably requested in writing by Purchaser or the Purchaser Parent. Each Equity Settled Vendor acknowledges and agrees that the information furnished to Purchaser or the Purchaser Parent pursuant to this clause 6.6 may be included in any applicable Resale Registration Statement (as defined herein). For the avoidance of doubt, Purchaser and Purchaser Parent shall have no obligation to include on a Resale Registration Statement the Purchaser Parent Shares to be issued to any Equity Settled Vendor who has not provided such duly completed selling stockholder questionnaire on or before the first (1st) Business Day prior to the filing of such Resale Registration Statement, and the failure of any Equity Settled Vendor to timely provide such duly completed selling stockholder questionnaire shall have no effect on Purchaser Parent’s ability to satisfy its obligation to make any payment to an Equity Settled Vendor of all or any portion of any Deferred Payment or Earnout Payment in Purchaser Parent Shares. Purchaser Parent shall use commercially reasonable efforts to keep any such Resale Registration Statement continuously effective until such time as all shares of the Purchaser Parent Shares included therein have been sold or can be sold pursuant to Rule 144 without regard to volume or manner-of-sale requirements. Purchaser Parent shall provide the Appointed Representative with a reasonable amount of time to review and comment on the Resale Registration Statement before any such filing is filed with the SEC, and Purchaser and the Purchaser Parent shall consider in good faith any comments received from the Appointed Representative.
6.7Additional obligations of the Purchaser Parent
(a)Purchaser Parent shall notify each Equity Settled Vendor promptly upon discovery that, or upon the discovery of the happening of any event as a result of which, the Resale Registration Statement or any supplement to any prospectus forming a part of the Resale Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, as promptly as practicable, use commercially reasonable efforts to supplement or amend such Resale Registration Statement so that such Resale Registration Statement will not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not misleading in the light of the circumstances under which they were made; provided that such notice shall not disclose any material non-public information to such Equity Settled Vendor. After the filing of the Resale Registration Statement, Purchaser Parent shall notify each Equity Settled Vendor of any request by the SEC that Purchaser Parent amend or supplement such Resale Registration Statement, and Purchaser Parent shall use commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to the Resale Registration Statement as may be reasonably necessary to keep the Resale Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Purchaser Parent Shares covered by the Resale Registration Statement. Purchaser Parent shall furnish to each Equity Settled Vendor such numbers of copies of a prospectus, including a preliminary prospectus, and any supplement to any prospectus, as required by the Securities Act and shall take such other actions (including causing the removal of any restricted legends), as the Equity Settled Vendors may reasonably request in order to facilitate their disposition of their Purchaser Parent Shares, subject to each Equity Settled Vendor providing any information reasonably requested by Purchaser Parent to facilitate such action.
(b)Purchaser Parent shall indemnify and hold harmless each Equity Settled Vendor and its permitted distributes (each, a Distributee) included in the Resale Registration Statement or amendment or supplement thereto, in each case with Purchaser Parent Shares included in the Resale Registration Statement or amendment or supplement thereto against any Losses to which such Equity Settled Vendor or Distributee may become subject by reason of (i) any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into the Resale Registration Statement or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by Purchaser Parent (or any of its agents or Affiliates) of the Securities Act, the Exchange Act or any state securities Law in connection with the Resale Registration Statement or the offer or sale of Purchaser Parent Shares thereunder, in each case, solely to the extent such Losses directly arise out of or result from any claim or cause of action made against such Equity Settled Vendor or Distributee by an unaffiliated third party who purchased such Purchaser Parent Shares from such Equity Settled Vendor or Distributee, as applicable; provided, that Purchaser Parent shall not be liable for any such Losses to the extent such Losses arise out of or are based upon information furnished to Purchaser Parent by or on behalf of such Equity Settled Vendor or Distributee expressly for use in the Resale Registration Statement; provided further, that Purchaser Parent shall not be liable under this clause for any Losses arising out of the use by an Equity Settled Vendor or Distributee of an outdated or defective prospectus after Purchaser Parent has notified the Appointed Representative in writing that the prospectus is outdated or defective, to the extent that following the receipt of such notice the misstatement or omission giving rise to such Loss would have been corrected; provided, further, that Purchaser Parent shall not be liable under this clause for any Losses arising out of or resulting from any change in the market price or trading volume of Purchaser Parent ’s stock or the credit rating of Purchaser Parent (it being understood that the facts giving rise to such change may be taken into account in determining whether there has been a Loss subject to the indemnification provided by this clause (except to the extent such facts are otherwise excluded from being taken into account by this proviso)); provided, further, that the indemnity obligations set forth in this clause shall not apply (A) to amounts paid in settlement of any such Losses if such settlement is effected without the prior written consent of Purchaser Parent (not to be unreasonably withheld, conditioned or delayed) or (B) if Purchaser Parent is not given reasonably prompt notice of the claim; provided further, that the failure to give prompt notice pursuant to (B) shall not impair any such Equity Settled Vendor’s or Distributee’s right to indemnification hereunder to the extent such failure has not materially prejudiced Purchaser Parent. Purchaser Parent shall have the right to assume the defence and settlement of any claim or suit for which Purchaser Parent may be responsible for indemnification under this clause.
(c)Purchaser Parent may suspend the use of any prospectus included in any Resale Registration Statement if (A) the negotiation or consummation of a transaction by Purchaser Parent is pending or an event has occurred, which negotiation, consummation or event, the Board of Directors of Purchaser Parent reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Purchaser Parent in the Resale Registration Statement of material information that the Purchaser Parent has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Resale Registration Statement would be expected, in the reasonable determination of the Board of Directors of Purchaser Parent, upon the advice of legal counsel, to cause the Resale Registration Statement to fail to comply with applicable disclosure requirements, (B) Purchaser Parent determines in good faith, upon advice of legal counsel, that such postponement or suspension is necessary to delay the disclosure of material non-public information concerning Purchaser Parent, the disclosure of which at the time, in the good faith opinion of Purchaser Parent would reasonably be expected to adversely impact Purchaser Parent, (C) Purchaser Parent determines in good faith, upon advise of legal counsel, that such postponement or suspension is necessary (x) because it would materially interfere with any material financing, acquisition, corporate reorganization, merger, share exchange or other transaction or event involving Purchaser Parent or any of its subsidiaries or (y) because Purchaser Parent does not yet have appropriate financial statements of acquired or to be acquired entities available for filing where such financial statements are required pursuant to Regulation S-X, or (D) Purchaser Parent determines in good faith, upon advice of legal counsel, that such suspension is necessary to amend or supplement the Resale Registration Statement or the related prospectus so that such Resale Registration Statement or prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading (an Allowed Delay).

7.Adjustment Statement
7.1Preparation of draft Adjustment Statement
(a)The Purchaser must as soon as practicable, and in any event no later than 60 Business Days after the Completion Date, prepare, or procure the preparation of, the draft Adjustment Statement in accordance with clause 7.2 and deliver to the Appointed Representative:
(i)the draft Adjustment Statement; and
(ii)all supporting working papers and supporting information and calculations as are reasonably required to enable the Vendor Side Parties to understand and review the draft Adjustment Statement and all amounts and calculations set out in the draft Adjustment Statement.
(b)The parties acknowledge that the purpose of preparing the Adjustment Statement contemplated by this clause 7 is to measure the components of the Actual Adjustment Amount, and such processes are not intended to permit the introduction of different judgments, accounting policies, principles, practices, techniques, categorisations, evaluation rules and procedures, methods and bases for the purpose of preparing the final Adjustment Statement or determining the Actual Adjustment Amount or its components.
7.2Basis of preparation
The Adjustment Statement must be prepared in accordance with the Accounting Principles.
7.3Access to information
From Completion, the parties must promptly provide, the Purchaser must procure the Target Group promptly provides and they must ensure that their Representatives promptly provide, each other with:
(a)all information and assistance reasonably requested by the Purchaser or the Appointed Representative (as the case may be); and
(b)reasonable access, during normal business hours, to the Representatives of the Purchaser or Vendor Side Parties (as the case may be), to allow:
(c)the Vendor Side Parties and its Representatives to review; and
(d)the Purchaser and its Representatives to prepare,
and consider, and make enquiries concerning, the draft Adjustment Statement and must permit each other party and their Representatives to have reasonable access to, and take extracts from or make copies of, their records as required in connection with the preparation or review of the draft Adjustment Statement.
7.4Review of draft Adjustment Statement
(a)If, within 30 Business Days after the date on which the Appointed Representative is given a copy of the draft Adjustment Statement (and all supporting working papers and supporting information and calculations referred to in clause 7.1(a)(ii)) pursuant to clause 7.1 (Final Objection Date), the Vendor Side Parties either:
(i)do not give notice to the Purchaser on or prior to the Final Objection Date disputing the correctness of the draft Adjustment Statement; or
(ii)do give notice to the Purchaser on or prior to the Final Objection Date accepting the correctness of the draft Adjustment Statement, the draft Adjustment Statement will be taken to be agreed by the Vendor Side Parties and the Purchaser as the final Adjustment Statement and each of the

Actual Net Debt, the Actual Working Capital and the Actual Adjustment Amount set out in that final Adjustment Statement will be final and binding on the Vendor Side Parties and the Purchaser.
(b)If the Vendor Side Parties give notice to the Purchaser prior to the Final Objection Date disputing the correctness of the draft Adjustment Statement, the dispute will be determined in accordance with clause 7.5.
7.5Dispute Resolution Procedure
(a)If the Vendor Side Parties dispute the correctness of the draft Adjustment Statement in accordance with clause 7.4(b), the Appointed Representative must give the Purchaser a notice (Dispute Notice) on or prior to the Final Objection Date setting out:
(i)reasonable details of each matter in dispute (including the amount in dispute) (Disputed Matters); and
(ii)the reasons why each of the Disputed Matters is disputed by the Vendor Side Parties, it being agreed that any items in the draft Adjustment Statement that are not disputed in the Dispute Notice are be deemed to be final and binding on the parties.
(b)Within 10 Business Days of the Appointed Representative giving the Purchaser a Dispute Notice, the Purchaser must give the Appointed Representative a response in writing on the Disputed Matters (Response).
(c)The Appointed Representative and the Purchaser must negotiate in good faith with a view to resolve the Disputed Matters within 10 Business Days of the Purchaser giving the Response to the Appointed Representative (or within such longer period as may be agreed in writing by the Appointed Representative and the Purchaser) (Dispute Settlement Period).
(d)If all of the Disputed Matters are resolved by agreement between the Appointed Representative and the Purchaser within the Dispute Settlement Period, the draft Adjustment Statement (together with any amendments agreed by the Appointed Representative and the Purchaser during the Dispute Settlement Period) will be taken to be agreed by the Vendor Side Parties and the Purchaser as the final Adjustment Statement and each of the Actual Net Debt, the Actual Working Capital and the Actual Adjustment Amount set out in that final Adjustment Statement will be final and binding on the Vendor Side Parties and the Purchaser.
(e)If the Appointed Representative and the Purchaser have not resolved all of the Disputed Matters within the Dispute Settlement Period, those of the Disputed Matters that have not been resolved (Remaining Disputed Matters) must, promptly following the expiry of the Dispute Settlement Period, be submitted for determination to the Independent Accountant.
(f)The Independent Accountant must be appointed by agreement between the Appointed Representative and the Purchaser. If the Appointed Representative and the Purchaser cannot agree on the appointment of the Independent Accountant within 10 Business Days of the expiry of the Dispute Settlement Period, then either the Appointed Representative or the Purchaser must request that the RI President nominates the Independent Accountant.
(g)If either the Appointed Representative or the Purchaser requests that the RI President nominate the Independent Accountant, the Appointed Representative and the Purchaser must comply with all requirements of the RI President for the provision of that nomination, including by providing the RI President with:
(i)a copy of relevant provisions of this deed;
(ii)a description of the Remaining Disputed Matters; and

(iii)the approximate value of each of, and the technical area or areas involved in respect of, the Remaining Disputed Matters.
(h)The person nominated by the RI President to be the Independent Accountant must be appointed by the Vendor Side Parties (acting through the Appointed Representative) and the Purchaser as the Independent Accountant. If the RI President nominates a list of persons to be appointed as the Independent Accountant rather than one particular person, the first person named on that list must be appointed as the Independent Accountant.
(i)The Remaining Disputed Matters and a determination regarding the Independent Accountant’s costs must be referred to the Independent Accountant by written submission which must include:
(i)the draft Adjustment Statement, the Dispute Notice, the Response and an extract of the relevant provisions of this deed; and
(ii)separate written submissions of the Vendor Side Parties (acting through the Appointed Representative) and the Purchaser setting out their positions on the Remaining Disputed Matters.
(j)The Independent Accountant must also be instructed to finish its determination as soon as reasonably practicable, but no later than 30 Business Days after the Independent Accountant's appointment (or such other period as may be agreed in writing by the Appointed Representative and the Purchaser).
(k)The Independent Accountant must make its determination based solely on the information provided to them under clause 7.5(i), and not by independent review. All correspondence between the Independent Accountant and the Vendor Side Parties must be copied to the Purchaser and all correspondence between the Independent Accountant and the Purchaser must be copied to the Appointed Representative.
(l)The Independent Accountant must act as an expert and not as an arbitrator. To the extent the Independent Accountant’s determination purports to make any determination with respect to anything other than the Remaining Disputed Matters, any such determination will be disregarded by the Vendor Side Parties and the Purchaser for all purposes in connection with the Adjustment Statement.
(m)The Independent Accountant’s determination with regards to each Remaining Disputed Matter must be in the form of a single value that the Independent Accountant determines should be reflected in the Adjustment Statement. If the Independent Accountant provides its determination with regards to any Remaining Disputed Matter in the form of a range of values, the mid-point of the range of values that the Independent Accountant determined will be used instead.
(n)The written determination of the Independent Accountant will be final and binding on the Vendor Side Parties and the Purchaser in the absence of manifest error.
(o)The draft Adjustment Statement will be deemed to be amended:
(i)to reflect any amendments agreed by the Appointed Representative and the Purchaser in respect of the Disputed Matters during the Dispute Settlement Period; and
(ii)in accordance with the written determination of the Independent Accountant in respect of the Remaining Disputed Matters, and taken to be agreed by the Vendor Side Parties and the Purchaser as the final Adjustment Statement and each of the Actual Net Debt, the Actual Working Capital and the Actual Adjustment Amount set out in that final Adjustment Statement will be final and binding on the Vendor Side Parties and the Purchaser.

7.6Costs
(a)Subject to clause 7.6(b), the Vendor Side Parties and the Purchaser will each bear their own respective costs in relation to the preparation and settlement of the Adjustment Statement and the determination of the Independent Accountant in relation to the Adjustment Statement.
(b)The costs of:
(i)the RI President (if requested) in providing his or her nomination of the Independent Accountant relating to the Adjustment Statement will be borne equally by the Purchaser, on the one hand (i.e. as to half the costs) and the Vendor Side Parties, on the other (i.e. as to half the costs); and
(ii)the Independent Accountant (if instructed),
will be borne by Purchaser, on the one hand, and by the Vendor Side Parties, on the other, in accordance with the determination provided by the Independent Accountant, and the parties will instruct the Independent Accountant to provide such a determination regarding its costs. If the Independent Accountant does not provide any determination regarding the allocation of its costs, the costs will be borne equally by the Purchaser, on the one hand (i.e. as to half the costs), and the Vendor Side Parties, on the other (i.e. as to half the costs).
8.Earnout Statements
8.1Preparation of draft Earnout Statements
(a)The Purchaser must prepare, or procure the preparation of by:
(i)no later than the date that is 4 months after the Completion Date, the Pre-Completion Baseline Accounts;
(ii)the First Earnout Statement Preparation Date, a draft of the First Earnout Statement;
(iii)the Second Earnout Statement Preparation Date, a draft Second Earnout Statement; and
(iv)the Third Earnout Statement Preparation Date, a draft Third Earnout Statement, in the case of:
(v)the Pre-Completion Baseline Accounts, in accordance with clause 8.2(a) and deliver a copy to the Appointed Representative; and
(vi)each Earnout Statement, in accordance with clause 8.2(b), and deliver a draft of the relevant Earnout Statement (Relevant Earnout Statement) to the Appointed Representative.
(b)The parties acknowledge that the purpose of preparing the Pre-Completion Baseline Accounts and the Earnout Statements contemplated by this clause 8 is to determine the Earnout Payment Amounts, and such processes are not intended to permit the introduction of different judgments, accounting policies, principles, practices, techniques, categorisations, evaluation rules and procedures, methods and bases for the purpose of preparing the final Earnout Statements or determining the Earnout Payment Amounts or their components.
8.2Basis of preparation of the Pre-Completion Baseline Accounts and each Relevant Earnout Statement
(a)The Pre-Completion Baseline Accounts must be prepared in accordance with US GAAP.

(b)Each Relevant Earnout Statement must be prepared in accordance with the Earnout Principles.
8.3Review of a draft Pre-Completion Baseline Accounts and Relevant Earnout Statement
(a)If, within 20 Business Days (in the case of the Pre-Completion Baseline Accounts) and 10 Business Days (in the case of a Relevant Earnout Statement) after the date on which the Appointed Representative is given a copy of the Pre-Completion Baseline Accounts and a Relevant Earnout Statement, respectively (Earnout Objection Date), the Appointed Representative either:
(i)does not give notice to the Purchaser prior to the Earnout Objection Date disputing the correctness of the Pre-Completion Baseline Accounts or the Relevant Earnout Statement delivered to it pursuant to clause 8.1; or
(ii)gives notice to the Purchaser prior to the Earnout Objection Date accepting the correctness of the Pre-Completion Baseline Accounts or the Relevant Earnout Statement delivered to it pursuant to clause 8.1, then:
(iii)the Pre-Completion Baseline Accounts will be taken to be agreed by the Vendor Side Parties and the Purchaser as the final Pre-Completion Baseline Accounts and all matters set out in the final Pre-Completion Baseline Accounts will be final and binding on the Vendor Side Parties and the Purchaser; or
(iv)the Relevant Earnout Statement will be taken to be agreed by the Vendor Side Parties and the Purchaser as the final Earnout Statement for the relevant Earnout Period, and all matters set out in that final Earnout Statement (including the Earnout Payment Amount) will be final and binding on the Vendor Side Parties and the Purchaser, as applicable.
(b)If the Appointed Representative gives notice to the Purchaser prior to the Earnout Objection Date disputing the correctness of the Pre-Completion Baseline Accounts or the Relevant Earnout Statement, the dispute will be determined in accordance with clause 8.5.
8.4Access to information
(a)The Purchaser must provide to the Vendor Side Parties such information and assistance reasonably requested by the Appointed Representative as may be reasonably required to permit the Vendor Side Parties, Appointed Representative and/or any Representative of the Appointed Representative to review and consider the correctness of the Pre-Completion Baseline Accounts and the Relevant Earnout Statement, provided that the Purchaser is not required to, and is not required to procure that any Purchaser Group Member, provide, or cause to be provided, such information or assistance to the extent that doing so would:
(i)violate applicable law or result in the breach of any confidentiality agreement owing to a third party to which a Purchaser Group Member is bound; or
(ii)jeopardise or cause to be waived legal professional privilege.
With respect to the Pre-Completion Baseline Accounts, the information shared must include all working papers, comments and other outputs of the Big 4 accounting firm who commented on the Pre-Completion Baseline Accounts as well as all correspondence between that accounting firm and the Purchaser in relation to the engagement.
(b)Any information or assistance provided to the Appointed Representative and/or any Representatives of the Appointed Representative pursuant to clause 8.4(a) must only be used by the Appointed Representative and/or the Vendor Side Parties and/or any Representative of the Appointed Representative or a Vendor

Side Party solely for the purpose of reviewing and considering the correctness of the Pre-Completion Baseline Accounts and Relevant Earnout Statement.
8.5Dispute resolution procedure
(a)If the Appointed Representative disputes the correctness of the Pre-Completion Baseline Accounts or Relevant Earnout Statement in accordance with clause 8.3(b), the Appointed Representative must give the Purchaser a written notice (Earnout Dispute Notice) on or prior to the Earnout Objection Date setting out:
(i)details of each matter in dispute or that are otherwise being disputed by the Vendor Side Parties (including the amount in dispute) in connection with the Pre-Completion Baseline Accounts or Relevant Earnout Statement (Earnout Disputed Matters); and
(ii)the reasons why each Earnout Disputed Matter is disputed by the Vendor Side Parties, it being agreed that any items in the Pre-Completion Baseline Accounts or Relevant Earnout Statement that are not disputed in the Earnout Dispute Notice are deemed to be final and binding on the parties.
(b)Within 10 Business Days of the Appointed Representative giving the Purchaser an Earnout Dispute Notice pursuant to clause 8.5, the Purchaser must give the Appointed Representative a response in writing on the Earnout Disputed Matters (Earnout Dispute Response).
(c)The Appointed Representative and the Purchaser must negotiate in good faith with a view to resolve the Earnout Disputed Matters within 10 Business Days of the Purchaser giving the Earnout Dispute Response to the Appointed Representative (or within such longer period as may be agreed in writing by the Appointed Representative and the Purchaser) (Earnout Dispute Settlement Period). If all Earnout Disputed Matters are resolved by agreement between the Appointed Representative and the Purchaser within the Earnout Dispute Settlement Period, the Pre-Completion Baseline Accounts or Relevant Earnout Statement (together with any amendments agreed by the Appointed Representative and the Purchaser during the Earnout Dispute Settlement Period) will be taken to be agreed by the Vendor Side Parties and the Purchaser as the final Pre-Completion Baseline Accounts or final Relevant Earnout Statement and all matters set out in the final Pre-Completion Baseline Accounts or final Relevant Earnout Statement (including the Earnout Payment Amount) will be final and binding on the Vendor Side Parties and the Purchaser.
(d)If the Appointed Representative and the Purchaser have not resolved all of the Earnout Disputed Matters within the Earnout Dispute Settlement Period, the Earnout Disputed Matters that have not been resolved (Earnout Remaining Disputed Matters) must, within 10 Business Days following the expiry of the Earnout Dispute Settlement Period, be submitted for determination to the Independent Accountant and the procedures set out in clauses 7.5(f) to 7.5(o) (inclusive) shall apply, with necessary changes.
8.6Costs
(a)Subject to clause 8.6(b), the Vendor Side Parties and the Purchaser will each bear their own respective costs in relation to the preparation and settlement of the Pre-Completion Baseline Accounts and Relevant Earnout Statement and the determination of the Independent Accountant (if applicable) in relation to the Earnout Statement.
(b)The costs of:
(i)the RI Chair (if requested) in providing his or her nomination of the Independent Accountant relating to the Pre-Completion Baseline Accounts or a Relevant Earnout Statement; and

(ii)the Independent Accountant (if instructed),
will be borne by Purchaser, on the one hand, and by the Vendor Side Parties, on the other, in accordance with the determination provided by the Independent Accountant, and the parties will instruct the Independent Accountant to provide such a determination regarding its costs. If the Independent Accountant does not provide any determination regarding the allocation of its costs, the costs will be borne equally by the Purchaser, on the one hand (i.e. as to half the costs), and the Vendor Side Parties (i.e. as to half the costs).
9.Warranties by the Warrantors
9.1Warranties
(a)Each Vendor (other than the EST) severally represents and warrants to the Purchaser in respect of that Vendor only, and the Vendors' Sale Securities relating to the Vendor, that each of the Title and Capacity Warranties (other than the US Title and Capacity Warranties) is true, correct, accurate and not misleading.
(b)Each Equity Settled Vendor severally represents and warrants to the Purchaser in respect of that Equity Settled Vendor only, that each of the US Title and Capacity Warranties, is true, correct, accurate and not misleading.
(c)Each EST Holder severally represents and warrants to the Purchaser in respect of that EST Holder only, and the Sale Shares beneficially held by the EST on behalf of that EST Holder, that each of the Title and Capacity Warranties is true, correct, accurate and not misleading.
(d)Each Warrantor severally represents and warrants to the Purchaser that each of the Warranties (other than the Title and Capacity Warranties) are true, correct, accurate and not misleading.
9.2When Warranties given
Each Warranty is given:
(a)to the extent that the Warranty is expressed to be given as at a particular date or dates only, on that date or dates only; and
(b)to the extent that the Warranty is not expressed to be given as at a particular date or dates only, on the date of this deed and as at Completion.
9.3Application of the Warranties
Each of the Warranties:
(a)remains in full force and effect after Completion; and
(b)is separate and independent and is not limited by reference to any other Warranty.
9.4Indemnity for breach of Warranty
(a)Each Warrantor indemnifies the Purchaser Group against, and agrees to reimburse and compensate the Purchaser Group for, any Liability suffered, paid or incurred by the Purchaser Group as a result of, or in connection with, a Title and Capacity Warranty given by that Warrantor being untrue, incorrect, inaccurate or misleading, except to the extent that the Title and Capacity Warranty or the Warrantor’s Liability in respect of the Title and Capacity Warranty is expressly limited, excluded or qualified under this deed.
(b)Each Warrantor indemnifies, in their Respective Proportion, the Purchaser Group against, and agrees to reimburse and compensate the Purchaser Group for, any Liability suffered, paid or incurred by the Purchaser Group as a result of, or in connection with, a Warranty (other than a Title and Capacity Warranty) being untrue, incorrect, inaccurate or misleading, except to the extent that the Warranty (other than a Title and Capacity Warranty) or the Warrantor’s Liability in respect of the Warranty (other than a Title and Capacity Warranty) is expressly limited, excluded or qualified under this deed.
9.5Reliance
Each Warrantor acknowledges that the Purchaser has entered into this deed in reliance on the Warranties.
9.6Qualifications
The Warranties (other than the Title and Capacity Warranties) are given subject to and qualified by, and the Purchaser is not entitled to claim that any fact, matter or circumstance causes any of the Warranties (other than the Title and Capacity Warranties) to be untrue, incorrect, inaccurate or misleading if and to the extent that the fact, matter or circumstance:
(a)is within the actual knowledge of the Purchaser Deal Team prior to the date of this deed;
(b)would have been fairly disclosed by a search of:
(i)in respect of the Target Group Members incorporated in Australia, any of the public searchable records maintained by:
(A)ASIC on the date of this deed;
(B)IP Australia on 19 December 2025 and 17 February 2026; and
(C)the High Court of Australia on 18 December 2025, the Federal Court of Australia on 18 December 2025, the Federal Circuit Court on 18 December 2025, the Supreme Court of Victoria on 19 December 2025, the Supreme Court of New South Wales on 14 January 2026, the Supreme Court of Queensland on 18 December 2025, the Supreme Court of Western Australia on 18 December 2025, the Supreme Court of South Australia on 24 December 2025, the Supreme Court of Northern Territory on 18 December 2025, the Supreme Court of Australian Capital Territory on 22 December 2025 and the Supreme Court of Tasmania on 18 December 2025; or
(ii)each register specified in Column 1 of Schedule 14 on the date specified in Column 2 of Schedule 14 in respect of the Target Group Member or key word (as applicable) specified in Column 3 of Schedule 14; or
(c)would have been fairly disclosed by a search in respect of the Target Group Members incorporated in Australia of the PPS Register on the date which is 5 Business Days prior to the date of this deed.
9.7Acknowledgments
The Purchaser acknowledges and agrees with the Warrantors that:
(a)the Purchaser and its Representatives have had the opportunity to:
(i)conduct due diligence investigations;
(ii)review the Due Diligence Materials;
(iii)make and rely on its own searches, investigations, enquiries and evaluations; and
(iv)raise enquiries with the Warrantors, the Target Group and their respective Representatives, in each case, in relation to the Target Group and the Business before the date of this deed; and

(b)the Purchaser has had the benefit of independent legal, tax and accounting advice in connection with the due diligence investigations conducted by the Purchaser and its Representatives in respect of the Business, the proposed purchase of the Sale Securities, the Transaction and the terms of the Disclosure Letter and this deed.
9.8Maximum aggregate liability for Claims
(a)Each Warrantor's maximum aggregate Liability as a result of all Title and Capacity Subject Claims relating to that party is limited to an amount equal to 100% of their Respective Proportion of the Purchase Price to the extent actually received by that party.
(b)The maximum aggregate Liability of the Warrantors as a result of:
(i)all Claims under this deed is limited to an amount equal to 100% of the Purchase Price to the extent actually received by that Warrantor; and
(ii)all Subject Claims (other than Title and Capacity Subject Claims) and Tax Indemnity Claims is limited to an amount equal to the W&I Insurance Policy Limit.
9.9Financial limits on Claims
(a)The Warrantors will have no Liability in relation to a Subject Claim (other than a Title and Capacity Subject Claim or a Tax Indemnity Claim) unless:
(i)the amount finally agreed or adjudicated to be payable in respect of the Claim exceeds US$[***] (Qualifying Claim); and
(ii)the aggregate of all Qualifying Claims exceeds US$[***] (Deductible), in which event the Relevant Warrantors will have Liability for, and the Purchaser may make a Claim in respect of, the whole amount (and not just that part of any amount which exceeds the Deductible).
(b)For the purposes of this clause 9.9, Claims the subject of this clause 9.9:
(i)of the same or similar nature and arising out of the same or similar facts, matters or circumstances will be treated as a single Claim; and
(ii)subject to clause 9.9(b)(i), arising out of separate sets of facts, matters or circumstances will not be treated as one Claim, even if each set of facts, matters or circumstances may be a breach of the same Business Warranty.
9.10Time limits on Claims
(a)A Warrantor will have no Liability in relation to a Claim unless the Purchaser has given written notice to the Appointed Representative in accordance with clause 9.11:
(i)in the case of a Title and Capacity Subject Claim, on or before the date being 7 years after the Completion Date;
(ii)in the case of a Fundamental Warranty Subject Claim, on or before the date being 7 years after the Completion Date;
(iii)in the case of a Tax Subject Claim or Tax Indemnity Claim on or before the date being 7 years after the Completion Date;
(iv)in the case of any other Subject Claim on or before the date being 3 years after the Completion Date; and
(v)in respect of all other Claims (not covered by (i) to (iv) above) including, for the avoidance of doubt, any Specific Indemnity Claim, on or before the date being 3 years after the Completion Date.
(b)A Claim will not be enforceable against the Warrantors and is to be taken for all purposes to have been withdrawn unless legal proceedings in connection with the Claim are commenced within 12 months after written notice of the Claim is served on the Warrantors in accordance with clause 9.11.
9.11Notice of potential Claim
(a)If the Purchaser becomes aware of anything which is or may be reasonably likely to give rise to a Claim (including a Subject Claim relating to a Third Party Claim but excluding a Tax Indemnity Claim which is addressed under clause 11.2), the Purchaser must notify the Appointed Representative in writing, within 15 Business Days after it has first come to the Purchaser's attention that the matter is reasonably likely to give rise to a Claim, setting out:
(i)the fact, event, circumstance, matter or thing relied on as giving rise to the Claim;
(ii)the Warranty that is the subject of the Subject Claim (if applicable); and
(iii)all relevant details (including a reasonable estimate of the amount) of the Claim in so far as they are available to the Purchaser at the time.
(b)Subject to clause 9.10, if the Purchaser does not comply with clause 9.11(a) in respect of a Claim, that non-compliance is not and will not constitute a bar to making the relevant Claim, but a Warrantor is not liable in respect of such Claim to the extent that such non-compliance has increased the amount of the Claim.
9.12Costs indemnity
Each Relevant Warrantor indemnifies each Purchaser Group Member (including, following Completion, each Target Group Member) against, and must reimburse and compensate each Purchaser Group Member (including, following Completion, each Target Group Member) for, any Liability suffered, paid or incurred by the Purchaser Group Member or a Target Group Member (as the case may be) as a result of, or in connection with:
(a)the conduct and/or defence of a Relevant Third Party Claim by or on behalf of the Relevant Warrantors as agreed between the parties in writing;
(b)the conduct of any Warrantors or its Representatives under, or in connection with the matters agreed between the parties in writing;
(c)anything done or not done by any Purchaser Group Member (including, following Completion, a Target Group Member) as agreed between the parties in writing; or
(d)any acts or omissions required or requested of any Purchaser Group Member (including, following Completion, a Target Group Member) by or on behalf of the Relevant Warrantors in connection with the Relevant Third Party Claim or as agreed between the parties in writing.
9.13Independent limitations
Each qualification and limitation in this clause 9 is to be construed independently of the others and is not limited by any other qualification or limitation.
10.W&I Insurance Policy
10.1On the date of this deed
On the date of this deed, the Purchaser must deliver to the Appointed Representative a copy of the:
(a)signed W&I Insurance Policy;
(b)a certificate of currency from its broker in respect of the W&I Insurance Policy confirming that the W&I Insurance Policy is current and in full force and effect in accordance with its terms as at the date of this deed; and

(c)signed no claims declaration duly executed on behalf of the Purchaser.
10.2Sole recourse
Notwithstanding any provision to the contrary in this deed, the Purchaser:
(a)subject to clause 10.2(b), acknowledges and agrees that it does not have any Claim, remedy or right to proceed, whether at law or in equity and it will not be entitled to make, and it will not make, and irrevocably waives any right it may have to make, any Claim against:
(i)a Vendor Party; or
(ii)any person for whom the Vendor Parties are vicariously or contractually is vicariously or contractually liable, in relation to any Warranty, Warranty Indemnity and Tax Indemnity;
(b)irrevocably waives and releases:
(i)a Vendor Party; and
(ii)any person for whom the Vendor Parties are vicariously or contractually is vicariously or contractually liable, to the maximum extent permitted by law from any and all Liabilities (including Consequential Loss) which the Purchaser, a Purchaser Group Member or a Target Group Member suffers or incurs in relation to the Warranties, Warranty Indemnities and the Tax Indemnity, except:
(iii)in the case of the relevant party’s fraud (including through its officers and employees), as set out in clause 10.3;
(iv)to the extent that the Purchaser makes a Title and Capacity Subject Claim against a Vendor (other than the EST) or EST Holder which (alone or in aggregate) exceeds the W&I Insurance Policy Limit less all amounts previously recovered by the Purchaser under the W&I Insurance Policy, in which case a Vendor (other than the EST) or EST Holder's aggregate liability shall be limited to the amount admitted or finally adjudicated in excess of that amount (but subject always to clause 9.8);
(v)to the extent the Purchaser makes a Title and Capacity Subject Claim against an Equity Settled Vendor in respect of a breach of the US Title and Capacity Warranties which (alone or in aggregate) exceeds the W&I Insurance Policy Limit less all amounts previously recovered by the Purchaser under the W&I Insurance Policy, in which case an Equity Settled Vendor’s aggregate liability shall be limited to the amount admitted or finally adjudicated in excess of that amount (but subject always to clause 9.8);
(vi)to the extent that Qualifying Claims exceed the Deductible, the Purchaser may make a Claim against the Warrantors (in their Respective Proportions) in respect of an amount equal to US$[***]. In the event that a Warrantor is liable to pay an amount to the Purchaser in respect of such Claims, this obligation must be satisfied:
(A)in the first instance, by way of a deduction of the relevant amount from the Deferred Payments payable but not yet paid to that Warrantor (if applicable), and if such amount is not sufficient (or the Warrantor has no entitlement to Deferred Payment), by way of deduction of the relevant amount from the Earnout Payments payable but not yet paid to that Warrantor (and for the purpose of making a deduction against an Earnout Payment Amount under this clause only, the Warrantor will be taken to have received an amount equal to the Earnout Payment Cap for each Earnout Payment Amount payable but not yet paid and such deduction will be deemed to be good discharge of the obligation to pay such amount to the Purchaser even if the Earnout Payment Amount that would otherwise have been payable to the Warrantor is ultimately determined to be less than the Earnout Payment Cap), and if the Purchaser makes a deduction against from a Deferred Payment or Earnout Payment Amount under the foregoing, the Purchaser may procure that the Target deduct from a Deferred Payment or Earn Out Payment Amount payable but not yet paid to an OV CCO Holder an amount equal to the OV CCO Holder’s Respective Proportion of the relevant amount (and for the purpose of making a deduction against an Earnout Payment Amount under this clause only, each OV CCO Holder will be taken to have received an amount equal to the Earnout Payment Cap for each Earnout Payment Amount, even if the Earnout Payment Amount that would otherwise have been payable to the OV CCO Holder is ultimately determined to be less than the Earnout Payment Cap); and
(B)in respect of any balance owing after Earnout Payment Date 3, by the Warrantor making a payment in immediately available funds within 5 Business Days being notified of the Claim by the Purchaser;
(vii)to the extent required to permit or facilitate a Subject Claim by the Purchaser under the W&I Insurance Policy and only on the basis that a Warrantor must have no Liability in relation to the facts and circumstances of that Claim beyond AU$[***]; and
(viii)to the extent that the Purchaser makes a Specific Indemnity Claim against a Warrantor; and
(c)for the avoidance of doubt, any failure by the Purchaser to obtain warranty and indemnity insurance (including the W&I Insurance Policy) will not in any way limit, affect or otherwise prejudice clauses 10.2(a) and 10.2(b).
10.3Fraud
The Purchaser is not prevented under any provision of this deed from making a Fraud Claim against a Warrantor who is alleged to have engaged in the conduct giving rise to the Fraud Claim, and in respect of those rights of recovery arising out of or relating to the conduct of that Warrantor giving rise to the Fraud Claim, provided that the conduct of a Warrantor giving rise to a Fraud Claim will not give rise to any right to make a Claim against another Warrantor who has not engaged in that conduct.
11.Tax Indemnity and Tax Returns
11.1Tax Indemnity
(a)Each Warrantor, in their Respective Proportion, indemnifies each Purchaser Group Member (including, following Completion, the Target Group) against, and must reimburse and compensate each Purchaser Group Member (including, following Completion, the Target Group) for, any Liability suffered, paid or incurred by each Purchaser Group Member (including, following Completion, the Target Group) as a result of, or in connection with:
(i)Tax paid, payable, incurred or suffered by a Purchaser Group Member (including, following Completion, the Target Group) which arises, from any Tax Claim, either directly or indirectly, including employment on-costs associated with the misclassification of employees or contractors;
(ii)Tax arising in relation to a period or part period up to and including Completion for which the Target Group has Liability (including on a secondary, or joint and several basis) as a result of the Target Group's membership of a group for Tax purposes (including a Consolidated Group, GST group or payroll tax group); or
(iii)any costs incurred by a Purchaser Group Member (including, following Completion, the Target Group) in relation to the management of a Tax Claim or management of any matter relating to Tax which may give rise to a Tax Claim.
(b)For the avoidance of doubt, the Purchaser is entitled to bring a Claim either on an indemnity basis, on the terms agreed between the parties in writing or on a contractual basis for breach of a Tax Warranty, or both, subject to any terms which are agreed in writing between the parties.
11.2Notice of Tax Claims
(a)The Purchaser must notify the Appointed Representative within 10 Business Days if it or any Target Group Member:
(i)receives an assessment, variation, penalty, demand or other document asserting a liability for Tax; or
(ii)becomes aware of a matter,
which may give rise to a Tax Indemnity Claim.
(b)A Claim Notice issued under clause 11.2(a) must include reasonable details (including the amount) then known to the Purchaser Group of:
(i)the Tax Claim, including an extract of any part of any communication from a Tax Authority which identifies the liability or amount to which the Claim relates or other evidence of the value of the Tax Claim to which the Tax Indemnity Claim relates;
(ii)if available or relevant, any corresponding part of any adjustment sheet or other explanatory material issued by a Tax Authority that specifies the basis for the Tax Claim to which the Tax Indemnity Claim relates;
(iii)any Claim which may be made against any Warrantor as a result of the Tax Claim; and
(iv)the events, matters or circumstances giving rise to the potential threatened or actual Tax Claim and Tax Indemnity Claim.
(c)Where any information required under clause 11.2(b) is not available within the timeframe required under clause 11.2(a), the Purchaser must provide that information to the Appointed Representative as soon as practicable after it is available and in any event within 5 Business Days of receipt or awareness of that information.
11.3Pre-Completion Returns
(a)The Vendors (other than the EST) and EST Holders must (at the party’s own cost and expense) prepare and, procure that the Target Group lodges, all Pre-Completion Returns.
(b)In respect of each Pre-Completion Return, the Vendors (other than the EST) and EST Holders must:
(i)by no later than:
(A)10 Business Days before the due date for lodgement in the case of any Pre-Completion Return that relates to Tax other than income Tax; and
(B)20 Business Days before the due date for lodgement in the case of any Pre-Completion Return relating to income Tax,

provide to the Purchaser a draft of the Pre-Completion Return together with all supporting work papers and calculations, for the Purchaser's review and comment; and
(ii)take into account, and incorporate, any reasonable comments of the Purchaser or the Representatives of the Purchaser in respect of the draft Pre-Completion Return that are provided to the Vendors (other than the EST) and EST Holders prior to the due date for lodgement of the Pre-Completion Return and must amend and update the draft of the Pre-Completion Return to include such comments in the final Pre-Completion Return that is to be lodged.
11.4Post-Completion Returns
(a)The Purchaser will have sole conduct and responsibility for the preparation, and lodgement by the Target Group, of all Post-Completion Returns.
(b)The Purchaser and the Target Group agree not claim any Tax Relief for any amount relating to the payment of the Option Cancellation Amount or any other payments which are made or to be made to the EST or the EST Trust in connection with the transaction contemplated under this deed, unless as agreed with the Vendor Side Parties.
(c)For the avoidance of doubt, following Completion, nothing in clause 11.3, this clause 11.4 (other than clause 11.4(b)) and/or clause 11.5 restricts the Purchaser from submitting, or procuring the submission of, any Tax Return to a Governmental Authority.
11.5Section 338(g) elections
The Vendor Side Parties acknowledge and agree that Purchaser may, at its sole discretion, make an election under the United States Internal Revenue Code Section 338(g) and any corresponding or similar elections under state, local, or Tax Laws outside the United States with respect to any Target Group Member formed or incorporated outside the United States.
11.6Assistance relating to Tax Returns
(a)Each Key Employee Vendor must provide, the Purchaser and each other Purchaser Group Member (including, following Completion, the Target Group) and their respective Representatives with:
(i)all reasonable information, assistance and access to records and documents (including all electronic records and documents):
(A)required to review or prepare and lodge (as the case may be) any Pre-Completion Return or any Post-Completion Return; or
(B)reasonably requested by the Purchaser or the Purchaser's Representatives and/or duly authorised agent of a Purchaser Group Member for the purpose of the Purchaser or the Purchaser's duly authorised agent to review or prepare and lodge (as the case may be) any Pre-Completion Return or any Post-Completion Return within a reasonable period following such request and so as to ensure that any applicable due dates for the lodgement of any Pre-Completion Return or any Post-Completion Return (as the case may be) can be satisfied; and
(ii)any assistance and access which any Purchaser Group Member or any Representative of a Purchaser Group Member may reasonably request or require to manage, oversee or deal with any Tax matter relating to the Target Group or any Purchaser Group Member (to the extent relating to the Target Group), including in respect of any Tax Claim.
(b)Each party must pay its own costs in connection with clause 11.3, clause 11.4 and this clause 11.5.

11.7Section 280G of the Code.
(a)The Target Group will use good faith efforts to obtain and deliver to the Purchaser, prior to the initiation of the requisite Target Group shareholder approval procedure under clause 11.7(b), a parachute payment waiver from each person who the Target Group or Purchaser reasonably believes is, with respect to any Target Group Member, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite Target Group shareholder approval procedure described below, and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code as a result of the Transaction, pursuant to which such person agrees to waive any and all right or entitlement to such parachute payment(s) to the extent the value thereof exceeds one dollar less than three times such person’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder (the Waived 280G Payments and each such waiver, a 280G Waiver), unless such Waived 280G Payments are approved by the requisite Target Group shareholder approval described in clause 11.7(b).
(b)Prior to the Scheduled Completion Date, but only to the extent necessary to avoid the negative consequences of Section 280G and/or 4999 of the Code, the Target Group shall submit, solely with respect to each person who provides the Target Group a duly executed 280G Waiver, such person’s Waived 280G Payments to the Target Group shareholders for approval (in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder and is reasonably satisfactory to the Purchaser) by such number of Target Group shareholders as is required by the terms of Section 280G(b)(5)(B) so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all such person’s payments, benefits, accelerated vesting, options and/or stock awards provided pursuant to contracts or arrangements that might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code (which such determination, as well as the form of Target Group shareholder approval, related information statement and form of waiver described in clause 11.7(a), shall be made or prepared by the Target Group and shall be subject to review and approval by the Purchaser, such approval not to be unreasonably withheld, conditioned or delayed). The Target Group shall provide to the Purchaser for its reasonable review and approval (such approval not to be unreasonably withheld, conditions or delayed), at least two (2) Business Days prior to initiation of the requisite Target Group shareholder approval process, copies of all documents prepared by the Target Group, including the parachute payment calculations prepared by the Target Group and/or its advisors.
12.Specific Indemnities
12.1Specific Indemnities
(a)If a Warrantor is required to pay an amount to the Purchaser under a Specific Indemnity by order of the Court or written agreement between the Purchaser and the Warrantor, such Warrantor’s obligations to pay such amount to the Purchaser must be satisfied (and only after such an order has been obtained or written agreement reached):
(i)in the first instance, by way of a deduction of the relevant amount from the Deferred Payments (if applicable), and if such amount is not sufficient (or the Warrantor has no entitlement to Deferred Payment), by way of deduction of the relevant amount from the Earnout Payment Amounts (and for the purpose of making a deduction against an Earnout Payment Amount under this clause only, each Warrantor will be taken to have received an amount equal to the Earnout Payment Cap for each Earnout Payment Amount payable but not yet paid to that Warrantor and such deduction will be deemed to be good discharge of the obligation to pay such amount to the Purchaser even if the Earnout Payment Amount that would otherwise have been payable is ultimately determined to be less than the Earnout Payment Cap), and if the Purchaser makes a deduction against from a Deferred Payment or Earnout Payment Amount under this clause, the Purchaser may procure that the Target deduct from a Deferred Payment or Earn Out Payment Amount payable but not yet paid to an OV CCO Holder an amount equal to what the OV CCO Holder’s Respective Proportion of the Indemnified Loss (and for the purpose of making a deduction against an Earnout Payment Amount payable but not yet paid to an OV CCO Holder under this clause only, each OV CCO Holder will be taken to have received an amount equal to the Earnout Payment Cap for each Earnout Payment Amount, even if the Earnout Payment Amount that would otherwise have been payable is ultimately determined to be less than the Earnout Payment Cap); and
(ii)in respect of any balance, by the Warrantor making a payment in immediately available funds without counter-claim or set off within five Business Days of receiving a notice under clause 9.11.
(b)For the avoidance of doubt the Specific Indemnities are not limited by the qualifications and limitations against the Warranties in clause 9 unless expressly stated otherwise in that clause. Under no circumstances can the Purchaser recover from a Warrantor more than its Respective Proportion of the Purchase Price to the extent actually received by that Warrantor in respect of all Claims under this deed.
(c)The parties agree that the Specific Indemnities are limited as follows:
(i)the Warrantors maximum aggregate liability as a result of a Claim under a Specific Indemnity is limited to US$[***] other than with respect to particular Specific Indemnities for which the parties agree a higher limit; and
(ii)clauses 9.7(b), 9.8(b)(i) and 9.10 and such other limitations as are agreed in writing between the parties, shall apply to Claims under the Specific Indemnities.
(d)The parties agree that any Claims or Loss or other alleged liability under the Specific Indemnities are subject to the Conduct of Third Party Claims regime as is agreed in writing between the parties (provided that the prior consent of the Purchaser to a settlement is not required).
13.Purchaser Warranties
13.1Representations
The Purchaser, the Guarantor and the Purchaser Parent each represent and warrant to each Vendor Side Party that each of the Purchaser Warranties are true and accurate.
13.2When Purchaser Warranties given
Each Purchaser Warranty is given:
(a)to the extent that the Purchaser Warranty is expressed to be given as at a particular date or dates only, on that date or dates only; and
(b)in respect of each other Purchaser Warranty, on the date of this deed and as at Completion.

13.3Application of the Purchaser Warranties
Each of the Purchaser Warranties:
(a)remains in full force and effect after Completion; and
(b)is separate and independent and is not limited by reference to any other Purchaser Warranty.
13.4Specific limitations on Purchaser Warranties
Each Vendor Side Party acknowledges and agrees with the Purchaser that:
(a)no representations, warranties, promises, undertakings, statements or conduct have:
(i)induced or influenced any Vendor Side Party to enter into, or agree to any terms or conditions of, this deed;
(ii)been relied on in any way as being accurate by any of the Vendor Side Parties;
(iii)been warranted by any Purchaser Group Member or any of their respective Representatives to any of the Vendor Side Parties as being true, accurate, not misleading or not deceptive; or
(iv)been taken into account by a Vendor Side Party as being important to any Vendor Side Party’s decision to enter into, or agree to any or all of the terms of, this deed;
except the Purchaser Warranties which are given to the Vendor Side Parties only;
(b)no Purchaser Group Member nor any of their respective Representatives has given any warranty (including in any of the Purchaser Warranties) or representation, expressed or implied, and no Purchaser Group Member nor any of their respective Representatives will have any Liability, in relation to:
(i)any Forward-looking Information in connection with, or any other forward-looking, prospective or future matter or event concerning or otherwise relating to, any Purchaser Group Member or the business of any Purchaser Group Member; or
(ii)any future performance or prospects of any Purchaser Group Member or the business of any Purchaser Group Member or otherwise, including in connection with:
(A)the accuracy of, or reasonableness of any assumptions underlying, any Forward-looking Information or other information relating to such future performance or prospects; or
(B)any financial analysis or modelling conducted by any Vendor Party or any Purchaser Group Member or any of their respective Representatives,
(Purchaser Group Information);
(c)in entering into this deed, no Vendor Side Party has or may rely on, any Purchaser Group Information; and
(d)the Purchaser Warranties are given subject to and qualified by, and no Vendor Side Party is entitled to claim that any fact, matter or circumstance causes any of the Purchaser Warranties to be untrue, incorrect, inaccurate or misleading if and to the extent that the fact, matter or circumstance fairly disclosed in (i) the Purchaser Disclosure Letter or (ii) in Note 14, “Commitments and Contingencies” included in Item 1 of Part I, and Item 1 of Part II, of the Quarterly Report on Form 10-Q of the Purchaser Parent filed on 3 November 2025; and

(e)notwithstanding any other provision in this deed, no Purchaser Group Member nor any of its Representatives will, in any circumstances, be liable to any Vendor Side Party for any:
(i)Consequential Loss; or
(ii)any other Liability or Loss that is consequential, special, indirect, exemplary or punitive, in relation to any Claim under, or in connection with, this deed.
13.5Guarantee
(a)The Guarantor, has for value received and unconditionally and absolutely guarantees to each of the Vendor Side Parties the timely payment and performance, in accordance with the terms of this deed, of any and all obligations of the Purchaser under this deed, including but not limited to the obligations of the Purchaser to pay:
(i)the amounts payable by the Purchaser upon Completion; and
(ii)the amounts payable by Purchaser pursuant to clause 4.2 and clause 4.3, and any costs of collecting such amounts including, without limit, attorneys’ fees and costs of collection,
(collectively, the Guaranteed Obligations).
14.Default and termination
14.1Failure by a party to Complete
(a)If a party does not Complete when required to do so, other than as a result of default by another party, any other party not in default may give the defaulting party written notice requiring it to Complete within 10 Business Days of receipt of the notice.
(b)When a notice is given under clause 14.1(a), time will be of the essence under this deed.
14.2Specific performance or termination
If the defaulting party does not Complete within the period specified in clause 14.1, the non-defaulting party may choose either to seek specific performance or terminate this deed. In either case, the non-defaulting party may seek damages for the default.
14.3Insolvency of the Purchaser, Guarantor or Purchaser Parent
If at any time prior to Completion the Purchaser, Guarantor or Purchaser Parent suffers an Insolvency Event, this deed may be terminated by the Appointed Representative giving notice in writing to the Purchaser.
14.4Effect of termination
On termination of this deed under this clause:
(a)this clause 14.4 and clauses 1, 17, 18, 19, 20 and 21 continue to apply;
(b)the ongoing operation of the Confidentiality Agreement is not affected and clause 16 continues to apply except to the extent of any inconsistency with the Confidentiality Agreement;
(c)accrued rights and remedies of a party are not affected; and
(d)subject to this clause, the parties are released from further performing their obligations under this deed.

14.5Termination of Target Shareholders' Agreement
(a)With effect on and from the Completion Date, the parties hereby acknowledge and agree that:
(i)the Target Shareholders' Agreement is irrevocably and unconditionally terminated;
(ii)the terms of the Target Shareholders' Agreement will have no force or effect; and
(iii)the Vendors will have no further rights, entitlements, obligations or duties under the Target Shareholders' Agreement.
(b)Each Vendor unconditionally and irrevocably:
(i)waives and relinquishes its respective rights against each other party under the Target Shareholders' Agreement, including any such rights accruing or arising under the Target Shareholders' Agreement in relation to the entry into, and performance of the obligations under, this deed and the sale of the Sale Securities;
(ii)releases and forever discharges each other party from all obligations, Claims, demands and Liabilities under or arising out of the Target Shareholders' Agreement, including in relation to any breach of, or non performance of, obligations under the Target Shareholders' Agreement or accruing or arising under the Target Shareholders' Agreement in relation to the entry into and performance of the obligations under this deed and the sale of the Sale Securities, whether known or unknown, prior to the Completion Date (Shareholder Liability);
(iii)undertakes not to assert any Claim, commence any action, suit or proceeding against any other party for, or in connection with, any Shareholder Liability; and
(iv)indemnifies each other party and holds each of them harmless from and against any Liability which they may suffer, pay or incur as a result of any breach, non-performance or non-observance by that party of the undertaking in clause 14.5(b)(iii) including, but not limited to, any legal fees or expenses each other party may incur in defending any court or other proceedings resulting from such breach.
15.Period following Completion
15.1Notifications to Governmental Authorities
The Purchaser will make all necessary notifications to relevant Governmental Authorities which are required by applicable laws as a result of Completion, including but not limited to lodging an ASIC Form 484 to ASIC, within the time required by law or applicable regulatory requirement.
15.2Vendor Side Party access to Records
(a)Subject to the Vendor Side Parties complying with any reasonable steps requested by the Purchaser to preserve confidentiality, the Purchaser must at all reasonable times, upon that Vendor Side Party giving reasonable notice, grant to that Vendor Side Party or any of its Representatives (at that Vendor Side Party’s cost) access to such Records and the right to take copies of such Records:
(i)that are relevant to any investigation by a Governmental Authority or any litigation that is actual, pending or threatened at Completion or relates to the period prior to Completion, in each case to the extent relating to that Vendor Side Party only and only in relation to the period prior to Completion (unless the Vendor Side Party demonstrates that Records relating to the post-Completion period are relevant);

(ii)for the purpose of dealing with the accounting, Tax, financial or insurance affairs of that Vendor Side Party;
(iii)necessary for the Vendor Side Party to comply with any applicable law (including any applicable Tax Law) and for the purpose of assisting that Vendor Side Party to prepare Tax or other returns, accounts or other financial statements required of that Vendor Side Party by law or any other regulatory requirements of any Governmental Authority; or
(iv)as may be reasonably required for the purpose of that Vendor Side Party complying with that Vendor Side Party obligations or exercising its rights under this deed.
(b)The Purchaser must use reasonable endeavours to ensure that all Records are preserved and accessible until and including the date that such Records are required by any applicable law to be retained.
(c)Nothing in this clause 15.2 obliges any Purchaser Group Member to provide access to, or to permit copies to be taken of, any Relevant Records where such access or right may prejudice any legal professional privilege which may exist.
15.3Release
(a)To the fullest extent permitted by law, with effect on and from Completion, the Vendor Side Parties waive (and must procure that each Vendor Side Party waives) all rights and Claims that they may have personally against each Target Group Member and any current and former officers and employees of any Target Group Member (Group Personnel) (in each case when acting in that capacity and when relating to any Target Group Member, the Business or any activities, omissions, facts, matters or circumstances relating to the period before Completion), or in relation to any matter arising directly or indirectly in connection with the Transaction (including rights and Claims under the terms of the Sale Securities, Options, SAFEs, the Non-Exchanging SAFE, 1V Warrant Deed, Equity Plans and otherwise in connection with the transactions contemplated by clause 5.14), except to the extent that those rights or Claims arise out of the fraud of any Target Group Member or any Group Personnel.
(b)The parties acknowledge and agree that:
(i)the Purchaser has sought and obtained this waiver as agent for and on behalf of each Target Group Member and each Group Personnel and holds the benefit of this clause 15.3 as trustee for them; and
(ii)the provisions of this clause 15.3 may be enforced by the Purchaser on behalf of and for the benefit of the Target Group Members and the Group Personnel and those persons may plead this clause 15.3 in answer to any Claim made by the Vendor Side Parties or any Vendor Party against them.
16.Confidentiality and publicity
16.1Confidentiality
(a)Each party must keep confidential any Confidential Information of each other party, including:
(i)the existence and the terms of this deed and each document referred to, or entered into in connection with, this deed, including details or information relating to the consideration payable or paid to or otherwise received or receivable by a party in connection with the Transaction;
(ii)any discussions or correspondence between the parties or any of their Representatives that have taken place in relation to the transactions contemplated by this deed; and

(iii)any information which, either orally or in writing, is agreed, designated or indicated as being confidential information of the disclosing party or any of its Representatives.
(b)Obligations of confidentiality under clause 16.1(a) do not apply:
(i)to those Representatives of the recipient or Related Bodies Corporate of the recipient who have a need to know for the purposes of this deed and/or in connection with the Transaction (and in each case, on a confidential basis);
(ii)if disclosure of the Confidential Information is required by law or the rules of a recognised stock or securities exchange (provided that any such disclosure is made after prior consultation with the other parties, or in the case of the Vendor Side Parties, the Appointed Representative);
(iii)where the disclosure is required for use in legal proceedings regarding the Transaction or under the W&I Insurance Policy;
(iv)if prior to the disclosure, the written approval of the Purchaser and the Appointed Representative is obtained;
(v)if the recipient is required to make a disclosure by this deed, but only to the extent reasonably required to comply with the relevant requirement under this deed; and
(vi)in the case of a Vendor that is or holds the Sale Shares on behalf of, a fund, partnership, unit trust or any other fund vehicle (Fund Vendor), where the disclosure is to any manager, adviser, trustee, custodian, nominee, member, investor, general partner, limited partner, unitholder of or in that fund, partnership, unit trust or fund vehicle or any investment advisory, co-investment or similar committee in respect of the relevant fund, partnership, unit trust or fund vehicle and is either:
(A)required by the terms of any trust deed, limited partnership agreement or other fund document in effect as at the date of this deed; or
(B)reasonably necessary in the proper administration of the fund, partnership, unit trust or other fund vehicle (including in connection with reporting to investors),
(vii)in each case on a confidential basis.
16.2Business Confidential Information
(a)From the Completion Date, all Business Confidential Information is confidential information of the Purchaser Group and this clause 16 applies to the Business Confidential Information from the Completion Date.
(b)From Completion, each party (other than the Purchaser) must not:
(i)use any Business Confidential Information for that party's own commercial purposes or benefit or to the competitive disadvantage of the Purchaser Group; and
(ii)take, or procure to be taken, any action which discloses any Business Confidential Information contrary to the terms of this deed.
(c)The Business Confidential Information is not taken to be Excluded Information only because it was known to any Vendor Party, a Target Group Member or any of their respective Representatives at any time prior to Completion.
(d)In respect of each party (other than the Purchaser):
(i)the obligations on, and the restrictions on the use of Business Confidential Information by, the party provided by this clause 16.2 are in addition to any and all other obligations and/or restrictions on the party in relation to any Business Confidential Information or in respect of which the party is otherwise bound in relation to the use and disclosure of any Business Confidential Information; and
(ii)the party acknowledges and agrees that:
(A)the provisions of this clause 16.2 are in addition to, and not in lieu or substitution of, any other obligations, restrictions and/or undertakings in relation to the Business Confidential Information to which the party is now or may later become bound, subject to and/or required to comply with or any applicable law; and
(B)in the event of any conflict between any such obligations, restrictions and/or undertakings or any applicable law, all such obligations, restrictions and/or undertakings and laws must be construed as cumulative and must be construed in such a manner as to be as consistent as possible and enforceable to the fullest extent.
16.3Announcements
A party must not make or authorise an announcement in respect of this deed or the Transaction without the consent of each other party, unless:
(a)it is required to be made by law or the rules of a recognised stock or securities exchange, but only to the extent required to comply with such law or rule, and before it is made that party has (to the extent practicable and legally permissible):
(i)notified each other party; and
(ii)given each other party a reasonable opportunity to comment on the contents of, and the requirement for, the announcement; or
(b)in the case of the Purchaser, it has the prior written approval of the Appointed Representative or in the case of a Vendor Side Party it has the prior written approval of the Purchaser.
16.4Excluded Information
Clause 16.1 does not apply to Excluded Information.
16.5Confidentiality Agreement
The parties agree that:
(a)section 8 of the Confidentiality Agreement shall not derogate from the Warranties; and
(b)the Confidentiality Agreement shall be terminated, and be of no further force or effect, on and from Completion.
17.GST
17.1Interpretation
(a)In this clause 17, a word or expression defined in the GST Act and which is not otherwise defined in this deed has the meaning given to it in the GST Act.
(b)Unless otherwise expressly stated in this deed, all charges and amounts payable by a party to another person under, or in connection with, this deed are exclusive of GST.
17.2GST gross up
If a party makes a supply under or in connection with this deed in respect of which GST is payable, the consideration for the supply but for the application of this clause 17.2 (GST exclusive consideration) is increased by an amount equal to the GST exclusive consideration multiplied by the rate of GST prevailing at the time the supply is made, without set off, deduction or requirement for demand, at the same time as the GST exclusive consideration is payable.
17.3Reimbursements
If a party must reimburse or indemnify another party for a loss, cost or expense, the amount to be reimbursed or indemnified is first reduced by any input tax credit which is available to the other for the loss, cost or expense, and then increased in accordance with clause 17.2.
17.4Tax invoice
A party need not make a payment for a taxable supply made under, or in connection with, this deed until the party receives a tax invoice for the supply to which the payment relates.
17.5Adjustment event
If for any reason (including, without limitation, the occurrence of an adjustment event) the amount of GST payable on a supply made under, or in connection with, this deed (taking into account any decreasing adjustments or any increasing adjustments in relation to the supply) varies from the additional amount payable by the recipient of the payment in the manner contemplated under clause 17.2:
(a)the party that is the supplier must provide a refund or credit to the recipient, or the recipient must pay a further amount to the supplier (as applicable);
(b)the refund, credit or further amount (as the case may be) will be calculated by the supplier in accordance with the GST Law; and
(c)the supplier must notify the recipient of the refund, credit or further amount within 10 Business Days after becoming aware of the variation to the amount of GST payable. Any refund or credit must accompany such notification or the recipient must pay any further amount within 5 Business Days after receiving such notification, as appropriate. If there is an adjustment event in relation to the supply, the requirement for the supplier to notify the recipient will be satisfied by the supplier issuing to the recipient an adjustment note within 10 Business Days after becoming aware of the occurrence of the adjustment event.
18.Notices and other communications
18.1Service of notices
A notice, demand, consent, approval or communication under this deed (Notice) must be:
(a)in writing, in English and signed by a person duly authorised by the sender; and
(b)hand delivered or sent by registered or recorded prepaid post which is tracked or email on the basis that:
(i)if the recipient is the Purchaser, to the Purchaser's postal address and/or email address (as applicable) specified in the Details, as varied by any Notice given by the recipient to the sender; and
(ii)if the recipient is a party to this deed other than the Purchaser, to the Appointed Representative by delivering or sending (as applicable) any Notice to the Appointed Representative's postal address and/or email address (as applicable) specified in, or otherwise determined in accordance with, clause 20.4 (with a copy to the Initial Appointed Representatives, to the postal address and/or email address (as applicable) specified in, or otherwise determined in accordance with, clause 20.4).

18.2Effective on receipt
A Notice given in accordance with clause 18.1 takes effect when taken to be received (or at a later time specified in it), and is taken to be received:
(a)if hand delivered, on delivery;
(b)if sent by registered prepaid post which is tracked, on the day being 2 Business Days after the date of posting (or on the day being 7 Business Days after the date of posting if posted to or from a place outside Australia); and
(c)if sent by email, when sent by the sender unless the sender receives a delivery failure notification indicating that the email has not been delivered to the addressee, but if the delivery, receipt or transmission is not on a Business Day or is not during Business Hours on a Business Day, the Notice is taken to be received at the commencement of Business Hours on the next Business Day.
19.Trustees
19.1Application
(a)The parties acknowledge that this clause applies to each Trustee Party.
(b)To the extent permitted by law, this clause applies despite any other provision of this deed or any principle of equity or law to the contrary, and the limitation of liability contained in it extends to all liabilities and obligations of a Trustee Party (including negligence) in any way connected with any representation, warranty, conduct, omission, agreement or transaction of the Trustee Party arising under or in connection with this deed.
19.2Limited capacity
(a)Each Trustee Party is bound by this deed and the transactions contemplated by it and enters into this deed only in its capacity as trustee of the Relevant Trust relating to the Trustee Party and in no other capacity.
(b)A liability of a Trustee Party arising under or in connection with this deed is limited to the amount the Trustee Party actually receives in exercising any right (including a right of indemnity) that they have to satisfy the liability out of the asset of the Relevant Trust relating to the Trustee Party and can only be enforced against a Trustee Party, to the extent to which that limited liability can be satisfied out of the assets of the Relevant Trust relating to the Trustee Party.
(c)Subject to clauses 19.3 and 19.4, the limitation of each Trustee Party's liability referred to in clause 19.2(b) applies despite any other provision of this deed and extends to all liabilities and obligations of such Trustee Party in any way connected with any representation, warranty, conduct, omission, agreement or transaction related to this deed.
19.3Limited rights to sue
No party may:
(a)sue any Trustee Party in a capacity other than as trustee of the Relevant Trust relating to the Trustee Party;
(b)seek the appointment of a receiver (except in relation to property of the Relevant Trust relating to the Trustee Party), a liquidator, an administrator, or similar person to the Trustee Party or prove in any liquidation, administration or arrangement of or affecting the Trustee Party; or
(c)seek by any means to have the liability satisfied out of any assets of the Trustee Party other than the assets of the Relevant Trust,

except:
(d)to the extent that the Trustee Party failed to exercise any right it has (including a right of indemnity) to satisfy the liability out of the assets of the Relevant Trust;
(e)in the event of the relevant Trustee Party’s fraud, wilful default, gross negligence or material breach of trust; or
(f)to the extent necessary to make a claim in relation to property of the Relevant Trust relating to the Trustee Party, including proving and participating in any form of insolvency administration of the Trustee Party in respect of the assets of the Relevant Trust, exercising rights and remedies with respect to assets of the Relevant Trust or enforcing security and exercising contractual rights in respect of assets of the Relevant Trust.
19.4Exceptions
This clause 19 does not apply to any obligation or liability of a Trustee Party to the extent that the obligation or liability is not satisfied because under the deed governing the Relevant Trust relating to the Trustee Party or by operation of law there is a reduction in the extent of the Trustee Party's indemnification out of the assets of the Relevant Trust relating to the Trustee Party, as a result of the Trustee Party's fraud, wilful default, gross negligence or material breach of trust in respect of the Relevant Trust relating to the Trustee Party, or the Trustee Party waiving or agreeing to amend the rights of indemnification the Trustee Party would otherwise have out of the assets of the Relevant Trust.
19.5Limitation on authority
No attorney, agent, receiver or receiver and manager appointed in accordance with, or in respect of, this deed, including the Appointed Representative, has authority to act on behalf of a Trustee Party in a way which exposes the Trustee Party to personal liability.
20.Appointed Representative
20.1Initial Appointed Representatives and Replacement
(a)Each party (other than the Purchaser, Guarantor and Purchaser Parent) (Relevant Party), acting jointly, irrevocably appoints each Initial Appointed Representative to act as the Appointed Representative on and from the date of this deed, unless and until such time as the Initial Appointed Representative is, or is deemed to be, replaced as the Appointed Representative pursuant to clause 20.1(b).
(b)Provided that there must be at least one person acting as the Appointed Representative at all times:
(i)the Relevant Parties, acting jointly, may from time to time by joint written notice to the Purchaser; and
(ii)the Appointed Representative may, by written notice to the Purchaser,
(c)remove any person that is for the time being acting as an Appointed Representative or resign (respectively), appoint another person as an Appointed Representative as replacement for such person or appoint any additional person or persons as an Appointed Representative (either permanently or for such period as is specified in the written notice).
(d)A notice given under clause 20.1(b) in relation to the appointment of a person as a replacement or additional Appointed Representative must specify such details in respect of that person as are required for the purposes of giving Notices to the Appointed Representative under this deed.

20.2Authority
Each Relevant Party:
(a)subject only to clauses 20.1 and 20.3 but otherwise despite any other provision of this deed, irrevocably authorises the Appointed Representative to act on the Relevant Party's behalf in relation to any act, matter or thing required or permitted by the terms of this deed to be done by that Relevant Party or together with any other Relevant Party, including:
(i)to give and receive payments and documents for and on behalf of the Relevant Party;
(ii)to direct payments to be made from or to the Relevant Party’s bank accounts;
(iii)to give and receive any Notice for and on behalf of the Relevant Party;
(iv)to give any approval or exercise any discretion of the Relevant Party;
(v)subject to clause 21.1, to amend, vary or waive any provision of this deed or any matter in connection with this deed for and on behalf of the Relevant Party;
(vi)to carry out any act or execute any document necessary or desirable in connection with this deed, including in connection with effecting Completion in accordance with clause 6, for and on behalf of, and as attorney for, the Relevant Party; and
(vii)to carry out any act or execute any document necessary or desirable in relation to any Claim or potential Claim under or in respect of any transaction or matter contemplated by this deed for and on behalf of the Relevant Party, including to pursue, settle or compromise any such Claim on such terms as the Appointed Representative may in its absolute discretion determine;
(b)acknowledges that the Purchaser is entitled to treat any act, matter or thing done by the Appointed Representative as binding on the Relevant Party and is not required to enquire further in respect of such act, matter or thing; and
(c)acknowledges that the Purchaser may discharge any obligation under this deed to give any payment, document, Notice or other thing to that Relevant Party (including any document served to initiate or as part of legal proceedings against any Relevant Party) by giving it to the Appointed Representative.
20.3Multiple persons as Appointed Representative
If at any time more than one person has been appointed, and is acting, as an Appointed Representative, then:
(a)any action that may or is required under this deed to be taken at that time by the Appointed Representative must be taken jointly by all persons appointed at that time as an Appointed Representative; and
(b)each person appointed as an Appointed Representative must not act severally.
20.4Details of Appointed Representative
The details for the purposes of giving Notices to the Appointed Representative under this deed:
(a)during any period that the Initial Appointed Representative is acting as the Appointed Representative are set out below:

Name	Tim Doyle and Nick Crocker
Notice details	Tim Doyle: Address: [***] Email: [***]; and Nick Crocker: Address: [***] Email: [***]
(b)in respect of any other person acting as the Appointed Representative, as notified in accordance with clause 20.1(d) (as varied by any Notice given by such person to the Purchaser).
20.5Validity of other powers and authority
The provisions of this clause 20 are in addition to, and not in lieu of, any power of attorney, agency or other provision in any other document, agreement, deed, resolution or approval which may give the Appointed Representative or any other person the authority to act on behalf of a Relevant Party.
21.Miscellaneous
21.1Alterations
(a)Subject to clause 21.1(b), this deed may be altered only in writing signed by all of the parties.
(b)This deed may be altered in writing signed by only:
(i)the Appointed Representative and the Purchaser if the alteration does not materially diminish the rights, or increase the obligations, of any Vendor Side Party; and
(ii)the Vendor Side Parties if the alteration is to 20.1(b), relates solely to the process for appointing, replacing or removing an Appointed Representative and requires there to always be at least one Appointed Representative at all times.
21.2Approvals and consents
Except where this deed expressly states otherwise, a party may, in its discretion, give conditionally or unconditionally or withhold any approval or consent under this deed.
21.3Assignment
(a)Subject to clause 21.3(b), a party may only assign this deed or a right under this deed or grant any Security Interest in its rights under this deed with the prior written consent of each other party.
(b)Subject to clause 21.3(b), each party (other than the Purchaser) consents to the Purchaser granting a Security Interest in, and assigning the benefit of, its rights under this deed to:
(i)any secured lender or other persons providing financial accommodation to a Purchaser Group Member or any related entity of a Purchaser Group Member; and
(ii)any person or persons acting as security trustee or agent for a person referred to in clause 21.3(b)(i),
(each a Finance Party) and the Purchaser and any Finance Party may also, in the event of enforcement of such Security Interest, assign the benefit of the Purchaser’s rights (as the case may be) under this deed to any purchaser or assignee from a Finance Party (or any receiver appointed by a Finance Party) who acquires the Sale Shares or the shares of any Purchaser Group Member or all or any part of the business of the Target Group or another Purchaser Group Member.
(c)If:
(i)a Security Interest is granted in the Purchaser's rights under this deed; or
(ii)the Purchaser's rights under this deed are assigned,
in each case, in the manner and to a person contemplated by clause 21.3(b) (Assignee):
(iii)the Liability of each Warrantor under this deed shall be no greater than what the Warrantor’s Liability would have been if the grant, enforcement or assignment (as applicable) had not occurred; and
(iv)the Liability recoverable by any Assignee under, or in connection with, this deed will be calculated as if such Assignee had been the Purchaser under this deed.
21.4Costs
Each party must pay its own costs of negotiating, preparing and executing this deed.
21.5Duty
Any Duty payable in connection with the acquisition by the Purchaser of the Sale Securities under this deed must be paid by the Purchaser.
21.6Survival
Any indemnity or any obligation of confidence under this deed is independent and survives termination of this deed. Any other term, expressed in this deed or which by its nature intended to survive termination of this deed, survives termination of this deed.
21.7Cumulative rights
Except as provided by this deed and permitted by law, the rights and remedies of a party under this deed do not exclude any other right or remedy provided by law.
21.8Counterparts
This deed may be executed in counterparts. All executed counterparts constitute one document.
21.9Counterparts and electronic execution
(a)This deed may be executed in any number of counterparts or copies, each of which may be executed by physical signature in wet ink or electronically (whether in whole or in part).
(b)A party who has executed a counterpart of this deed may exchange that counterpart with any other party to this deed by either:
(i)emailing a copy of the executed counterpart to the other parties; or
(ii)utilising an electronic platform (including DocuSign) to circulate the executed counterpart, and the party will be taken to have adequately identified themselves by so emailing the copy to the other parties or by utilising the electronic platform.
(c)Each party to this deed consents to each signatory and each party to this deed executing this deed by electronic means and to each signatory and/or party to this deed identifying itself in the manner contemplated by clause 21.9(b).
(d)Each executed counterpart or copy constitutes an original (whether kept in electronic or paper form) and all executed counterparts and copies together shall be taken to constitute one single document as if the signatures (or other execution markings) on the counterparts or copies were on a single physical copy of this deed in paper form.
(e)Without limiting clause 21.9(c), if any of the signatures (or other execution markings) on behalf of one party are on different counterparts or copies of this deed, the different counterparts or copies shall be taken to be, and have the same effect as, signatures on the same counterpart and on a single copy of this deed.
21.10No merger
The rights and obligations of the parties under this deed do not merge on completion of any transaction contemplated by this deed.
21.11Entire agreement
This deed constitutes the entire agreement between the parties in connection with the subject matter of this deed and supersedes all previous agreements or understandings between the parties in connection with the subject matter of this deed.
21.12Further action
Except as otherwise provided in this deed, each party must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to this deed and any transactions contemplated by this deed (including the Transaction).
21.13Severability
A term or part of a term of this deed that is illegal or unenforceable may be severed from this deed and the remaining terms or parts of the term of this deed continue in force.
21.14Waiver
(a)A party does not waive a right, power or remedy if that party fails to exercise or delays in exercising the right, power or remedy.
(b)A single or partial exercise of a right, power or remedy by a party does not prevent another or further exercise of that or another right, power or remedy by that party.
(c)A waiver of a right, power or remedy by a party must be in writing and signed by that party giving the waiver.
21.15Relationship
Except where this deed expressly states otherwise, this deed does not create a relationship of employment, trust, agency or partnership between the parties.
21.16Indemnities and reimbursement obligations
(a)Subject to the terms of this deed, any indemnity, reimbursement or similar obligation in this deed given by a party:
(i)is a continuing obligation despite the satisfaction of any payment or other obligation in connection with this deed, any settlement or any other thing, including Completion;
(ii)is independent of any other obligations under this deed; and
(iii)continues after this deed, or any obligation arising under this deed, ends.
(b)It is not necessary for a party to incur expense or make payment before enforcing a right of indemnity in connection with this deed.

21.17Best endeavours or reasonable endeavours
A reference to any party using, or an obligation on a party to use, its best endeavours, best efforts, reasonable efforts or reasonable endeavours or to act reasonably in respect of a matter does not oblige that party to:
(a)pay money:
(i)in the form of an inducement or consideration to a third party to procure something (other than the payment of immaterial expenses or costs, including costs of advisers, to procure the relevant thing); or
(ii)in circumstances that are commercially onerous or unreasonable in the context of this deed and/or the Transaction;
(b)provide other valuable consideration to, or for the benefit of, any person;
(c)do or agree to do any matter or thing, or omit or agree to omit to do any matter or thing, that is commercially onerous or unreasonable or that may require that party to forego, sacrifice or prejudice its commercial, economic or operational interests (including in respect of any future interests or future prospects);
(d)agree to, or to accept, any amendment or alteration to the terms of, or any waiver of any right under, any existing contract or arrangement or otherwise or otherwise provide any guarantee or other undertaking to any counterparty to any contract or arrangement or any other person in respect of any matter or thing (including in respect of any future matter or thing or future prospects); or
(e)agree to do any, or otherwise commits or requires the party to do any, of the things or matters referred to in clauses 21.17(a) to 21.17(d).
21.18Benefit
(a)In relation to each indemnity, promise, acknowledgement, waiver, release and covenant in this deed in favour of, or expressed to be for the benefit of, a Purchaser Group Member (including, following Completion, a Target Group Member) or a Representative of a Purchaser Group Member that is not a party to this deed, the Purchaser holds each such indemnity, promise, acknowledgement, waiver, release and covenant on trust for that Purchaser Group Member or that Representative (as applicable).
(b)In relation to each indemnity, promise, acknowledgement, waiver, release and covenant in this deed in favour of, or expressed to be for the benefit of, a D&O Run Off Beneficiary, Group Personnel, CCO Holder, a Vendor Party or a Representative of a Vendor Party that is not a party to this deed, the Vendor Side Parties holds each such indemnity, promise, acknowledgement, waiver, release and covenant on trust for that Vendor Party, D&O Run Off Beneficiary, CCO Holder or that Representative (as applicable).
21.19Payments affecting the Purchase Price
(a)Any:
(i)payment made by or on behalf of any Vendor Side Party to a Purchaser Group Member (including, following Completion, a Target Group Member); or
(ii)deduction made by the Purchaser or the Target (as applicable) under clauses 4.3(b)(ii), 10.2(b)(v) or 12.1(a).
in respect of any Claim under, or in connection with, this deed and/or the Transaction is deemed to be a reduction in the Purchase Price.
(b)Any payment (including a reimbursement) made by or on behalf of a Purchaser Group Member (including, following Completion, a Target Group Member) to any Vendor Side Party and CCO Holder in respect of any Claim under, or in connection with, this deed and/or the Transaction is deemed to be an increase in the Purchase Price.

21.20Vendor's CGT withholding declaration
(a)Each Vendor warrants and declares that:
(i)the Vendor is an Australian tax resident; or
(ii)for the period commencing on the date of this deed and ending on the Completion Date, the Vendor's Sale Shares relating to the Vendor are membership interests but are not indirect Australian real property interests for the purposes of the Tax Act.
(b)The Purchaser acknowledges that:
(i)the warranty and declaration given by the Vendors under clause 21.20(a) represents a declaration for the purposes of section 14-210(3) of Schedule 1 to the 1953 Tax Act given by the Vendors to the Purchaser;
(ii)the Purchaser does not know that the declaration is false; and
(iii)because of the declaration, the Purchaser will not:
(A)withhold any amount under Subdivision 14-D of Schedule 1 to the 1953 Tax Act from the Purchase Price; or
(B)pay any amount under Subdivision 14-D of Schedule 1 to the 1953 Tax Act to the Commissioner of Taxation, in connection with the Purchase Price.
(c)If Completion has not occurred prior to the date that is 6 months after the date of this deed, each Vendor must deliver to the Purchaser, no later than 5 Business Days prior to Completion but not more than 6 months prior to Completion, a written document signed by that Vendor declaring that, for a specified period of no longer than 6 months which must include the Completion Date, the Vendor's Sale Shares relating to the Vendor are membership interests but are not indirect Australian real property interests for the purposes of the Tax Act.
(d)If any Deferred Payment or Earnout Payment will be made more than six months after the later of (i) the date of this deed and (ii) the last date of the period covered by any declaration delivered pursuant to clause 21.20(c), each Vendor must deliver another declaration in the form contemplated in clause 21.20(c).
(e)Each Vendor acknowledges and agrees that the declaration made by the Vendor under clause 21.20(a) is not false as at the date of this deed and that each declaration to be made by the Vendor pursuant to clause 21.20(b) will not be false as at the date on which each such declaration is made.
21.21Payment with withholding or deduction
If any Purchaser Group Member is required to make any withholding or deduction on behalf of any Vendor for or on account of Tax or by any Governmental Authority or payment under Subdivision 14-D of Schedule 1 of the Tax Act, the Purchaser Group Member:
(a)must pay or procure the payment of the full amount of the withholding or deduction, or make or procure the making of the payment, to the appropriate Governmental Authority under applicable law; and
(b)will not be required to pay any additional amount and will be deemed for all purposes to have paid the full amount of the Purchase Price or other payment amount required under this deed.
21.22Tax effect
(a)If any Vendor is liable to pay an amount to, or on behalf of, any Purchaser Group Member (including, following Completion, a Target Group Member) pursuant to this deed and:
(i)that payment is subject to a withholding or deduction for, or on account of, Tax; or

(ii)the receipt of that payment is subject to Tax,
then the payment must be grossed up by such an amount as is necessary to ensure that the net amount retained by the Purchaser Group Member (including, following Completion, a Target Group Member) after any such withholding or deduction or payment of Tax equals the amount the Purchaser Group Member (including, following Completion, a Target Group Member) would have retained had there been no withholding or deduction or payment of Tax payable.
(b)For the purposes of clause 21.22(a), an amount of assessable income will be taken to arise for, and Tax will be taken to be payable by, a Purchaser Group Member (including, following Completion, a Target Group Member) to the extent that an amount of assessable income arises for any Purchaser Group Member (including, following Completion, a Target Group Member).
21.23Service of process
The Guarantor and Purchaser Parent will at all times maintain an agent for service of process and any other documents in proceedings in New South Wales, Australia or any other proceedings, in each case in connection with this deed. That agent will be MinterEllison of 40 Governor Macquarie Tower, 1 Farrer Place, Sydney NSW 2000 (Process Agent) and any claim form, judgement or other notice of legal process will be sufficiently served on the Guarantor and Purchaser Parent if delivered to the Process Agent at its address for the time being, provided that it is addressed for the attention of Daniel Scotti and electronic copies of the relevant claim form, judgement or other notice of legal process is also sent via email to each of daniel.scotti@minterellison.com and nicole.sloggett@minterellison.com. The Guarantor and Purchaser Parent waives any objection to such service. The Guarantor and Purchaser Parent irrevocably undertakes not to revoke the authority of this agent, unless it appoints another person as its Process Agent in New South Wales and confirms the appointment of the replacement process agent including its address for service by notice in writing to the Purchaser. Despite clause 18, the Guarantor and Purchaser Parent agrees that service of documents on the Process Agent is sufficient service on it. If the Guarantor and Purchaser Parent ceases to be able to act as such or have an address in Australia, the Guarantor and Purchaser Parent agrees to appoint a new agent in Australia and deliver to the other parties within 5 Business Days a copy of a written acceptance of appointment by the new process agent, upon receipt of which the new appointment becomes effective for the purpose of this deed. The Guarantor and Purchaser Parent must inform each other party in writing of any change in the address of its new agent within 5 Business Days of the change.
21.24Governing law and jurisdiction
This deed is governed by the law of New South Wales and each party irrevocably and unconditionally submits to the non–exclusive jurisdiction of the courts of New South Wales and the Commonwealth of Australia.

Schedule 1 – Parties (clause 1.1)

Part A – Vendors and their Key Persons
[***]
Part B – KEV EST Holders and their Key Persons
[***]
Part C – OV EST Holders and their Key Persons
[***]

Schedule 2 – KEV CCO Holders
[***]

Schedule 3 – Details of the Target Group (clause 1.1)
[***]
[***]

Schedule 4
[deliberately left blank]

Schedule 5 – Warranties

Part A – Defined terms
1.1In these Warranties:
(a)Business Confidential Information means all confidential, proprietary or non-public information relating to the Business or the Target Group, including:
(i)all Trade Secrets, including know-how, inventions, technical information, and proprietary methodologies;
(ii)all Software, including source code, algorithms, and technical documentation;
(iii)all business, financial, and commercial information, including business plans, financial data, pricing, and customer information;
(iv)all Personal Information, including:
(A)patient health information and medical records;
(B)patient contact details and demographic information;
(C)consultation records and clinical notes;
(D)prescription and medication information; and
(E)any other information relating to the health, medical treatment, or healthcare of any individual;
(v)all employee, contractor, and healthcare provider information;
(vi)all clinical protocols, treatment guidelines, and medical algorithms;
(vii)all information relating to Intellectual Property Rights, the Information Technology, and cybersecurity measures;
(viii)all Business Data, databases, and data compilations;
(ix)all contracts with patients, healthcare providers, suppliers, and partners;
(x)all regulatory submissions, approvals, and correspondence with regulatory authorities; and
(xi)all other confidential, proprietary or non-public information relating to the Business or the Target Group, but excludes information that is publicly available other than through breach of an obligation of confidence or applicable law.
(b)Business Data means all data and information the possession, custody or control of the Target Group that is material to the Business, including its operation, facilities, suppliers, customers, personnel (sourced or otherwise), assets and programmes, in whatever form that data, information or materials may exist.
(c)Data Incident means any matter which results in, or could result in, the accidental, unauthorised or unlawful destruction, loss, alteration, disclosure of, or access to, Business Data or Personal Information transmitted, stored or otherwise processed; or any claim for compensation for loss or accidental or unauthorised destruction or disclosure of Business Data or Personal Information.
(d)Government Official means:
(i)an officer, employee or agent of a government or public international organisation or any department or agency thereof, or any governmental-owned or controlled entity (including state owned enterprises);
(ii)political party or party official, or political office candidate;
(iii)individual who holds or performs the duties of an appointment, office or position created by custom or convention; or
(iv)person who holds themselves out to be an authorised intermediary of any person specified in the preceding paragraphs of this definition.
(e)Harmful Code means any computer code or routine that is harmful, destructive, disabling or otherwise impeding in any manner the operation of, or providing unauthorised access to, a computer system or network or other device on which such code is stored or installed or that assists in or enables theft, expropriation, alteration, denial of service, surreptitious interception, unauthorised disclosure or destruction or corruption of data, including viruses, worms, spyware, adware, ransomware, keyloggers, trojans and any new types of programmed threats that may be classified.
(f)Information Technology or IT means all computer hardware, Software and networks used in or necessary for the conduct of the Business, including:
(i)all servers, computers, laptops, mobile devices, tablets, networking equipment, telecommunications equipment, medical devices with embedded software or connectivity, and peripherals;
(ii)all Software, including:
(A)the telehealth platform and all related applications;
(B)electronic health record (EHR) or electronic medical record (EMR) systems;
(C)patient management systems and appointment scheduling systems;
(D)clinical decision support systems;
(E)video conferencing and telemedicine software;
(F)prescription management and e-prescribing systems;
(G)billing and practice management systems;
(H)patient portals and mobile health applications;
(I)data analytics and reporting tools; and
(J)all other Proprietary Software, Third Party Software and OSS;
(iii)all networks, telecommunications systems, and connectivity infrastructure;
(iv)all websites, web applications, mobile applications, and APIs;
(v)all data storage, backup, disaster recovery, and business continuity systems;
(vi)all cloud computing resources, hosting services, and infrastructure-as-a-service or platform-as-a-service arrangements;
(vii)all cybersecurity systems, encryption systems, access controls, authentication systems, and information security measures; and
(viii)all documentation, specifications, technical manuals, and materials relating to any of the above.
(g)Open Source Software or OSS means any software licensed pursuant to any GNU public licence or other free, source available, open source or similar licences (including Apache, MIT, BSD, Creative Commons, Mozilla Public Licence and similar licences).

(h)Personal Information means (i) information or an opinion, whether true or not, and whether recorded in a material form or not, about an identified individual or an individual who is reasonably identifiable; and (ii) any other information defined as “personal data”, “personally identifiable information”, “individually identifiable health information,” “protected health information,” or “personal information” under any law.
(i)Privacy Laws means any law which governs the Processing of Personal Information, including:
(i)the Privacy Act 1988 (Cth);
(ii)any other requirement under Australian or other law, industry code, policy or statement in any jurisdiction relating to the handling of Personal Information;
(iii)General Data Protection Regulation (EU) 2016/679 (GDPR) and any national implementation legislation thereof in European member states;
(iv)the United Kingdom General Data Protection Regulation, as that term is defined in Section 3(10) (as supplemented by Section 205(4)) of the Data Protection Act 2018);
(v)the South African Promotion of Access to Information Act No.2 of 2000;
(vi)the South African Protection of Personal Information Act No.4 of 2003; and
(vii)any other applicable data protection or privacy laws in the jurisdictions in which the Target Group operates or processes Personal Information.
(j)Processing, in relation to data, means collecting, storing, using, disclosing, or performing any other operation or set of operations on, that data.
(k)Proprietary Software means all other Software developed by or on behalf of the Target Group in the course of the Business, including all past, current and under development releases, versions, updates, patches, interfaces, extensions and fixes, and all documentation relating to such Software, but excluding Open Source Software and Third Party Software.
(l)Registered IP means all registered Intellectual Property Rights, including patents, registered trade marks, registered designs, registered copyrights (where applicable) and domain names.
(m)Software means all computer software and programs in any form (including source code, object code and executable code), including all related documentation, user manuals, training materials, development tools, databases, data compilations, and all releases, versions, updates, patches, interfaces, extensions and fixes of any of them.
(n)Source Code means human-readable computer programming code (including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code) that can be printed out as written text and that may be compiled or interpreted into object or executable code.
(o)Third Party Software means any Software that:
(i)is owned, or purported to be owned, by a person other than a Target Group Member;
(ii)is licensed to, or otherwise made available for use or practice by, a Target Group Member by a person other than a Target Group Member; and

(iii)is used, practiced or held for use or practice by or on behalf of the Target Group in the conduct of the Business, but excludes Open Source Software.
(p)Trade Secrets means any trade secret, know-how, including any formula, algorithm, process, method, design, device or compilation or other information which is used or held for use, and which gives the holder an advantage or opportunity for advantage over competitors which do not have or use the same, and which is not generally known by the public, including scientific, engineering, mechanical, electrical, financial, marketing or practical knowledge, experience or know how, formulae, algorithms, processes, methods market surveys, market research studies, information contained on drawings and other documents, and information relating to research, development or testing.

Part B – Seller Warranties
Warranty 1 – Vendors and EST Holders
1.1Where a Vendor or EST Holder is a company, the Vendor or EST Holder is duly incorporated and validly exists under the laws of its place of incorporation or registration.
1.2Each Vendor and EST Holder has full power and authority to enter into and perform this deed and to carry out the Transaction.
1.3Where a Vendor or EST Holder is a company, that Vendor's or EST Holder’s entry into, and performance of, this deed has been properly authorised by all necessary corporate action of that Vendor.
1.4This deed constitutes a valid and binding obligation of each Vendor and EST Holder, enforceable against each Vendor and EST Holder in accordance with its terms.
1.5The sale by a Vendor of, and the sale by an EST Holder of its beneficial interest in, the Sale Securities held by it or on its behalf (as applicable) under this deed will not:
(a)constitute a default under any Security Interest binding on or applicable to that Vendor or EST Holder; or
(b)put that Vendor or EST Holder in breach of any obligation or agreement to which that Vendor or EST Holder is bound,
(c)where such default or breach (as applicable) would prevent the Vendor or EST Holder from entering into and performing its obligations under this deed.
1.6Where a Vendor or EST Holder is a natural person, that Vendor or EST Holder:
(a)is not bankrupt within the meaning of section 40 of the Bankruptcy Act 1966 (Cth) or anything analogous to or of a similar effect to an act of bankruptcy within the meaning of section 40 of the Bankruptcy Act 1966 (Cth);
(b)is able to pay its debts as and when they fall due;
(c)has not proposed or taken any steps to implement a compromise or arrangement with any of its creditors, other than (in each case) to carry out a reconstruction or amalgamation while solvent; and
(d)has not proposed or taken steps to implement an assignment for the benefit of, or a moratorium involving, all or any class of the Vendor's or EST Holder’s creditors.
1.7Where a Vendor or EST Holder is a company:

(a)no meeting has been convened, resolution proposed, petition presented or order made for the winding up of that Vendor or EST Holder, other than, in the case of a petition or order, where such petition or order has been withdrawn, stuck out or dismissed within 15 Business Days of it being made;
(b)no receiver, receiver and manager, provisional liquidator, liquidator or other officer of the Court has been appointed in relation to all or any material assets of that Vendor or EST Holder;
(c)no mortgagee has exercised its rights under any Security Interest of which that Vendor or EST Holder is the mortgagor or chargor where the secured property includes the Sale Securities;
(d)that Vendor or EST Holder is not insolvent within the meaning of section 95A of the Corporations Act;
(e)that Vendor or EST Holder is able to pay its debts as and when they fall due;
(f)that Vendor or EST Holder is not subject to voluntary administration under Part 5.3A of the Corporations Act;
(g)that Vendor or EST Holder has not proposed or taken any steps to implement a scheme of arrangement or other compromise or arrangement with any of its creditors, other than (in each case) to carry out a reconstruction or amalgamation while solvent;
(h)that Vendor or EST Holder has not proposed or taken steps to implement an assignment for the benefit of, or a moratorium involving, all or any class of the Vendor's or EST Holder’s creditor; and
(i)registered under the Corporations Act, that Vendor or EST Holder has not received from ASIC any written notice warning of possible cancellation of registration of that Vendor or EST Holder.
1.8Where a Vendor or EST Holder is a Trustee Party, in respect of the Vendor or EST Holder and the Relevant Trust relating to that Vendor or EST Holder:
(a)that Vendor or EST Holder is the only trustee of the Relevant Trust relating to that Vendor or EST Holder;
(b)that Vendor or EST Holder has not received any written notice relating to the removal of that Vendor or EST Holder as trustee of the Relevant Trust relating to that Vendor or EST Holder;
(c)the Relevant Trust relating to that Vendor or EST Holder is validly created and existing;
(d)that Vendor or EST Holder is authorised and empowered to enter into this deed and perform its obligations under this deed as trustee of the Relevant Trust relating to that Vendor or EST Holder;
(e)subject to, and in accordance with, the terms of the documents constituting or governing as at the date of this deed the Relevant Trust relating to that Vendor or EST Holder, that Vendor or EST Holder is entitled to be indemnified out of the assets of the Relevant Trust relating to that Vendor or EST Holder in respect of its liabilities under this deed;
(f)that Vendor or EST Holder is entering into this deed as part of the proper administration of the Relevant Trust relating to that Vendor or EST Holder and for the benefit of the beneficiaries of the Relevant Trust relating to that Vendor or EST Holder;
(g)that Vendor or EST Holder has not received a written notice alleging that that Vendor or EST Holder is in breach of any of the obligations of that Vendor or EST Holder as trustee of the Relevant Trust relating to that Vendor or EST Holder; and
(h)no vesting date for the trust fund of the Relevant Trust relating to that Vendor or EST Holder has occurred or (if the trustee has the power to define the vesting date) been determined.

1.9Other than any Unaccredited Investor, each Equity Settled Vendor is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.
1.10Other than any Unaccredited Investor, such Equity Settled Vendor understands that any Purchaser Parent Shares have not been registered under the Securities Act, and are being issued to such Equity Settled Vendor by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Equity Settled Vendor’s representations and warranties as expressed in this deed or otherwise made pursuant to this deed.
1.11Other than any Unaccredited Investor, such Equity Settled Vendor is acquiring the Purchaser Parent Shares for investment for such Equity Settled Vendor’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Such Equity Settled Vendor does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any Purchaser Parent Shares it acquires in connection with the transactions contemplated by this deed.
1.12Other than any Unaccredited Investor, such Equity Settled Vendor has sufficient experience in evaluating and investing in securities of companies and acknowledges that such Equity Settled Vendor can protect such Equity Settled Vendor’s own interests. Such Equity Settled Vendor has such knowledge and experience in financial and business matters so that Such Equity Settled Vendor is capable of evaluating the merits and risks of owning the Purchaser Parent Shares.
1.13Other than any Unaccredited Investor, such Equity Settled Vendor understands and acknowledges that ownership of the Purchaser Parent Shares is highly speculative and involves substantial risks. Such Equity Settled Vendor can bear the economic risk related to owning the Purchaser Parent Shares and is able, without impairing such Equity Settled Vendor’s financial condition, to hold the Purchaser Parent Shares for an indefinite period of time and to suffer a complete loss of the value of the Purchaser Parent Shares acquired by such Equity Settled Vendor in connection with the transactions contemplated by this deed.
1.14Other than any Unaccredited Investor, such Equity Settled Vendor has had an opportunity to ask questions of, and receive answers from, Purchaser Parent, Purchaser, and their respective representatives concerning the transactions contemplated by this deed and the transactions contemplated hereby and thereby, and such Equity Settled Vendor believes that it, he, or she has received all information such Equity Settled Vendor considers necessary for deciding whether to accept the Purchaser Parent Shares as a portion of the consideration payable or issuable by Purchaser Parent in connection with the transactions contemplated by this deed.
1.15Such Equity Settled Vendor has provided Purchaser Parent with its current address of residency and agrees to provide such additional information to Purchaser Parent as is necessary to issue the Purchaser Parent Shares to such Equity Settled Vendor and establish a book entry position with Purchaser Parent’s transfer agent.
1.16Such Equity Settled Vendor acknowledges that any Purchaser Parent Shares that Vendor acquires in connection with the transactions contemplated by this deed are restricted securities. Such Equity Settled Vendor is aware of the provisions of Rule 144 which permit resale of restricted securities subject to the satisfaction of certain conditions, which may include, among other things, the availability of certain current public information about Purchaser Parent; the resale occurring not less than a specified period after a party has acquired the security to be sold; the number of shares being sold during any three-month period not exceeding specified limitations; the sale being effected through a “brokers’ transaction,” a transaction directly with a “market maker” or a “riskless principal transaction” (as those terms are defined in the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder); and the filing of a Form 144 notice, if applicable. Such Equity Settled Vendor acknowledges and understands that, as a result of Purchaser Parent’s status as a former “shell company” under the rules and regulations of the SEC, any sale of the shares pursuant to Rule 144 must be made in accordance with the provisions of Rule 144(i)(2), including the requirement that the Purchaser Parent has filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, other than Form 8-K reports, during the 12 months preceding any sales of the shares made pursuant to Rule 144. Such Equity Settled Vendor acknowledges and understands that Purchaser Parent may not be satisfying the current public information requirement of Rule 144 at the time such Equity Settled Vendor wishes to sell the Purchaser Parent Shares that such Equity Settled Equity Settled Vendor acquires in connection with the transactions contemplated by this deed, and that, in such event, such Equity Settled Vendor may be precluded from selling such securities under Rule 144, even if the other applicable requirements of Rule 144 have been satisfied. Such Equity Settled Vendor acknowledges that, in the event the applicable requirements of Rule 144 are not met, registration under the Securities Act or an exemption from registration will be required for disposition of any Purchaser Parent Shares that such Equity Settled Vendor acquires in connection with the transactions contemplated by this deed. Such Equity Settled Vendor understands that, although Rule 144 is not exclusive, the SEC has expressed its opinion that persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk. Such Equity Settled Vendor acknowledges and agrees that (i) the Purchaser Parent Shares constitute “restricted securities” under the Securities Act, and may not be transferred absent registration under the Securities Act or an exemption therefrom, and any such transfer shall be subject to compliance with applicable laws relating to securities (including any applicable laws pursuant to state securities laws), and (ii) all Purchaser Parent Shares shall bear a legend or legends referencing restrictions applicable to such shares under applicable laws relating to securities and as set forth in clause 4.5(f) of this deed.
1.17Such Equity Settled Vendor hereby confirms that it is aware, and that its representatives have been advised, that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities.
Warranty 2 – Sale Securities
2.1The Sale Securities were validly issued by the Target.
2.2The Sale Securities will at Completion and subject to the cancellation of the Options held by CCO Holders as contemplated by this deed comprise the entire issued securities of the Target.
2.3Each Vendor:
(a)is the legal owner and (except to the extent that a Vendor is a Trustee Party, including for the avoidance of doubt the EST) beneficial owner of the Sale Securities relating to the Vendor; and
(b)has complete and unrestricted power and right to sell, assign and transfer the Sale Securities it holds to the Purchaser.
2.4Each EST Holder is the beneficial owner of the Sale Shares relating to that EST Holder.
2.5The Sale Shares held by the Vendor are fully paid without any money owing in respect of them.
2.6There is no option, right to acquire or Security Interest over or affecting any Vendors' or EST Holders’ Sale Securities, other than pursuant to the Target Shareholders' Agreement or (in the case of Sale Securities held by the EST) the trust deed constituting the EST Trust.

2.7On Completion, the Purchaser will acquire a valid title to the Sale Securities held by each Vendor free from any Security Interest.
2.8There is no restriction on the sale or transfer of a Sale Securities, except that the approval of the directors of the Target may be required in order to register the transfer of the Sale Securities to the Purchaser, other than pursuant to the Target Shareholders' Agreement.
Warranty 3 – The Target
3.1The Target is duly incorporated and validly exists under the law of its place of incorporation and is registered in all jurisdictions to carry on its business where required.
3.2A true copy of the constituent document of the Target has been made available in the Due Diligence Material.
3.3The information in the tables in Schedule 3 is true and accurate in all respects.
3.4Other than as specified in Schedule 3, the Target does not:
(a)have any Subsidiaries; or
(b)hold or beneficially own any share, security, unit, partnership interest or other ownership interest in any corporation, trust, fund, partnership or other body.
3.5Other than as specified in Schedule 3, the Target:
(a)has not agreed to acquire or take up any share, security, unit, partnership interest or other ownership interest in any corporation, trust, fund, partnership or other body;
(b)is not the trustee or manager of any trust, estate or fund; or
(c)is not a member of any partnership, joint venture or unincorporated association (other than trade associations).
3.6Other than the 1V Warrants, the Options, the SAFEs and the Non-Exchanging SAFE, the Target is not under any obligation to issue, and no person will have the right to call for the issue of, any shares, options in respect of shares or other securities including any securities convertible into shares or options in respect of shares (Securities) in the Target.
3.7Other than the 1V Warrants, the Options, the SAFEs and the Non-Exchanging SAFE, there are no shares or other Securities on issue in the Target with rights of conversion to Securities in the Target and there are no agreements or arrangements under which the Target may be required to issue or allot any options or convertible notes or other Securities with rights of conversion to Securities in the Target.
3.8No:
(a)meeting has been convened, resolution proposed, petition presented or order made for the winding up of the Target;
(b)receiver, receiver and manager, provisional liquidator, liquidator or other officer of the Court has been appointed in relation to all or any material assets of the Target; or
(c)mortgagee has exercised its rights under any security of which the Target is the mortgagor or chargor.
3.9The Target:
(a)is not insolvent within the meaning of section 95A of the Corporations Act;
(b)is able to pay debts as and when they fall due;
(c)is not subject to voluntary administration under Part 5.3A of the Corporations Act;
(d)has not proposed or taken any steps to implement a scheme of arrangement or other compromise or arrangement with any of its creditors;

(e)has not proposed or taken steps to implement an assignment for the benefit of, or a moratorium involving, all or any class of the creditors of the Target; or
(f)has not received from ASIC any written notice warning of possible cancellation of registration of the Target.
3.10The entry by the Vendors and EST Holder into, their compliance with their respective obligations and the exercise of their respective rights under, this deed does not and will not result in:
(a)a Security Interest or restriction of any kind being created or imposed on the Target;
(b)any person being relieved of an obligation to the Target;
(c)any person having a right to terminate or amend (whether or not subject to any other terms or conditions) any contract or commitment with or rights of the Target;
(d)an obligation of the Target being accelerated (whether or not subject to any other terms or conditions); or
(e)a requirement that the Target adopt terms in a contract which are less favourable to the Target than the current terms.
Warranty 4– The Target Group Members
4.1Each Target Group Member:
(a)is validly existing under the laws of its place of incorporation or registration and in good standing;
(b)has full corporate power to own its properties, assets and businesses and to carry on the businesses it conducts; and
(c)has good and marketable title to all the assets included in the Accounts.
4.2No:
(a)meeting has been convened, resolution proposed, petition presented or order made for the winding up or withdrawal of license to do business of a Target Group Member;
(b)receiver, receiver and manager, provisional liquidator, liquidator or other officer of the Court has been appointed in relation to all or any material asset of a Target Group Member; or
(c)mortgagee or chargee has taken, attempted or indicated an intention to exercise its rights under any security of which a Target Group Member is the mortgagor or chargor.
4.3No Target Group Member:
(a)has any subsidiaries within the meaning of the Corporations Act, other than any other Target Group Member; and
(b)has any interest in the share capital of any company, other than any other Target Group Member.
4.4The shares, stocks or other forms of interest in each Target Group Member are validly existing.
4.5Excluding the Exercise Price for any Options exercised or cancelled prior to Completion, any capital contributions required to be made by the respective shareholder for the issuance of such shares, stocks or other forms of interest have been paid in full and were not repaid, either openly or concealed, returned or reduced in any way or drained by losses.
4.6In respect of any Target Group Member incorporated in Germany:

(a)there is no obligation to make additional capital contributions (Nachschusspflicht); and
(b)the assets required to maintain such Target Group Member’s share capital have not been paid out to its respective shareholder and there is no obligation to make a refund within the meaning of sections 30 and 31 of the German Act on Limited Liability Companies (Gesetz betreffend die Gesellschaften mit beschränkter Haftung – GmbHG).
4.7No Target Group Member:
(a)acts or carries on business in partnership with any other person;
(b)is a member (other than through the holding of share capital) of any corporate or unincorporated body, undertaking or association (other than a trade association); or
(c)holds or is liable on any share or security (other than a share or security in a trade association) which is not fully paid up or which carries any liability.
4.8No Target Group Member trades under a name other than its corporate name (excluding trademarks or business names registered in a name other than its corporate name).
4.9No Target Group Member:
(a)is insolvent within the meaning of section 95A of the Corporations Act;
(b)has stopped paying its debts as and when they fall due;
(c)has been served with a demand under section 459E of the Corporations Act which it is taken under section 459F of the Corporations Act to have failed to comply with; or
(d)is subject to voluntary administration under Part 5.3A of the Corporations Act.
4.10No event analogous to any referred to in Warranty 4.9 has occurred anywhere in the world.
Warranty 5 – Accounts
5.1The Accounts have been prepared:
(a)in accordance with the Accounting Standards, subject to any notes or exceptions set out in the Accounts;
(b)in accordance with the requirements of the Corporations Act and any other applicable laws;
(c)in the manner described in the notes to them; and
(d)in a manner consistent in all mentioned respects with the basis of preparation of the audited accounts of the Target Group for each of the 2 preceding financial years ending on and as at the Accounts Date.
5.2The Accounts give a true and fair view of:
(a)The consolidated assets, liabilities, financial position of the Target Group as at the Accounts Date; and
(b)the consolidated financial performance of the Target Group for the financial year ended on the Accounts Date.
5.3Not used.
5.4The Accounts contain proper and adequate provision for and appropriate disclosure of all material liabilities, whether actual, contingent or otherwise, of the Target Group at the Accounts Date, to the extent required in accordance with the Accounting Standards.

5.5Having regard to the purpose for which they were prepared and acknowledging that they do not contain year-end adjustments, the Financial Databook relating to the Target Group was prepared with reasonable care and:
(a)do not materially misstate:
(i)the consolidated financial position of the Target Group as at the date to which it has been prepared; and
(ii)the consolidated financial performance of the Target Group for the period in respect of which it has been prepared; and
(b)was prepared on a consistent basis and in accordance with the same accounting policies as were applied in the preparation of equivalent accounts of the Target Group in the 24 months prior to the date of this deed.
5.6Since the Accounts Date and up until 30 November 2025:
(a)no Target Group Member has passed any special resolution;
(b)there has been no Material Adverse Change in the assets, liabilities, turnover, earnings, financial condition, trading position, affairs, performance of the Target Group and so far as the Vendors are aware there is no fact, matter, event or circumstance which is likely to give rise to such a change;
(c)Not used.
(d)no Target Group Member has incurred or undertaken any actual or contingent liabilities or obligations, including in relation to any Tax, except in the ordinary and usual course of business;
(e)no dividend or distribution of capital or income has been declared, made, paid or determined to be payable in respect of the share capital of a Target Group Member (as the case may be) whether of cash, specific assets or otherwise;
(f)except in the ordinary and usual course of business, no Target Group Member has borrowed money;
(g)except by operation of law or in the ordinary and usual course of its business, no Target Group Member has granted any Security Interest (other than a Permitted Security Interest) over any of its inventory or assets;
(h)no Target Group Member has paid or agreed to pay any retiring allowance, superannuation or benefit to any of its officers or employees except where the law requires it or in accordance with a superannuation or retirement scheme in force at the Accounts Date;
(i)other than as contemplated by this deed, no Target Group Member has entered into or altered any contract of service with any Key Executive, or increased or agreed to increase the rate of remuneration or compensation payable any Key Executive;
(j)no Target Group Member has acquired or disposed of or dealt with any assets, nor has it entered into any agreement or option to acquire or dispose of any assets other than in the ordinary course of business;
(k)other than the ordinary and usual course of its business, no Target Group Member has entered into nor agreed to enter into any capital expenditure (other than in respect of any Leased Property);
(l)no written contracts or commitments differing from those ordinarily made in the conduct of the Business have been entered into or incurred (other than in connection with the Transaction);
(m)no material insurance claims made by a Target Group Member have been refused or settled below the amount which has been claimed;
(n)no Target Group Member has implemented any new accounting or valuation method for its business, assets, property or rights; and

(o)no supplier, insurer, capacity provider, agent, broker or distributor of a Target Group Member having:
(i)reduced the level of its trade or custom with the Target Group Member;
(ii)indicated an intention to cease or materially reduce the volume of its trading or custom with the Target Group Member; or
(iii)materially altered the terms on which it trades with the Target Group Member, other than where the net effect is not materially worse for a Target Group Member.
5.7Details relating to all bonuses, incentives, retention payments or other fees or entitlements payable (but not already paid) by a Target Group Member to a Vendor or any Employee, former employee or current or former contractor of a Target Group Member in relation to the completion of the Transaction are contained in the Due Diligence Material, excluding any fees or disbursements payable to professional advisors engaged in connection with the Transaction.
5.8No Target Group Member has provided any letter of comfort or made any representation or given any undertaking to any person in respect of the obligations or solvency of any other person or in support of or as an inducement to or otherwise in connection with the provision of financial accommodation, whether or not considered by the Target Group Member to be legally binding.
5.9No Target Group Member has any material capital expenditure outstanding at the date of this deed other than capital expenditure entered into in the ordinary course of business, and all material capital expenditure that is contractually required to be expended at the date of this deed has been expended.
5.10Other than in the ordinary and usual course of its business, no Target Group Member is a party to any foreign currency transaction or any derivative contract or transaction.
Warranty 6 – Assets
6.1Each Target Group Member legally and beneficially owns, or has valid rights in and to, the Assets and is in possession of all of the Assets.
6.2The Assets and the Leased Properties:
(a)comprise all of the assets used by the Target Group as at the date of this deed; and
(b)are the only assets necessary for, and such assets are sufficient for, the conduct and operation of the Business as it is carried on as at the date of this deed.
6.3On Completion, other than in the ordinary course of the Target Group’s business:
(a)there will be no Security Interests (other than Permitted Security Interests) over or affecting any Asset; and
(b)no Target Group Member nor any Vendor is a party to any agreement to grant and, so far as the Vendors are aware, there is no other fact or circumstance that could result in the creation of, any Security Interest (other than Permitted Security Interests) over any Asset.
6.4Each material Asset that is plant or equipment is:
(a)in reasonable repair and condition and in reasonable working order subject to fair wear and tear and age and use of such Asset;
(b)capable of doing the work and performing the functions for which it is designed; and
(c)not subject to any material deficiencies or defects.

6.5No Asset is the subject of any equipment loan, finance lease, capital lease, hire purchase agreement, title retention agreement or other financing of any type, other than a Permitted Security Interest.
Warranty 7 – Records
7.1The Records (other than the healthcare Records and accounting and financial Records):
(a)have been accurately kept and completed in all material respects;
(b)properly record all matters required by any applicable law;
(c)do not contain or reflect any material inaccuracies or discrepancies of any kind; and
(d)as far as necessary, have been prepared in accordance with the requirements of the Corporations Act or equivalent laws of the jurisdictions in which the Business is conducted.
7.2As far as the Vendors are aware, each material document or filing which is required by law to be delivered or made by a Target Group Member to any Governmental Authority has been duly delivered or made other than as contemplated by this deed.
7.3No Target Group Member has received any written notice of any application or intended application for the rectification of its register of members or any other register that it is required by law to maintain.
7.4All material documents (including, in respect of documents of title, only those concerning Assets owned by the Target Group Member which are material to the business of the Target Group Member, and copies of all material contracts to which a Target Group Member is a party) which are the property of a Target Group Member or ought to be in its possession, are in its possession or under its control.
Warranty 8 – Business contracts
8.1There are no agreements, arrangements or understandings affecting the Target Group or the carrying on of the Business that:
(a)are material to the operation of the Business and that are not contained in the Due Diligence Material;
(b)are material to the continuation and performance of health services by a Target Group Member that are not contained in the Due Diligence Material;
(c)involve the provision of services by a Target Group Member to an independent medical practitioner or pharmacist that are not contained in the Due Diligence Material;
(d)are outside the ordinary and proper course of business of the Business (other than in connection with the Transaction); or
(e)entitle the other parties to terminate the agreement, or impose terms less favourable to the Business, by reason of a sale of any Sale Securities.
8.2True and complete copies (including any variations or amendments) of each Material Contract is contained in the Due Diligence Material.
8.3The Due Diligence Material contains accurate details of the names, positions, medical practitioner registration numbers and terms of engagement of all health professionals to whom a Target Group Member has provided services within the period of 5 years prior to the date of this deed.
8.4With respect to each Material Contract:

(a)no Target Group Member is in material default or material breach under any Material Contract and, so far as the Vendors are aware, no counterparty to a Material Contract is in default under that Material Contract;
(b)it cannot be varied, rescinded, avoided, repudiated or terminated by any party to it because of the sale of the Sale Securities or as a result of the change in control, directly or indirectly, of any Target Group Member as a result of the implementation of the Transaction;
(c)does not impair, limit or restrict the freedom of a Target Group Member (i) to engage in any business practices, (ii) to compete with any third party or to engage in any line of business, market or geographic area, or to sell, license, manufacture or otherwise distribute any of its technology or products, or from providing services, to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market; (iii) to solicit the employment of, or hire, any potential employees, consultants or independent contractors; (iv) to acquire any product, property or other asset (tangible or intangible), or any services, from any third party, to sell any product or other asset to or perform any services for any third party or to transact business or deal in any other manner with any third party; or (v) to develop or distribute any technology (including any grants of exclusive rights or licenses); and
(d)so far as the Vendors are aware, as at the date of this deed there are no grounds for rescission, termination, suspension, avoidance or repudiation of that Material Contract.
8.5As at the date of this deed, all Taxes (including stamp duty) payable on all documents and transactions to which a Target Group Member is a party, or that any Target Group Member has an interest in enforcing, have been paid.
8.6As at the date of this deed, no Target Group Member has received, or given, any written notice of termination of any agreement or arrangement to which it is a party that will, or would be likely to, cause a loss of revenue to the Target for an amount in excess of AU$[***].
8.7Details of all material discounts, rebates, allowances, fixed fee arrangements and other preferential terms of any nature made available or offered by a Target Group Member to any client or customer of a Target Group Member are contained in the Due Diligence Material.
8.8Each Material Contract is in written form, in full force and effect and is valid, binding and enforceable against the parties to the Material Contract. The execution or consummation of the Transaction (or any part of the Transaction) will not result in a material violation or breach of any of the provisions of any Material Contract which (with or without notice or lapse of time, or both) will, give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under, any Material Contract.
8.9No Target Group Member nor any Vendor has received written notice in respect of a Material Contract which might reasonably be expected to adversely affect the right of a Target Group Member, or the exercise of that right, under that Material Contract.
8.10Each Material Contract is on arm’s length terms and has been entered into in the ordinary course of business.
8.11Each material offer, tender or quotation made by a Target Group Member which is outstanding as at the date of this deed and capable of acceptance by a third party is contained in the Due Diligence Material and was made in the ordinary course of conducting the Business.
8.12So far as the Vendors are aware, nothing has occurred or not occurred which would be or constitute a material breach of any Material Contract by a Target Group Member (but for the requirement of notice or lapse of time or both).

8.13No Target Group Member has received any written notice in the 12 months prior to the date of this deed:
(a)terminating (or purporting to terminate) any Material Contract (whether 'for convenience' or otherwise);
(b)alleging any material breach or default by a Target Group Member of a Material Contract; or
(c)which does or could reasonably be expected to adversely affect any rights or any exercise of any rights of a Target Group Member in respect of any Material Contract.
8.14The Vendors are not aware of any facts or circumstances which would give rise to the ability of a counterparty (other than a Target Group Member) to terminate a Material Contract as a result of the Transaction.
8.15No Target Group Member is a party to any written contract which contains a clause restricting or otherwise regulating the terms on which a Target Group Member may enter into contracts or other arrangements.
8.16No Target Group Member has received a notice of termination from a customer or client, nor has a customer or client provided written notice to a Target Group Member that it is proposing to terminate, any framework agreement or panel agreement contained in the Due Diligence Material (other than any such framework agreement or panel agreement that provides for automatic termination on the expiry of a specified term).
8.17No Third Party has an interest in:
(a)the lease between NW MLI Birmingham Limited (as landlord) and Fill Function UK Limited (as tenant), in respect of Unit 1, Urban Express Park, Union Way, Aston, Birmingham, B6 7FH; and
(b)Units 17 & 18 Lease means the lease between CH Birmingham Limited (as landlord) and Fill Function UK Limited (as tenant), in respect of Units 17 & 18, Urban Express Park, Union Way, Aston, Birmingham, B6 7FH,
and all third party consents required to be obtained for the grant of the above leases have been obtained.
Warranty 9 – Employees and independent contractors
9.1Complete and accurate details of each of the following are contained in the Due Diligence Material:
(a)the name, position, location and commencement date (and, if applicable, date from which continuous service is recognised) of each Employee;
(b)all remuneration and other benefits (including entitlement to leave and any bonus arrangements) that would be payable to each Employee during or upon termination of the employment or engagement of the Employee, as at the date of this deed;
(c)all commitments made or given to any Employee in relation to change of ownership of the Target or the implementation of the Transaction, as at the date of this deed;
(d)true and complete copies of all contracts of service and letters of appointment of each Employee; and
(e)full details of all Employees’ termination entitlements, including notice and any severance/redundancy entitlements.
9.2Each Target Group Member has paid all amounts which are due and payable as at the date of this deed in respect of the Employees and any past employees of the Target Group, including wages, salary, allowances, overtime, penalty rates, public holiday pay, commissions, bonuses, superannuation and paid leave. Each Target Group Member has complied in all material respects with all obligations arising under law, equity or statute, award, enterprise agreement or other instrument made or approved under any law with respect to employment of the Employees and any past employees of the Target Group.
9.3No Target Group Member has:
(a)given a commitment (whether legally binding or not) to increase or supplement the remuneration, annual leave (including leave loading), long service leave, personal/carer's leave or any other compensation, entitlements, gratuities or benefits of an Employee beyond those amounts contained in the Due Diligence Material in respect of that Employee; or
(b)agreed to a share incentive scheme, share option scheme, bonus scheme, profit sharing scheme or other employee incentive scheme with an Employee or other person beyond those amounts contained in the Due Diligence Material, or which are otherwise contemplated in connection with the Transaction, in respect of that Employee or other person (as applicable).
9.4There are no outstanding written Claims, nor have there been any material written Claims within the three years preceding the date of this deed, by or on behalf of any Employee, any past employee or contractor of a Target Group Member or against a Target Group Member.
9.5No Target Group Member has, within the last five years, receive any written Claims or allegations of harassment, bullying, sexual harassment or sexual misconduct have been made or threatened against any Employees or any past or present officer, director or employee of a Target Group Member that have not been concluded and a Target Group Member has not entered into, or caused or induced the entry into, any settlement agreement or arrangement in connection with any such Claim or allegation that is not fairly disclosed in the Due Diligence Material.
9.6No Target Group Member is, as at the date of this deed, involved in:
(a)any labour, industrial or trade dispute; or
(b)any dispute with a union or labour organisation,
and, so far as the Vendors are aware, there are no facts or circumstances which may give rise to any such dispute.
9.7No Target Group Member is party to any:
(a)enterprise agreement in relation to any Employees; or
(b)any agreement, arrangement or understanding with a union or industrial organisation in relation to any of the Employees.
9.8Except as required by law, all contracts of employment with Employees (other than each Key Person under the Executive Services Agreement relating to the Key Person) may be terminated by the relevant Target Group Member, as employer, by notice of 5 weeks or less.
9.9No Target Group Member has received within the five years preceding the date of this deed any written notices of any Claims, notices, prosecutions, fines investigations or proceedings made or threatened against a Target Group Member or any Employee or past employee of a Target Group Member in respect of accidents, injuries, disease or any other harm to the health and safety of any Employee or past employee of a Target Group Member, any contractor or other person made under, or as a result of, a breach or alleged breach of any applicable occupational health and safety laws or standards which remains outstanding as at the date of this deed and, so far as the Vendors are aware, there are no facts or circumstances which may give rise to any such Claim, investigation or proceedings.
9.10All Employees whose employment is governed by an industrial award are paid not less than the minimum amount prescribed by the relevant award terms.

9.11All past employees of the Target Group whose employment was governed by an industrial award were paid not less than the minimum amount prescribed by the relevant award terms.
9.12No material workers compensation Claims in relation to any Employee has been made in writing and/or are pending.
9.13The Due Diligence Material contains accurate details of the names and terms of engagement of all independent contractors (including details of service fees paid and payable in respect of such engagements) who provide or have provided services to a Target Group Member within the period of five years prior to the date of this deed, whether directly or pursuant to a contract between a corporate entity and a Target Group Member.
9.14Each Target Group Member accrues annual leave, personal leave and long service leave in respect of the Employees in accordance with all applicable laws and industrial awards and otherwise as required by contract, and has done so for past employees of a Target Group Member.
9.15No Target Group Member is liable to pay any allowance, annuity, benefit, lump sum, pension, premium or other payment in respect of the death, disability, retirement, resignation or dismissal of any persons other than that as may be specified in a written contract of employment or in accordance with applicable law.
9.16Each Employee and so far as the Vendors are aware, independent contractor, holds every work visa, licence or qualification which they are required to hold to perform their normal duties in respect of the Business or, in the case of each independent contractor, which they are required to hold to perform the services for which they are engaged to provide to the Target Group Member.
9.17Each Employee and so far as the Vendors are aware, independent contractor who is required to hold professional indemnity insurance, holds appropriate and current professional indemnity insurance or is otherwise covered by appropriate and current professional indemnity insurance held by the Target.
9.18No Target Group Member nor so far as the Vendors are aware, any Employee is the subject of any investigation or inquiry by a Governmental Authority and, so far as the Vendors are aware, there are no matters which are reasonably likely to give rise to any such investigation or inquiry.
9.19So far as the Vendors are aware, all Employees have complied in all material respects with the requirements of any law under which any contracts and/or arrangements to which a Target Group Member is a party or is otherwise bound applies.
9.20So far as the Vendors are aware, each Employee is employed exclusively by the Target Group.
9.21At the date of this deed, no Key Person:
(a)has given or been given written notice of termination of their employment with a Target Group Member;
(b)will be entitled to terminate their employment as a result of the execution and performance of this deed;
(c)has been placed on gardening leave or any equivalent arrangement; and
(d)so far as the Vendors are aware, intends to terminate their employment with a Target Group Member within the 12 months following the date of this deed.
9.22Each Target Group Member has made an accrual in its accounts in respect of any personal leave, within that Target Group Member's annual leave balances.
9.23No Target Group Member has made an accrual in its accounts in respect of personal leave, as a liability of that Target Group Member.
9.24No Employee who is engaged by a Target Group Member on a casual basis is entitled to any entitlements or benefits associated with permanent employment and each Employee engaged on a casual basis is a bona fide casual employee at common law.

9.25So far as the Vendors are aware, no Employee is under an obligation of confidentiality to a previous employer which may restrict that Employee from fully performing their obligations to a Target Group Member or which may cause anything done by the Target to infringe the rights of that previous employer.
9.26None of the Employees or past employees of a Target Group Member have provided a Target Group Member with written notice of any pending or threatened claims against a Target Group Member, in each case which remains outstanding.
9.27No Target Group Member has received notice of any written order, or has not been ordered, to pay any damages, compensation or award to any Employee or past employee of the Target Group during the period of three years prior to the date of this deed.
9.28There have been no written claims made by or in respect of an Employee, any past employee of the Target Group, or against the Target Group during the period of three years prior to the date of this deed.
9.29No Target Group Member has engaged a person as an independent contractor who is an employee for employment rights purposes or employment tax purposes at common law or may be deemed to be an employee for employment rights purposes or employment tax purposes under statute, common law or laws in each jurisdiction in which the Target Group carries on Business.
9.30Each Target Group Member has materially complied with all laws and regulations in relation to the engagement of the services of third party providers, including the validity of the contracting or outsourcing arrangement, the payment of salaries and all statutory benefits by the third party provider to its workers who render services to the Target Group, and the protection of employment rights of the workers engaged by the third party provider under applicable law.
9.31No person currently or formerly engaged as an independent contractor by the Target Group, or hired by a third party provider engaged by the Target Group, has asserted in writing to the Target Group that their relationship with the Target Group was one of employment, either at common law, under statute or the laws in each jurisdiction in which the Target Group carries on Business and so far as the Vendors are aware, there is no existing, threatened in writing, pending or anticipated investigation by any Governmental Authority in relation to an allegation that an independent contractor or an outsourcing arrangement was not properly characterised as such.
9.32So far as the Vendors are aware, no third party provider engaged by a Target Group Member is the subject of any investigation or inquiry by a Governmental Authority in relation to misclassification of workers or erroneous characterisation of the contracting arrangement and, so far as the Vendors are aware, there are no matters which are reasonably likely to give rise to any such investigation or inquiry.
9.33So far as the Vendors are aware, none of the workers of the third party provider engaged by a Target Group Member have provided the third party provider or a Target Group Member with written notice of any pending or threatened claims against a Target Group Member, in each case which remains outstanding.
9.34No Target Group Member has received notice of any written order, or has not been ordered, to pay any damages, compensation or award to any worker hired by a third party provider during the period of four years prior to the date of this deed.
9.35There have been no written claims made by or in respect of a worker currently or formerly hired by a third party service provider against the Target Group during the period of four years prior to the date of this deed.
9.36Each Target Group Member has materially complied with all laws in relation to any persons currently or formerly engaged (whether directly or pursuant to a contract between a corporate entity and a Target Group Member) by that Target Group Member as an independent contractor.
9.37No Target Group Member is in breach of any agreement, arrangement or understanding with any person currently or formerly engaged (whether directly or pursuant to a contract between a corporate entity and a Target Group Member) as an independent contractor.
9.38Each prescriber and independent contractor who works in a clinical role for a Target Group Member operating or incorporated in the United Kingdom holds an up to date Disclosure and Barring Service check and has provided evidence of such check to the Target Group Member.
9.39So far as the Vendors are aware, no United Kingdom independent contractors are engaged (whether directly or pursuant to a contract between a corporate entity and a Target Group Member) via a company in which the independent contractor has a beneficial interest.
9.40Each German Target Group Member does not have a works council and is not aware of any endeavours to establish such. Each German Target Group Member is not a member of an employer’s association.
9.41The Target Group has not engaged any individual who is, or may be, classified as non-self-employed within the meaning of Sec. 7 German Social Code IV and no obligation to contribute to the "Kunstlesozialkasse' exists.
9.42No Key Executives are employed by a Target Group Member incorporated or formed in Germany.
9.43No Employees make use of an occupational pension scheme in Germany.
9.44No collective bargaining agreements apply to the Employees.
9.45No works council exists in respect of the Employees.
9.46No Target Group Member has any current or former Employees or independent contractors subject to the employment laws of the Netherlands.
9.47No contractual arrangement between any Target Group Member and any Third Party in terms of which such Third Party provides employment services to any Target Group Member in any jurisdiction gives rise to an employee-employer relationship between any Target Group Member and any person employed or sourced by such Third Party in order to render such employee services to any Target Group Member.
9.48So far as the Vendors are aware, no person employed or sourced by any Third Party in order to render employment services, to any Target Group Member in any jurisdiction earns remuneration or such other financial compensation below the statutory threshold in that jurisdiction which would render such person as being or deemed to be an employee of any Target Group Member.
Warranty 10 – Superannuation
10.1Each Target Group Member makes employer contributions to externally or government administered funds or programs on behalf of each Employee, and each other individual who is a deemed employee for the purposes of applicable Superannuation Laws, at not less than the relevant statutory rate per annum of the Employee's superannuation salaries in accordance with applicable Superannuation Laws.
10.2The Target Group:
(a)is up to date with all payments that have fallen due in relation to its employer superannuation contribution obligations under Superannuation Laws;
(b)has materially complied with all of its obligations, duties and liabilities in relation to the Target Group's employer superannuation contribution obligations under Superannuation Laws; and
(c)has not paid any superannuation guarantee charge after the payment due date and is not required under the Superannuation Law to lodge any superannuation guarantee charge statement with the relevant Tax Authority.

10.3To the extent that a Target Group Member has contractual obligations to pay superannuation or like benefits in excess of the minimum level mandated by applicable legislation, all such payments have been made when due.
10.4No Target Group Member operates or contributes to, or has ever operated or contributed to, any 'defined benefit' pension scheme and the Target Group has no liabilities or obligations in relation to such scheme.
Warranty 11 – Litigation
11.1There is:
(a)no Claim threatened in writing to a Target Group Member or, so far as the Vendors are aware, pending against a Target Group Member;
(b)as far as the Vendors are aware, no material fact, matter or circumstance likely to give rise to any Claim against a Target Group Member;
(c)as far as the Vendors are aware, no action, order, judgement or determination pending, threatened or anticipated, against a Target Group Member; or
(d)as far as the Vendors are aware, no investigations, inquiries, prosecutions or enforcement proceedings by any Governmental Authority threatened or anticipated against a Target Group Member.
11.2As at the date of this deed, no Target Group Member:
(a)is affected by an unsatisfied or outstanding judgment, order or award;
(b)is a party to, or the subject of, any action, (other than as claimant for the collection of trade debts or relating to occupational health and safety, in either case, in the ordinary course of business);
(c)is the subject of any ruling, order, judgement or determination by any Governmental Authority or any other person in each case that is directed at a Target Group Member; or
(d)is the subject of any investigation, inquiry, prosecution or enforcement proceedings by any Governmental Authority.
Warranty 12 – Tax
12.1Each Target Group Member has:
(a)paid all Taxes which the Target Group Member is or may become liable to pay in respect of any period (or part period) up to and including Completion, including payroll tax due and payable in connection with all relevant contracts;
(b)filed, lodged or submitted all Tax Returns and information regarding Tax and Tax matters as and when required by Tax Law or requested by any Tax Authority;
(c)maintained sufficient and accurate records and all other information required to support all Tax Returns, notices, calculations and accounts and information which has been or may be filed, lodged or submitted to any Tax Authority or is required to be kept under any Tax Law;
(d)complied with all obligations under any Tax Law; and
(e)complied with all of its obligations under any law requiring the deduction or withholding of Tax from amounts paid by the Target Group Member, whether on its own behalf or as agent, and has properly accounted for any Tax so deducted or withheld to any Tax Authority (other than amounts which have yet to become payable).
12.2All copies of any information, notice or Tax Return submitted to any Governmental Authority by a Target Group Member in respect of any Tax are true and complete copies of the originals.

12.3The office of public officer as required under any Tax Law has always been validly occupied in respect of the relevant Target Group Member.
12.4Any information, notice, computation and Tax Return which has been submitted by a Target Group Member in respect of any Tax:
(a)discloses all material facts that must be disclosed under any Tax Law; and
(b)is not untrue, inaccurate or misleading.
12.5Each Target Group Member has complied with all obligations to register for the purposes of any Tax Law.
12.6Not used.
12.7Each Target Group Member has complied with all Tax obligations in respect of employees, deemed employees and/or contractors (or any payments made or due to such persons) up to and including Completion.
12.8Since the Accounts Date, the only Liabilities for Tax of the Target Group that have arisen or may arise on or before the Completion Date are, or will be, Liabilities arising out of the normal business and trading activities of the Target Group (undertaken at arms length terms) or in connection with the Transaction.
12.9In respect of each Target Group Member:
(a)there is no dispute with any Tax Authority relating to any period prior to the date of this deed that has not been resolved or settled as at the date of this deed;
(b)no Tax Authority is conducting any audit of or investigation or review into the business or affairs of that Target Group Member;
(c)in the 5 years prior to the date of this deed, that Target Group Member has not been the subject of any audit of, or investigation or review into, the business or affairs of the Target or otherwise in dispute with any Tax Authority;
(d)there are no matters that may likely result in the initiation of any such investigation; and
(e)at the Completion Date and where applicable, the franking or exempting account balance of a Target Group Member is not in deficit, and will never have been treated as being in deficit, as at the time ofCompletion.
12.10The Target:
(a)is not as at the date of this deed; and
(b)has never been, nor will the Target become, prior to Completion, a member of a Consolidated Group.
12.11The Target:
(a)is not as at the date of this deed; and
(b)has never been, nor will the Target become, prior to Completion, a member of a GST group within the meaning of Division 48 of the GST Act.
12.12The Target:
(a)is not as at the date of this deed; and
(b)has never been, nor will the Target become, prior to Completion, a member of a group for the purposes of any payroll Tax.
12.13No Target Group Member is, and has never been, a party to a Tax Sharing Agreement or Tax Funding Agreement and is not subject to any indemnification or reimbursement obligations.
12.14So far as the Vendors are aware, as at the date of this deed there are no pending or threatened Tax audits, investigations or reviews relating to a Target Group Member.

12.15As at the date of this deed, no Target Group Member has received a written notice of any dispute between a Target Group Member and any Governmental Authority in respect of any Tax that has not been resolved or settled as at the date of this deed.
12.16All documents and transactions entered into by a Target Group Member that are required to be stamped have been duly stamped.
12.17No Target Group Member has received any notice that any document to which a Target Group Member is a party, or any transfers of any issued shares in a Target Group Member is a party, or any transfers of any issued shares in a Target Group Member (other than as contemplated by this deed), have not been properly stamped.
12.18As at the date of this deed, all documents to which a Target Group Member is a party or may be interested in the enforcement of, and all transfers of any issued shares (other than as contemplated under this deed), have been properly stamped and there are no outstanding assessments of Duty in respect of any document, nor any requirement to upstamp any document in the future on account of any interim stamping.
12.19Not used.
12.20All transactions and other dealings between a Target Group Member on the one hand, and any other entity on the other hand, have been (and can be demonstrated to have been) conducted at arm’s length and on a commercial basis, and no transaction entered into by a Target Group Member can be adjusted by any transfer pricing provisions in the Tax Law.
12.21No Target Group Member has entered into or been a party to a transaction which contravenes any general or specific anti-avoidance provisions of any Tax Law (including, without limitation, Part IVA or Division 7 of the Tax Act).
12.22No Target Group Member has lodged any ruling (including a private ruling request) with any Tax Authority.
12.23No Target Group Member has made any agreement with any Governmental Authority or undertaking to any Governmental Authority for, or in respect of, any Tax or any agreement or arrangement whereby it is liable to reimburse any other person in respect of Tax.
12.24Not used.
12.25Not used.
12.26Not used.
12.27Each Target Group Member:
(a)is registered for GST;
(b)has complied in all material respects with the GST Act;
(c)has adequate systems established for ensuring it complies with the GST Act;
(d)has properly charged GST to third parties and has accounted for and remitted all GST for which it is, or will be liable to the ATO; and
(e)Not used.
(f)Not used.
(g)is not party to and/or otherwise bound by any, and there is no, contract or arrangement requiring the Target Group Member to pay any amount in respect of GST on a supply which does not contain a provision enabling the Target Group Member as recipient to require the other party to the contract or arrangement to provide to the Target Group Member a valid Tax invoice for any GST on that supply prior to the due date for payment for that supply.
12.28No Target Group Member has made any loan, distributed any property or engaged in any other transaction or arrangement which attracts the operation of Division 7A of Part III of the Tax Act.

12.29Each Target Group Member is, and has always been, a resident (for Tax purposes) of the jurisdiction of its establishment or incorporation and is not, and has not been, a resident of any other jurisdiction and does not have a permanent establishment (as that expression is defined in any relevant double taxation agreement current at the date of this deed or otherwise under the Tax Act) outside the jurisdiction of its establishment or incorporation, place of management, dependent agenda and / or comparable tax presences.
12.30Not used.
12.31No Target Group Member is, and has never been, a trustee, object or beneficiary of any trust.
12.32Not used.
12.33All capital allowances deductions and capital works deductions which have been claimed by a Target Group Member have been claimed in strict accordance with the Tax Act.
12.34No Target Group Member has claimed any Tax incentive of any kind (including Tax holidays, special Tax regimes, favourable Tax rates, Tax exemptions, Tax abatements and other preferential Tax arrangements) or Tax offset of any kind (including in respect of research and development under Division 355 of the Tax Act) which:
(a)is invalid (in whole or part or to any extent);
(b)the Target Group Member is not, or has not been, otherwise entitled to receive or claim (including because of any action or omission of the Vendor Parties prior to Completion Date); or
(c)which will be lost as a result as a result of the purchase of the Sale Securities under this deed.
12.35Each Target Group Member:
(a)has not paid any dividend, prior to Completion, which has not been franked to the required level, or in respect of which the Target Group Member has not complied with the applicable Tax Law; and
(b)has never been liable, at any time, nor will be liable at, before or immediately after Completion, to pay overfranking tax;
(c)has not paid or credited an amount, transferred any property, made any distribution or loan or forgiven any debt and/or has not done any action or thing which would have given, or may give, rise to a deemed dividend under the Tax Law; or
(d)has not streamed any distribution or non-share dividends for the purposes of Division 204 of the 1997 Tax Act.
12.36No Target Group Member has entered into, or been a party to, any indemnity, agreement or arrangement whereby the Target Group Member is, or may be, liable to indemnify or reimburse another person in respect of any Tax.
12.37Each Target Group Member has provided valid distribution statements (within the meaning of the Tax Law) to shareholders in respect of all dividends paid by it at any time on or prior to Completion.
12.38Not used.
12.39Not used.
12.40Not used.
12.41Any Target Group Member has not been involved in any scheme, arrangement, transaction and/or series of transactions in which the main purpose and/or one of the main purposes was the evasion, deferral and/or avoidance of Tax. In relation to any Target Group Member, there are no hybrid mismatches, including imported ones, or cases of duplication of credit for foreign Taxes in the context of hybrid transfer, as provided by EU Directive 2017/952 of 29 May 2017 (and local corresponding legislations implementing the related provisions). "DAC6" means the Council Directive (EU) 2018/822 amending Directive 2011/16/EU as regards mandatory automatic exchange of information in the field of taxation on reportable cross-border arrangements of May 25, 2018 (OJ L 139/1 of June 5, 2018) – known as DAC 6 – (including any national implementation law such as e.g., the German “Act Introducing an Obligation to Report Cross-Border Tax Arrangements” (cf. German Federal Law Gazette part I 2019, 2875)).
Warranty 13 – Intellectual Property and Domain Names
Ownership and registration
13.1Schedule 10 is a complete and accurate list of:
(a)each item of Registered Intellectual Property, and each material unregistered trade mark, in which the Target Group has an ownership interest; and
(b)the jurisdiction in which such item of Registered Intellectual Property has been registered or filed and the applicable application, registration or serial number and date, including all:
(c)registered trade marks and trade mark applications;
(d)material unregistered trade marks;
(e)registered business names and business name applications;
(f)registered domain names and domain name applications;
(g)patents and patent applications; and
(h)registered designs and design applications.
13.2A Target Group Member is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Owned Intellectual Property, free and clear of all Security Interests.
13.3All documents and instruments necessary to establish, perfect and maintain the rights of the Target Group in any Owned Intellectual Property have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Authority (or validly registered with the appropriate registrar in the case of domain names).
13.4All renewal, application and other official registry fees and other steps required for the registration, maintenance and protection of the Registered Intellectual Property have been paid or taken in a timely manner, and all necessary and related applications for renewal have been timely and duly filed within applicable time limits.
13.5So far as the Vendors are aware, the Owned Intellectual Property is valid, subsisting and enforceable. No interference, opposition, cancellation, reissue, re-examination, review or other legal proceeding, as far as the Vendors are aware, is or has been pending or, has been threatened, concerning the Owned Intellectual Property or in which the ownership, scope, validity or enforceability of any Owned Intellectual Property is being, has been, or would reasonably be expected to be, contested or challenged, and there are no facts or circumstances known to the Vendors that would form a reasonable basis for a claim that any Owned Intellectual Property is invalid or unenforceable.
13.6No Target Group Member, or any of their Related Body Corporates, has transferred ownership of, or granted any licences to the Business Intellectual Property to any other person, except:
(a)as disclosed Schedule 10; or
(b)for non-exclusive licenses granted by the Target Group to customers in the ordinary course of conducting the Business.
13.7No Target Group Member has granted any third party exclusive rights to or under any Owned Intellectual Property. No Target Group Member has permitted any Owned

Intellectual Property to lapse or enter the public domain (other than in the ordinary course of conducting the Business or through the expiration of registered Intellectual Property Rights at the end of their statutory term).
Licences and compliance
13.8All licences granted to:
(a)third parties of Intellectual Property Rights and Information Technology (including Proprietary Software) owned, or purported to be owned, by the Target; and
(b)a Target Group Member of Intellectual Property Rights and Information Technology owned, or purported to be owned, by third parties (including all Open Source Software, Third Party Software, APIs and hosting services contracts), and in each case which are material to the Business, are set out in Schedule 10, and no such licences, agreements, arrangements or understandings are vulnerable to termination as a result of the transactions contemplated by this deed.
13.9The Vendors are not aware of any breach, invalidity, or grounds for determination, rescission, avoidance or repudiation of any licence required to be disclosed pursuant to Warranty 13.8.
No infringement
13.10The Target Group's carrying on of the Business and the use of the Owned Intellectual Property (including all conduct relating to the Proprietary Software and any past or current product or service or activity of any Target Group Member) does not infringe, misappropriate or otherwise violate, breach an obligation of confidence or wrongfully use, and has not infringed, misappropriated or otherwise violated, breached an obligation of confidence or wrongfully used, any Intellectual Property Rights of any person.
13.11As far as the Vendors are aware the use of the Licensed Intellectual Property does not infringe, misappropriate or otherwise violate, breach an obligation of confidence or wrongfully use, and has not infringed, misappropriated or otherwise violated, breached an obligation of confidence or wrongfully used, any Intellectual Property Rights of any person, and there are no facts or circumstances known to the Vendors that are reasonably likely to give rise to any such infringement, misappropriation or violation.
13.12As at the date of this deed, no Target Group Member has received written notice of any Claim alleging infringement, misappropriation or other violation or challenging or threatening the Target Group's use of any Intellectual Property Rights (including the Business Intellectual Property).
13.13Neither the Vendors nor a Target Group Member have made any Claim against any person relating to or alleging infringement, of any of the Business Intellectual Property, and so far as the Vendors are aware, no third party has infringed or is infringing any of the Business Intellectual Property and there is no basis to make such a claim.
13.14No Owned Intellectual Property, or (as far as the Vendors are aware) Licensed Intellectual Property, is the subject of any litigation, dispute, action, claim, opposition or administrative proceeding, and there are no facts, matters or circumstances as far as the Vendors are aware, likely to give rise to such litigation, dispute, action, claim, opposition or administrative proceeding in connection to the Target Group’s ownership or use of such Intellectual Property Rights.
Sufficiency and chain of title
13.15The Business Intellectual Property comprises all the Intellectual Property Rights and Information Technology (including Proprietary Software) used by and/or necessary for, and such Business Intellectual Property is reasonably sufficient for, the Target Group to operate its Business as at the date of this deed. The Target Group (a) owns or (b) otherwise has, the rights to use the Business Intellectual Property and Information Technology (including Proprietary Software) used in or necessary for, and such Business Intellectual Property and Information Technology are reasonably sufficient for, the operation of the business of the Target Group as operated as at the date of this deed.

Third party use
13.16No third party has any right to or in any of the Owned Intellectual Property, or any right which would otherwise restrict the disclosure or use by the Target Group of any of the Owned Intellectual Property.
13.17There are no royalties or licence fees payable by a Target Group Member in connection with the use of any Owned Intellectual Property, except as disclosed in Schedule 10.
13.18The Vendors have not assigned, licensed or granted any rights in the Business Intellectual Property to any third party, or agreed to do so, other than in the ordinary course of conducting the Business.
Business names
13.19No Target Group Member incorporated in Australia carries on business under any name other than its registered company name or the registered business names listed in Schedule 10.
13.20All registrations of the business names listed in Schedule 10 are in the name of a Target Group Member and are currently registered.
Domain names
13.21As at Completion, the Target Group is the sole legal and beneficial owner of each Domain Name on Completion.
13.22The Domain Names are the only domain names used in the Business at the date of this deed.
13.23Nothing has been done or omitted to be done by a Target Group Member and, so far as the Vendors are aware, no circumstance exists that may affect the validity, ownership or registration of the Domain Names.
13.24As far as the Vendors are aware, each of the Domain Names is transferable, has not expired or lapsed, and is in good standing.
Business Confidential Information
13.25As far as the Vendors are aware, no Target Group Member has disclosed any Business Confidential Information, except in the ordinary course of conducting the Business or in connection with the Transaction, in each case, subject to written confidentiality contracts containing appropriate non-disclosure and non-use protections in favour of the Target Group Member.
13.26The Target Group has established, maintained and adhered to effective procedures and has taken all appropriate steps designed to keep Business Confidential Information confidential and designed to safeguard that information from unauthorised access, use, copying or disclosure, including by putting in place appropriate governance of artificial intelligence systems within the Target Group, and written directions to Target Group personnel about permitted use of artificial intelligence systems.
13.27So far as the Vendors are aware, there has not been any misuse or unauthorised disclosure of any Business Confidential Information.
Moral rights
13.28As far as the Vendors are aware, the Target Group is able to do, or omit to do, any act in relation to any copyright works forming part of the Business Intellectual Property, or licensed under the licences disclosed pursuant to Warranty 13.8 (to the extent that the act or omission is permitted under the licence), without infringing the moral rights (as that term is defined in the Copyright Act 1968 (Cth)) of the author of those works.
Employees
13.29The Target Group has valid and enforceable written contracts with each of its current and former Employees, consultants, contractors and service providers involved in the authorship, invention, reduction to practice, creation, conception or development of any Owned Intellectual Property, and each contract:
(a)is sufficient to irrevocably assign to the Target Group all Intellectual Property Rights authored, invented, reduced to practice, created, conceived, developed or provided in the course of their engagement or employment (as applicable);
(b)contains confidentiality provisions adequately protecting the rights of the Target Group in Business Confidential Information and Business Intellectual Property (including obligations to keep Business Confidential Information confidential and safeguard it from unauthorised access, use, copying and disclosure);
(c)includes, to the extent not assignable by law, a waiver of such person’s moral rights or consent to infringe such person’s moral rights in and to such Intellectual Property Rights, in respect of Employees, each of which is on a standard form, and copies of all such standard form contracts have been delivered to Purchaser.
13.30Any and all material employee inventions or other employee, or respectively employee of record generated work results have been properly and validly claimed by the relevant Target Group Member and enforceable assignment agreements have been executed with the applicable legal regime on employee inventions and all assignment to such inventions or other works results have been duly recorded (where necessary) and have otherwise properly been effectuated. On the Completion Date, all employee remuneration payments (resulting from any applicable employee invention regime worldwide) as well as all other payments relating to (where applicable) the assignment of any other work results to Target Group have been properly, timely and fully been made.
Effect of transaction
13.31The transactions contemplated by this deed will not result in any loss of, Security Interest (other than a Permitted Security Interest) over, or restriction on the Target Group's rights to own, use, exercise or exploit, any Business Intellectual Property, Information Technology or Proprietary Software, or cause any breach, termination or material change to an agreement in relation to the Licensed Intellectual Property or Information Technology.
13.32All material third party consents, approvals and authorisations required under any licence, agreement, arrangement or understanding relating to Intellectual Property Rights or Information Technology (including Proprietary Software) have been obtained and remain in full force and effect, and none will be revoked, terminated or adversely affected by the transactions contemplated by this deed.
Warranty 14 – Insurance
14.1All insurance policies required by law in respect of the Target Group have been maintained by or on behalf of the Target Group.
14.2The Target Group has, and has had at all relevant times:
(a)valid insurances in respect of all risks which are normally and prudently insured against by persons carrying on businesses similar to the Business and holding assets similar to the material assets of the Business for such amounts as are reasonably prudent; and
(b)valid insurance required to be maintained by law, and for the full period it is required to be maintained, by it under each Material Contract, for each health service business, (a) and (b) include professional indemnity insurance as required by law.
14.3Each of the contracts of insurance taken out by or on behalf of the Target Group in respect of the Business and the material assets of the Business (that are of an insurable nature) (Insurances) is in force and, so far as the Vendors are aware, there are no facts, matters or circumstances which may be reasonably likely to:

(a)lead to any of the Insurances being void or voidable;
(b)permit an insurer to cancel the Insurances;
(c)permit an insurer to refuse or materially reduce a claim by a Target Group Member under the Insurances; or
(d)permit an insurer to materially increase a premium payable in respect of the Insurances.
14.4All premiums in respect of the Insurances have been paid up as at the Completion Date.
14.5As at the date of this deed, there are no outstanding material Claims made by a Target Group Member under any of the Insurances.
14.6As at the date of this deed, no Target Group Member has received any written notice from an insurer stating that any of the Insurances are cancelled or void.
14.7No Target Group Member has made any notification or claim in the 3 years prior to the date of this deed under any contact of insurance.
14.8Each Target Group Member does not, and nor do any of its contractors, Employees or officers, provide any warranty or guarantee in relation to any installation structures or other works constructed in accordance with the Target Group Member's advice.
Warranty 15 – Software
15.1Part C of Schedule 10 contain a true and complete list of all third party Intellectual Property Rights included or embedded in the Software used in the Business.
15.2Except as identified in Part C of Schedule 10, no Target Group Member has used or incorporated any third party Intellectual Property Rights into any Proprietary Software.
15.3Each relevant Target Group Member has the irrevocable, exclusive, unrestricted (timely, geographically and otherwise), worldwide, transferable and perpetual right to use the Proprietary Software, either as the respective owner or as the sole beneficial owner; for the avoidance of doubt, the foregoing statement shall not apply to any Open Source Software included in the Proprietary Software. Except for the Proprietary Software as well as standard Software (including used Open Source Software), the Target Group does not use and does not rely on any other Software with regard to the Business as operated in the 24 months before the date of this deed.
15.4The Proprietary Software, with the exception of replaceable Open Source Software modules for standard processes, has been developed exclusively by Employees of the Target; in case the development has been made by students, interns, freelancers, employees of record or managing directors, the relevant Target Group Member has received all copyrights, usage rights and other relevant and/or corresponding rights in relation to such parts of the Proprietary Software.
15.5Part C of Schedule 10 accurately identifies and describes:
(a)each item of Open Source Software that is included, incorporated or embedded in, linked to, contained in, combined, distributed or made available with or used in the development of any Proprietary Software or from which any part of any Proprietary Software is derived;
(b)the version or versions of each such item of Open Source Software, and
(c)the Proprietary Software to which each such item of Open Source Software relates.
15.6Except as identified in Part C of Schedule 10, no Open Source Software is, in whole or in part, included, incorporated or embedded in, linked to, contained in, combined, distributed or made available with or used in the development of any Proprietary Software.

15.7With respect to the items identified in Part C of Schedule 10, the applicable licence terms, taking into account the Target Group's use of the corresponding Software, do not impose any limitation, obligation or condition on the right or ability of the Target Group to use, distribute, provide access to, exercise or exploit the Proprietary Software or other services or products of the Target Group.
15.8The Target Group has materially complied, and is in material compliance with all Open Source Software licences.
15.9Except as expressly stated in Part C of Schedule 10, the Target Group has not used, modified, distributed, made available, or otherwise exploited any Open Source Software in a manner that, under the applicable licence terms of that Open Source Software, would or could result in the imposition of a requirement or condition that:
(a)the Target Group grant a licence under or refrain from asserting or enforcing any of its patent rights; or
(b)any Business Intellectual Property (or part of it) be:
(i)disclosed, distributed, or made available in source code form;
(ii)licensed for making modifications or derivative works;
(iii)redistributable free of charge or at nominal cost (or otherwise imposes any restrictions on the consideration to be charged for the distribution thereof); or
(iv)subject to any other limitation, restriction or condition with respect to the Target Group’s right to use or distribute any such Business Intellectual Property (or part of it).
15.10All Software used by the Target Group Members in conducting the Business:
(a)functions substantially in accordance with its specifications and so far as the Vendors are aware, does not contain any bug, defect, vulnerability or error that materially and/or adversely affects the use, functionality, security or performance of such Software or any product or system containing or used in conjunction with such Software; and
(b)to the extent it is licensed to a Target Group Member by a third party, is lawfully licensed and is, and has been, used in accordance with any applicable licence obligations and restrictions.
15.11As far as the Vendors are aware, none of the Proprietary Software contains any Harmful Code.
15.12No source code forming part of the Proprietary Software has been delivered, licensed, deposited in escrow or is subject to any escrow arrangement, or made available to any escrow agent or other person who is not, as at the date of this deed, an Employee. The Target Group has no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available such source code to any escrow agent or any other person who is not, as at the date of this deed, an Employee. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any such source code to any other person who is not, as at the date of this deed.
Warranty 16 – Ownership and use of Information Technology
16.1All of the Information Technology (including Proprietary Software) used by or on behalf of the Target Group:
(a)is owned by the Target Group or is licensed, leased or supplied under a valid and enforceable written agreement with a Target Group Member;
(b)comprises all of the assets, systems, hardware and Software that is used by the Target Group in conducting the Business in the ordinary course as at the date of this deed;

(c)is not shared with or used by or on behalf of or accessible by any other person;
(d)is functioning properly in all material respects in accordance with any applicable specifications or documentation (excepting minor defects);
(e)may be expanded, updated or otherwise amended to meet the requirements of the Business and/or the Target Group, without causing any substantial disruption or interruption to the use of the Information Technology by the Business and/or the Target Group;
(f)is not required to be onerously maintained, updated or operated in a way which may result in the substantial disruption or interruption to the Business and/or the Target Group;
(g)does not contain any Harmful Code which has caused material disruption to the Business;
(h)is subject to reasonable measures to provide for the backup and recovery of the Business Data stored or processed by such Information Technology without material disruption or interruption to the conduct of the Business; and
(i)has not suffered any material outages or security breaches or caused any other material interruption to the Business within the last 24 months.
16.2Except in the ordinary course of conducting the Business and as contained in the Due Diligence Material, no Target Group Member has licensed or entered into any agreement or arrangement otherwise permitting the use or exploitation of any of the Information Technology by any third party, and has treated the source code of the Software, and any associated data, as Business Confidential Information.
16.3The Target Group either owns, or is validly licensed to use, the Software comprised in the Information Technology.
16.4No counterparty to any licence, agreement, arrangement or understanding relating to the Information Technology used by the Target Group has given written notice to a Target Group Member of its intention to terminate that licence, agreement, arrangement or understanding where termination is due to occur after the date of this deed.
16.5Each Target Group Member has complied in all material respects with all licences, agreements, arrangements and understandings relating to the Information Technology used by the Target Group.
16.6So far as the Vendors are aware, no event has occurred, and no circumstances exist, that would (with or without notice or lapse of time) constitute a breach of any licence, agreement, arrangement or understanding relating to the Information Technology used by the Target Group.
16.7The Information Technology:
(a)is all in a reasonable state of repair and condition and in operating order and is fulfilling the purposes for which it was acquired or established in an efficient manner without material downtime or errors;
(b)has adequate capacity for the Target Group's present needs;
(c)has adequate security, backups, hardware and software support and maintenance and trained personnel to ensure so far as is reasonable that breaches of security, errors and breakdowns are kept to a minimum and that no material disruption will be caused to the Business or any material part of the Business in the event of a breach of security, error or breakdown; and
(d)is properly documented so as to enable it to be used and operated by any reasonably qualified personnel.
16.8The Target Group has reasonable and appropriate maintenance and support agreements in respect of the Information Technology, and none of those agreements will be terminable as a result of the execution of this deed or Completion.

16.9The Target Group has taken reasonable measures to protect the Information Technology (including Business Data) from unauthorised access, use, disclosure or modification, including implementing security patches and updates in accordance with good industry practice.
16.10The Target Group has performed penetration tests and vulnerability scans of the Information Technology in accordance with good industry practice and has remediated all identified vulnerabilities.
16.11The Due Diligence Materials sets out the Target Group's disaster recovery plans for the Information Technology.
16.12There have been no unauthorised intrusions, security breaches or material failures of the Information Technology, except as disclosed in the Due Diligence Material.
Warranty 17 – Privacy and information security
17.1The Target Group has materially complied with all Privacy Laws, privacy policies and contractual obligations relating to the Processing of Personal Information and Business Data, including in relation to the processing of special categories or personal data (within the meaning of GDPR), and in relation to the transfer (or restriction on transfer) of Personal Information between jurisdictions. The Target Group has also materially complied with all documentation obligations under all Privacy Laws, including the documentation of legitimate interest assessments and of consents obtained. The Target Group has also created all such documentation at the appropriate time, including all required data protection impact assessments prepared prior to the respective processing operations. All documentation is up to date, including a duly maintained processing register.
17.2The Target Group has established and implemented appropriate policies, notices, procedures, records and systems to comply with Privacy Laws and to prevent, respond to and mitigate Data Incidents.
17.3The Target Group has all necessary lawful bases, agreements, consents and authorisations to collect, use, transfer and disclose all Personal Information and Business Data in its possession or control in compliance with Privacy Laws.
17.4The Target Group has complied with all data subject requests, including any requests for access to Personal Information, the cessation of specified processing activities or the rectification or erasure of any Personal Information, in each in accordance with the requirements of Privacy Laws, and no such requests are outstanding.
17.5The Target Group has adopted written privacy policies that comply with all Privacy Laws in all material respects.
17.6The Target Group has taken reasonable organisational and technical steps to protect Personal Information and Business Data against misuse, loss, unauthorised access, modification and disclosure.
17.7The Target Group and any of its processors or sub-processors have appointed a data protection officer if required to do so under Privacy Laws.
17.8Employees who have access to Personal Information or Business Data have received appropriate training on Privacy Laws and the Target Group's privacy policies.
17.9The Target Group has not in the 24 months prior to the date of this deed:
(a)as far as the Vendors are aware, experienced any material Data Incident, including any security breach, involving Personal Information or Business Data;
(b)received any written notice alleging non-compliance with Privacy Laws or breach of any privacy policy or data processing contract; or

(c)been required to notify any person or authority of any loss of or unauthorised access to Personal Information or Business Data (including notification of an eligible data breach within the meaning of the Privacy Act 1988 (Cth) or GDPR).
17.10The Target Group is not subject to any claim or proceeding by any authority or person relating to alleged non-compliance with Privacy Laws or mishandling of Personal Information or Business Data and, as far as the Vendors are aware, the Target Group is not subject to any investigation or enquiry by any authority or person relating to alleged non‑compliance with Privacy Laws or mishandling of Personal Information or Business Data. As far as the Vendors are aware, there is no fact or circumstance that may lead to any such investigation, claim, enquiry or proceeding.
17.11Not used.
17.12All Business Data is in the possession or control of the Target Group and is capable of ready access and retrieval through the Information Technology on which it is stored.
17.13The Target Group has all credentials and authentication materials necessary to access and retrieve all Business Data.
17.14All international transfers of Personal Information from the United Kingdom have taken place in accordance with Privacy Laws in all material respects.
17.15The Target Group has:
(a)undertaken appropriate due diligence on any Third Party it has appointed to process Personal Information and Business Data in accordance with Privacy Laws; and
(b)in place a written agreement with each processor or sub-processor it engages to process Personal Information which incorporates the mandatory terms stipulated under the United Kingdom GDPR.
17.16To the extent that data and information can be owned under applicable law, all Business Data is owned by the Target Group, free and clear of all Encumbrances, and the Target Group has all necessary rights to use, license and exploit the Business Data.
Warranty 18 – Properties
18.1No Target Group Member is the registered or beneficial owner of any real property.
18.2Details of all material documentation pursuant to which a Leased Property is used or occupied by the Target Group are contained in the Due Diligence Material and there are no other documents or correspondence or other material or information (in each case, in writing) which is not contained in the Due Diligence Material which affects the interests of a Target Group Member in a Leased Property.
18.3The Leased Properties are the only land and buildings owned, used or occupied by the Target Group in connection with the Business.
18.4As at the date of this deed, no written notices have been received by a Target Group Member and there is no order, declaration, report, recommendation or approved proposal of a public authority or Governmental Authority which would materially affect the use of a Leased Property.
18.5No Target Group Member has made any modification or alteration of a material nature to a Leased Property in respect of which the relevant landlord or other counterparty's prior consent has not been obtained.
18.6No Guarantee has been given as security for any obligation or Liability of a Target Group Member in respect of a Leased Property, except for any such Guarantee contained in the Due Diligence Material.
18.7In relation to each Leased Property as at the date of this deed:

(a)there are no subsisting material breaches of the Lease Agreement in respect of that Leased Property by a Target Group Member;
(b)there are no current disputes relating to that Leased Property or its use, nor are there, so far as the Vendors are aware, any circumstances that could reasonably be expected to give rise to a dispute relating to that Leased Property;
(c)so far as the Vendors are aware, no act or omission by a Target Group Member has occurred which would constitute a breach or default or permit termination, modification or acceleration under any of the Lease Agreement in respect of that Leased Property; and
(d)no Target Group Member has received written notice of any breach of the Lease Agreement in respect of that Leased Property.
18.8Each Lease Agreement:
(a)is valid and subsisting; and
(b)has not been amended or modified,
(in each case, in writing).
18.9No Target Group Member has agreed to any assignment, subletting, parting with possession or surrender of a Lease Agreement or any part of a Leased Property.
18.10There are no incentives, rent-free periods, reduced-rent periods or other reductions or abatements of rent or outgoings in relation to a Leased Property.
18.11So far as the Vendors are aware, each Target Group Member has complied with all laws, rules, regulations or guidelines that are issued, administered or enforced by any Governmental Authority in relation to a Leased Property.
18.12There are no make good obligations at, or in respect of, any Leased Property that should have been performed at or before the date of this deed and that have not been performed on or before the date of this deed.
18.13In the 36 months prior to the date of this deed, no Target Group Member is involved in any dispute with any Governmental Authority, landlord, tenant, neighbour or other person in relation to a Leased Property and, so far as the Vendors are aware, no matter exists that is reasonably likely to give rise to any dispute of this type.
18.14All buildings and improvements on a Leased Property are in a reasonable state of repair and condition and fit for their current use.
18.15So far as the Vendors are aware, no other third party has any interest in the Old Street Leases.
Warranty 19 – Environment
19.1Each Target Group Member has in all material respects complied with all environmental laws applicable to that Target Group Member and otherwise applicable to the conduct of the Business.
Warranty 20 – Related party transactions
20.1Other than in respect of contracts or arrangements of employment, no Target Group Member is party to any contract with any Vendor Party or any of its Representatives, or in which any Vendor Party or any of its Representatives is interested (whether directly or indirectly) or under which a Target Group Member has given or proposes to give a financial benefit to any Vendor Party or any of its Representatives.
20.2There are no guarantees, indemnities, contracts, loans, commitments, arrangements or understandings in respect of a Target Group Member and a Vendor Party or any of its Representatives.

Warranty 21 – Compliance with statutory requirements
21.1Each Target Group Member has complied in all material respects with all laws and regulations applicable to the conduct of the Business.
21.2At the date of this deed no individual has claimed (and as the Vendors are aware, no grounds exist for an individual to claim) compensation or any other remedy or measure from a Target Group Member for breach of laws.
21.3No Governmental Authority has as at the date of this deed alleged in writing to a Target Group Member (or provided written notice that it is commencing an investigation into whether) a Target Group Member is in contravention of any laws or regulations applicable to the Target Group Member.
21.4No Target Group Member has received any written notice from any Governmental Authority that it has failed, in any respect, to comply with any applicable law or regulations, or that it is subject to an investigation as to whether it has failed, in any respect, to comply with any applicable law or regulations.
21.5No Target Group Member has received written notice in relation to a contravention, or allegation of any contravention, or investigation in relation to any alleged contravention, of any applicable law or regulations by it in connection with the Business.
21.6Each Target Group Member:
(a)holds all Authorisations required to carry on the Business; and
(b)has complied in all material respects with the terms of all Authorisations required to carry on the Business.
21.7No Target Group Member has received written notice from a Governmental Authority during the 24 months prior to the date of this deed inquiring or alleging that it has not complied with any Authorisation.
21.8So far as the Vendors are aware, there are no facts which could prejudice renewal or lead to revocation or variation in any material respect of any Authorisations.
21.9No Target Group Member has received any written order, direction or notice (formal or informal) from any Governmental Authority or any other person (including any written notice requiring or requesting any remediation or rectification to be undertaken) which has not been complied with in full.
21.10So far as the Vendors are aware, no circumstance exists that may result in a Target Group Member receiving any order, direction or notice from any Governmental Authority or any other person requiring an audit or review of the Target Group or the Business and/or any remediation or rectification (including in respect of any compliance frameworks) to be undertaken or imposed.
Warranty 22 – Anti-bribery
22.1No Target Group Member is a party to any agreement, arrangement or understanding which involves either directly or indirectly:
(a)any offer or payment to any official of a Governmental Authority to influence them or to assist in the obtaining or retaining of any business; or
(b)any offer or payment to any other person while knowing, or having a reasonable basis to know, that all or part of the offer or payment would be made available or paid to any official of a Governmental Authority to assist in the obtaining or retaining of any business;
(c)the provision of a benefit in breach of any law, including but not limited to the following:
(i)Private Health Facilities Act 2007 (NSW);
(ii)Health Service Establishment Act 2006 (Tas);

(iii)Health Insurance Act 1973 (Cth);
(iv)Public Service Act (Qld);
(v)Crimes act 1914 (Cth), Crimes Act 1958 (Vic), Crimes Act 1900 (NSW), Criminal Code Act 1899 (Qld), Criminal Law Consolidation Act 1935 (SA), Criminal Code Act 1983 (NT), Criminal Code Act Compilation Act 1913 (WA) and Criminal Code Act 1924 (Tas);
(vi)Private Health Insurance Act 2007 (Cth);
(vii)Health Practitioner Regulation National Law as enacted in each State and Territory;
(viii)the United Kingdom Bribery Act 2010;
(ix)the United Kingdom Economic Crime and Corporate Transparency Act 2023;
(x)European pharmaceutical legislation: Regulation 726/2004, as amended and Directive 2001/83/EC, as amended, and its implementation thereof in the Member States, and the accompanying applicable regulations and guidelines;
(xi)the Dutch Healthcare Insurance Act;
(xii)the Dutch Criminal Code, Act Economic Offences (WED); and
(xiii)all local legislation applicable to medical practitioners.
22.2Not used.
22.3No Target Group Member has, and as far as the Vendors are aware, nor any past or present director, officer, agent, employee or other person that acts for or on behalf of a Target Group Member, at any time violated any anti-bribery or anti-corruption laws applicable to the Target Group Member.
22.4Each Target Group Member has, as far as the Vendors are aware, at all times conducted its business and affairs in accordance with all applicable financial record keeping and reporting requirements imposed by law and in compliance with the anti-money laundering and proceeds of crime statutes of all jurisdictions, the rules and regulations thereunder and any related or similar laws, rules, regulations or guidelines that are issued, administered or enforced by any relevant Governmental Authority (Money Laundering Laws).
22.5No Target Group Member is, as far as the Vendors are aware, a party to, or the subject of, any action, dispute, claim, demand, investigation, inquiry, prosecution, proceeding, litigation, arbitration, mediation or dispute resolution with respect to any Money Laundering Laws (AML Proceedings), and as far as the Vendors are aware, no AML Proceedings are pending or threatened.
Warranty 23 – Health
23.1To the extent a Target Group Member operates a health service business:
(a)that health service business has at the ate of this deed and at Completion and at all times in the 3 years prior to the date of this deed been operated in accordance with all applicable laws and legally enforceable industry standards in Australia and in each other jurisdiction in which the Target Group Member operates a health service business, in each case in all material respects, including (as applicable):
(i)guidelines and standards published by Australian Health Practitioner Regulation Agency; and
(ii)guidelines and standards published by the Medical Board of Australia;

(iii)the National Safety and Quality Heath Service Standard
(iv)guidelines and standards published by the Care Quality Commission (England), and where applicable the guidance and standards of the equivalent bodies in Scotland (Healthcare Improvement Scotland and The Care Inspectorate), Wales (Healthcare Inspectorate Wales and Care Inspectorate Wales) and Northern Ireland (The Regulation and Quality Improvement Authority (RQIA));
(v)the National Health Service (NHS);
(vi)the General Pharmaceutical Council (GPhC);
(vii)National Institute for Health and Care Excellence (NICE);
(viii)guidelines and standards published by the Royal Dutch Medical Association Physicians (KNMG) and the Royal Dutch Pharmaceutical Association (KNMP);
(ix)guidelines and standards published by the Dutch association of physicians, such NHG General Practice Guideline, and the specialist guidelines;
(x)the Act Quality, Complaints and Disputes in Healthcare (Wkkgz);
(xi)in Japan:
(A)Medical Practitioners Act; and
(B)Medical Care Act; and
(C)guidelines and standards published by Ministry of Health, Labour and Welfare of Japan;
(b)that Target Group Member creates and maintains patient records in accordance with all applicable laws and legally enforceable standards and codes of conduct in the jurisdiction in which the Target Group Member operates a health service business; and
(c)so far as the Vendors are aware, medical practitioners providing health services to or in connection with a Target Group Member (including in circumstances where a Target Group Member is providing services to that medical practitioner) comply with all applicable laws and legally enforceable industry standards which pertain to the services to or in connection with a Target Group Member, including (as applicable):
(i)Australian Health Practitioner Regulation Agency's Good Medical Practice: A Code of Conduct for Doctors in Australia;
(ii)Australian Health Practitioner Regulation Agency's Telehealth Guidelines;
(iii)GPhC Standards;
(iv)Guide to Professional Conduct and Ethics for Registered Medical Practitioners from the IMC for Irish practitioners registered in the Irish Medical Council’s Register of Medical Practitioners; and similar Guides for physicians registered in other jurisdictions’ registers for medical practitioners (e.g. BIG register);
(v)The Irish Telemedicine Phone and Video consultations, A guide for doctors, and other Telemedicine laws and regulations for physicians registered in other jurisdictions’ registers for medical practitioners (e.g. BIG register); and
(vi)in Japan:
(A)Medical Practitioners Act; and
(B)Medical Care Act; and

(C)guidelines and standards published by Ministry of Health Labour and Welfare of Japan.
23.2No Target Group Member has at any time engaged in conduct that amounts to inciting 'unsatisfactory professional conduct' or 'professional misconduct' under the Health Practitioner Regulation National Law 2009 (NSW), or 'unprofessional conduct' or 'professional misconduct' under corresponding laws in all other Australian jurisdictions, engaged in conduct that amounts to an impairment of fitness to practice as set out under the Pharmacy Order 2010 in the United Kingdom together with the equivalent under corresponding laws in all other jurisdictions in which the Business is conducted.
23.3Each Target Group Member's advertising and public statements in relation to health services and the supply of goods have at all times complied with law in all jurisdictions in which the Business is conducted, in each case in all material respects.
23.4The prescription, dispensing, transport and handling of prescription medicines by any Target Group Member complies with applicable laws in the both the jurisdiction where that medication has been prescribed, filled and where it has been dispensed.
23.5Each Target Group Member holds any and all Authorisations, approvals and exemptions (under State, Territory and Commonwealth Law or other law in any applicable jurisdiction in which the Target Group conducts the Business) required by law in connection with supply, distribution and handling of controlled substances, poisons, therapeutic goods and both prescription only- and non-prescription medicinal products (as applicable).
23.6As far as the Vendors are aware, each of the entities involved in the supply chain for the Target Group hold appropriate Authorisations, approvals and exemptions and have adequate expertise to comply with applicable legal requirements in each jurisdiction where such entities are involved in the supply chain for the Target Group.
23.7The Target Group is authorised to conduct regulated healthcare activities in Northern Ireland.
23.8Fill Function UK Limited is currently and appropriately registered with the Care Quality Commission in England for “treatment of disease, disorder or injury”, with Mr Kevin William Joshua appointed as the Registered Manager.
23.9So far as the Vendors are aware, all therapeutic goods sponsored, manufactured or supplied by a Target Group Member have been prescribed, developed, sponsored, manufactured, labelled and supplied and transported, if applicable across borders, imported and exported and (as applicable) in accordance with all applicable laws in each jurisdiction in which such therapeutic goods are compounded and supplied. Furthermore, such medicinal products have been compounded in accordance with all applicable patent and intellectual property laws.
23.10Any therapeutic goods extemporaneously compounded by any Target Group Member have been compounded and supplied in accordance with law in each jurisdiction in which such therapeutic goods are compounded and supplied.
23.11To the extent a Target Group Member owns an interest in a pharmacy business, the ownership complies with pharmacy ownership laws applicable in the jurisdiction where the pharmacy is located and operates.
23.12So far as the Vendors are aware, all health professionals who provide health services for or in connection with a Target Group Member hold appropriate registrations under the law of the jurisdiction in which the health services are provided, including without limitation, in the case of Australia with the Australian Health Practitioner Regulation Agency and in the case of the United Kingdom, the GPhC within their designated profession.
23.13No Target Group Member engages (nor have they ever engaged) health professionals to provide health services outside the jurisdictions where Target Group Member currently provide health services.
23.14Each Target Group Member who provides health services (whether reimbursed or otherwise) in all material respects complies with all Medicare or other equivalent requirements under the law in the jurisdiction in which it provides health services, including notification requirements in circumstances where health services are not eligible for Medicare claiming or other reimbursement.
23.15The arrangements (both recorded in contracts and undertaken in practice) between the Target Group and its partner pharmacies are consistent with state and territory pharmacy ownership legislation.
23.16The Target Group follows the Australian Code of Good Wholesaling Practice for Schedule 4 medicine wholesale and only supplies by wholesale Schedule 4 medicines, and does not supply by wholesale any other scheduled medicines.
23.17The Target Group's instructions to medical practitioners, and arrangements with partner pharmacies) comply with all applicable laws and the Target Group and, so far as the Vendors are aware, its partner pharmacies have not been involved in dispensing or supply of compounded GLP-1s after 1 October 2024.
Warranty 24 – Due Diligence Material
24.1The Due Diligence Material has been collated by or on behalf of the Vendor Side Parties in good faith.
24.2All information contained in the Due Diligence Material is:
(a)complete, true and accurate in all material respects; and
(b)not misleading or deceptive in any material respect, whether as a result of the inclusion of misleading information or the omission of any information.
24.3So far as the Vendors are aware, no information relating to the Target Group and / or the Business which in the Vendors’ opinion, acting reasonably, would be material to the assessment of the value of the Sale Securities, has been knowingly or recklessly omitted from the Due Diligence Material.
24.4All predictions, projections, expectations, opinions and forecasts and other Forward-looking Information provided by or on behalf of the Vendor Side Parties to the Purchaser or its Representatives (including in the Due Diligence Material) have been prepared in good faith.

Schedule 6 – Purchaser, Guarantor and Listed Entity Warranties
Warranty 1 – The Purchaser, Guarantor and Purchaser Parent
1.1The Purchaser, Guarantor and Purchaser Parent are each validly existing, duly organized and in good standing under the laws of their respective place of incorporation or registration.
1.2Each of the Purchaser, Guarantor and the Purchaser Parent has all requisite power and authority to enter into and perform its obligations under this deed and to carry out the Transaction.
1.3Each of the Purchaser, Guarantor and the Purchaser Parent has taken all necessary action to authorise its entry into and performance of this deed and to carry out the Transaction.
1.4This deed has been duly executed and delivered by each of the Purchaser, Guarantor and the Purchaser Parent.
1.5Each of the Purchaser's, Guarantor’s and the Purchaser Parent’s obligations under this deed are valid and binding and enforceable against the Purchaser or the Purchaser Parent, as applicable in accordance with their terms.
1.6No vote of the stockholders of Purchaser Parent or the holders of any other securities of Purchaser, Guarantor or Purchaser Parent is required by applicable law, the rules and regulations of the New York Stock Exchange or organizational documents of Purchaser, Guarantor or Purchaser Parent in connection with the consummation of the Transaction, including the issuance of any Purchaser Parent Shares in connection therewith.
1.7As at the date of this deed, no:
(a)meeting has been convened, resolution proposed, petition presented or order made for the Purchaser's, Guarantor’s or the Purchaser Parent’s winding up;
(b)receiver, receiver and manager, provisional liquidator, liquidator, administrator or other officer of the court has been appointed in relation to all or any of the Purchaser's, Guarantor’s or the Purchaser Parent’s assets; or
(c)mortgagee in respect of a Purchaser Group Member has taken, attempted to take or indicated an intention to exercise its rights under any security of which it is the mortgagor or chargor.
1.8The entry into and performance of this deed by each of the Purchaser, Guarantor and the Purchaser Parent does not, and carrying out the Transaction will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any person pursuant to:
(a)any provision of the certificate of incorporation or bylaws or other equivalent organizational or governing documents of the Purchaser, Guarantor or the Purchaser Parent, in each case as amended to date; or
(b)applicable law, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to the Purchaser’s, Guarantor’s or the Purchaser Parent’s respective ability to carry out the Transaction or to perform their respective obligations under this deed.
1.9No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Purchaser, Guarantor or the Purchaser Parent in connection with the execution and delivery of this deed or the consummation of the Transaction, except as would not, individually or in the aggregate, be material to the Purchaser’s, Guarantor’s or Purchaser Parent’s ability to carry out the Transaction or to perform their respective obligations under this deed.
1.10There is no Claim pending against the Purchaser, Guarantor or the Purchaser Parent and, to the knowledge of the Purchaser, Guarantor and the Purchaser Parent, no such Claim has been threatened against the Purchaser, Guarantor or the Purchaser Parent, and neither the Purchaser, Guarantor nor the Purchaser Parent is subject to any ruling, order, judgement or determination by any Governmental Authority that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the Purchaser’s, Guarantor’s or the Purchaser Parent abilities to carry out the Transaction or to perform their respective obligations under this deed.
1.11The Purchaser will, as at Completion have, have access to or have the power to direct the payment of sufficient cash, available lines or credit or other sources of immediately available funds in an amount sufficient to meet its obligation to pay the aggregate Upfront Payment.
Warranty 2 – W&I Insurance Policy
The Purchaser warrants to the Vendor Side Parties that the Purchaser has as at the date of this deed insured the Warranties and the indemnities upon the terms and subject to the limitations set out in the W&I Insurance Policy disclosed to the Vendor Side Parties prior to the date of this deed for an amount equal to the W&I Insurance Policy Limit.
Warranty 3 – Purchaser Parent and the Purchaser Parent Shares
3.1Capitalization. Immediately prior to the date of issuance, the shares of Parent Common Stock to be issued to the Accredited Stockholders in connection with the Parent Stock Issuance will be duly and validly reserved for issuance. Upon consummation of the Mergers and the other transactions contemplated by this Agreement in accordance with the terms hereof, the shares of Parent Common Stock to be issued to the Accredited Stockholders in connection with the Parent Stock Issuance shall be duly authorized, validly issued, fully paid and nonassessable, and will be free of any Liens other than (i) Liens created by the Company Stockholders and (ii) Liens imposed by securities Laws. The Parent Stock Issuance will not, at the time of issuance in accordance with the terms of this Agreement, violate any pre-emptive rights, rights of first offer, rights of first refusal or similar rights of any Person.
3.2SEC Reports and Financial Statements.
(a)Since December 31, 2024, Parent has timely filed or furnished the Parent SEC Documents. As of their respective filing dates (or, if amended prior to the date hereof, as of the date of the last such amendment), the Parent SEC Documents complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the New York Stock Exchange, and none of the Parent SEC Documents contained (or, with respect to Parent SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to Parent SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)The consolidated financial statements (including all related notes and schedules) of Parent included or incorporated by reference in the Parent SEC Documents when filed complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and the absence of notes) in conformity with GAAP applied on a consistent basis during the periods involved (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and to the absence of notes).
3.3Internal Controls and Procedures Purchaser Parent has established and maintains, and at all times since December 31, 2024 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Purchaser Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Purchaser Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Purchaser Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since December 31, 2024, Purchaser Parent has not received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Purchaser Parent or any of its internal accounting controls.

Schedule 7 – Adjustment Statement
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Schedule 8 – Vendors' Completion Certificate (clause 5.11)
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Schedule 9 – Earnout provisions
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Schedule 10 – Intellectual Property Rights (Warranty 13)
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Schedule 11 – Leased Properties and Lease Agreements (clause 1.1)
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Schedule 12
[Deliberately left blank]

Schedule 13 – Treatment of Options
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Schedule 14 – Foreign public search records
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Schedule 15 – Permitted Security Interests
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Signing page
EXECUTED as a deed and delivered on the date set out in the Details section.
Vendors

[***]

EST Holders

[***]

Key Persons

[***]

Purchaser, Guarantor and Purchaser Parent

Executed by Horizon BidCo Pty Ltd in accordance with Section 127 of the Corporations Act 2001 (Cth)

/s/ Andrew Dudum	/s/ Oluyemi Okupe
Signature of director	Signature of director
Andrew Dudum	Oluyemi Okupe
Name of director (print)	Name of director (print)

Executed by Hims, Inc. by the following authorised officer)

/s/ Andrew Dudum
Signature of authorised officer	who states that he or she is authorised to sign this document on behalf of the company
Andrew Dudum
Name of authorised officer

Executed by Hims & Hers Health, Inc. by the following authorised officer)

/s/ Andrew Dudum
Signature of authorised officer	who states that he or she is authorised to sign this document on behalf of the company
Andrew Dudum
Name of authorised officer